Exhibit (a)(1)(i)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank manager, accountant, lawyer or other professional advisor.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, Alamos or its agents may, in Alamos’ sole discretion, take such action as Alamos may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in such jurisdiction.

The Offer has not been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

Information has been incorporated by reference in the Offer and Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice-President, Legal of Alamos at Suite 2200, 130 Adelaide Street West, Toronto, Ontario M5H 3P5 and (telephone (416) 368-9932) and are also available electronically on SEDAR at www.sedar.com.

January 14, 2013

ALAMOS GOLD INC.

OFFER TO PURCHASE

all of the outstanding common shares of

AURIZON MINES LTD.

for consideration per Common Share of, at the election of each holder,

Cdn$4.65 in cash (the “Cash Alternative”) or

0.2801 of an Alamos Share (the “Share Alternative”),

subject, in each case, to pro-ration as set out herein

Alamos Gold Inc. (“Alamos”) hereby offers (the “Offer”) to purchase, on the terms and subject to the conditions set out herein, all of the issued and outstanding common shares (the “Common Shares”) of Aurizon Mines Ltd. (“Aurizon”), other than any Common Shares held directly or indirectly by Alamos and its affiliates, and including any Common Shares that may become issued and outstanding after the date hereof but before the Expiry Time (as defined herein) upon the exercise, exchange or conversion of any Convertible Securities (as defined herein).

Each holder of Common Shares (each, a “Shareholder” and, collectively, the “Shareholders”) may elect to receive either the Cash Alternative or the Share Alternative in respect of all of the Shareholder’s Common Shares deposited under the Offer. The total amount of cash available under the Offer is limited to $305,000,000 and the total number of common shares of Alamos (the “Alamos Shares”) available for issuance under the Offer is limited to 23,500,000 Alamos Shares. Assuming that all Shareholders tendered to either the Cash Alternative or the Share Alternative, each Shareholder would be entitled to receive $2.04 in cash and 0.1572 of an Alamos Share for each Common Share tendered (based on 175,431,302 Common Shares issued and outstanding on a fully diluted basis), subject to adjustment for fractional shares.

See Section 1 of the Offer, “The Offer”. In light of the total amount of Alamos Shares available under the Offer relative to the size of the Offer, it is unlikely that Shareholders who elect the Share Alternative will receive only share consideration for their Common Shares.

As of the date hereof, Alamos holds 26,507,283 Common Shares, over 16% of the issued and outstanding Common Shares. See Section 11 of the Circular, “Holdings of Securities of Aurizon” and Section 12 of the Circular “Trading in Securities of Aurizon”.

The Offer is open for acceptance until 5:00 p.m. (Toronto time) on Tuesday, February 19, 2013 (the “Expiry Time”), unless extended or withdrawn.

The Alamos Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “AGI” and the OTC Pink Marketplace (the “OTC”) in the United States under the symbol “AGIGF”. Alamos has applied to the TSX to list the Alamos Shares offered hereunder on the TSX and has applied to list all of the Alamos Shares (including the Alamos Shares offered hereunder) on the New York Stock Exchange (the “NYSE”) under the symbol “AGI”. The Common Shares are listed on the TSX under the symbol “ARZ” and on the NYSE MKT under the symbol “AZK”.

The Offer represents a premium of approximately 40% and 39% based on the respective closing prices of $3.33 and US$3.39 for the Common Shares on the TSX and the NYSE MKT on January 9, 2013. The Offer represents a premium of approximately 37% based on the volume-weighted average price of the Common Shares on the TSX and the NYSE MKT for the 20 trading days ended January 9, 2013.

The Depositary and Information Agent for the Offer is: KINGSDALE SHAREHOLDER SERVICES INC.	The Dealer Manager for the Offer is: DUNDEE CAPITAL MARKETS

The Offer is subject to certain conditions, including, among other things, there being validly deposited under the Offer and not withdrawn at the Expiry Time that number of Common Shares which, together with the Common Shares held by Alamos and its affiliates, represents not less than 66 2/3% of the issued and outstanding Common Shares (calculated on a fully diluted basis). Subject to applicable laws, Alamos reserves the right to extend, withdraw or terminate the Offer and to not take up and pay for any Common Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived at or prior to the Expiry Time. See Section 4 of the Offer, “Conditions of the Offer”.

An investment in Alamos Shares is subject to certain risks. In assessing the Offer, Shareholders should carefully consider the risks described in Section 24 of the Circular, “Risk Factors Related to the Offer” and the risks described in Alamos’ annual information form dated March 29, 2012 for the year ended December 31, 2011, which is incorporated by reference in the Offer and Circular (as defined herein).

Persons whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Registered Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on YELLOW paper), or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) or Direct Registration System (DRS) Advices representing their Common Shares and all other required documents, with Kingsdale Shareholder Services Inc. (the “Depositary and Information Agent”) at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions set out in the Letter of Transmittal (as set out in Section 3 of the Offer, “Manner of Acceptance — Letter of Transmittal”). Alternatively, registered Shareholders may accept the Offer by (i) following the procedures for book-entry transfer of Common Shares set out in Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, or (ii) following the procedure for guaranteed delivery set out in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on GREEN paper), or a manually executed facsimile thereof. Shareholders who hold their Common Shares with a bank, broker or other financial intermediary will not receive a Letter of Transmittal or Notice of Guaranteed Delivery, and should follow the instructions set out by such intermediary to tender their Common Shares.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary and Information Agent or if they make use of the services of a Soliciting Dealer (as defined herein) to accept the Offer.

The cash payments to Shareholders will be denominated in Canadian dollars. However, Shareholders can also elect to receive payment of the cash to which they are entitled under the Offer in U.S. dollars by checking Box 2, Choice A of the Letter of Transmittal, in which case each such Shareholder will have acknowledged and agreed that the exchange rate for one Canadian dollar expressed in U.S. dollars will be based on the exchange rate available to the Depositary and Information Agent at its typical banking institution on the date the funds are converted. A Shareholder electing to receive payment of the cash to which it is entitled under the Offer made in U.S. dollars will have further acknowledged and agreed that any change to the currency exchange rates of the United States or Canada will be at the sole risk of such Shareholder.

Questions and requests for assistance may be directed to the Depositary and Information Agent, Kingsdale Shareholder Services Inc., who can be contacted at 1-866-851-3214 toll free in North America or at 416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com; or Dundee Capital Markets (the “Dealer Manager”) and additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained, without charge, upon request from the Depositary and Information Agent or the Dealer Manager at their respective offices shown on the last page of this document, and are accessible on the Canadian Securities Administrators’ website at www.sedar.com. This website address is provided for informational purposes only and no information contained on, or accessible from, this website is incorporated by reference herein unless otherwise provided.

The information contained in this document speaks only as of the date of this document. Alamos does not undertake to update any such information except as required by applicable Law. Information in the Offer and Circular related to Aurizon has been compiled from public sources.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by Alamos, the Depositary and Information Agent or the Dealer Manager.

NOTICE TO SHAREHOLDERS OUTSIDE CANADA

The Offer is subject to Section 14(d) of the U.S. Exchange Act, Regulation 14D promulgated by the SEC thereunder, Section 14(e) of the U.S. Exchange Act and Regulation 14E promulgated by the SEC thereunder. The offering of Alamos Shares pursuant to the Offer, however, is made by a Canadian issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. The Offer is subject to applicable disclosure requirements in Canada. Shareholders should be aware that such requirements are different from those of the United States and may differ from those in other jurisdictions. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and are subject to Canadian auditing standards and auditor independence rules, and thus may not be comparable to financial statements of United States companies or companies incorporated in other jurisdictions.

Shareholders in the United States should be aware that the disposition of Common Shares by them as described herein may have tax consequences in the United States, Canada and other jurisdictions. Such consequences may not be fully described herein and such holders are urged to consult their tax advisors. See Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations” and Section 20 of the Circular, “U.S. Federal Income Tax Considerations”.

The enforcement by Shareholders of civil liabilities under U.S. federal or state securities laws or applicable laws in other jurisdictions may be affected adversely by the fact that Alamos is governed by the laws of Canada, that some of its officers and directors are residents of jurisdictions other than the United States, that the Dealer Manager and some of the experts named in the Circular are Canadian residents and that all or a substantial portion of the assets of Alamos and such persons may be located outside the United States or such other jurisdictions. The enforcement by Shareholders of civil liabilities under the securities laws of the United States or applicable laws in other jurisdictions may also be affected adversely by the fact that some of Aurizon’s officers and directors are resident outside the United States or such other jurisdictions and that all or a substantial portion of the assets of Aurizon and Aurizon’s officers and directors may be located outside the United States or such other jurisdictions. It may be difficult to compel Alamos or any of the aforementioned persons to subject itself to the judgment of a court in the United States or any such other jurisdiction.

THE ALAMOS SHARES AND THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Alamos has filed with the United States Securities and Exchange Commission (the “SEC”) a Registration Statement on Form F–10 (the “Registration Statement”), a Tender Offer Statement on Schedule TO (the “Tender Offer Statement”) and other documents and information, and expects to mail the Offer and Circular to Shareholders. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE TENDER OFFER STATEMENT AND THE OFFER AND CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and Shareholders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Alamos will be available free of charge from Alamos. You should direct requests for documents to the Vice-President, Legal of Alamos at Suite 2200, 130 Adelaide Street West, Toronto, Ontario M5H 3P5, telephone (416) 368-9932. To obtain timely delivery, such documents should be requested not later than February 11, 2013, five business days before the Expiry Date.

This document does not generally address the income tax consequences of the Offer to Shareholders in any jurisdiction outside Canada or the United States. Shareholders in a jurisdiction outside Canada or the United States should be aware that the disposition of Common Shares may have tax consequences which may not be described herein. Accordingly, Shareholders outside Canada and the United States should consult their own tax advisors with respect to tax considerations applicable to them.

The Offer does not constitute an offer to sell or a solicitation of an offer to buy any securities in any state in the United States or any other jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor is this document being mailed to, nor will deposits of Common Shares be accepted from or on behalf of, Shareholders in any state in the United States or any other jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such state or other jurisdiction. Alamos or its agents may, in its or their sole discretion, take such action as it or they may deem desirable to extend the Offer to Shareholders in any such state or other jurisdiction. Notwithstanding the foregoing, Alamos or its agents may elect not to complete such action in any given instance. Accordingly, Alamos cannot at this time assure Shareholders that otherwise valid tenders can or will be accepted from holders resident in all states in the United States and all other jurisdictions.

Unless otherwise indicated, all resource and reserve estimates included or incorporated by reference into the Offer and Circular have been prepared in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. NI 43-101 is a rule developed by the Canadian Securities

Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101 and the CIM standards. These definitions differ from the definitions in SEC Industry Guide 7 (“SEC Industry Guide 7”) under the U.S. Securities Act and the U.S. Exchange Act. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101 and the CIM standards; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre–feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. See Section 24 of the Circular, “Risk Factors Related to the Offer — There are differences in U.S. and Canadian practices for reporting mineral reserves and resources”.

These standards differ significantly from the requirements of the SEC, and mineral reserve and mineral resource information contained or incorporated by reference herein may not be comparable to similar information disclosed by United States companies.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Common Shares and is not made for any options or any other rights to acquire Common Shares (collectively, “Convertible Securities”). Any holder of Convertible Securities who wishes to accept the Offer should, subject to and to the extent permitted by the terms of such Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities in order to obtain certificates representing Common Shares and deposit such Common Shares in accordance with the Offer. See Section 1 of the Offer, “The Offer”. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received certificates representing the Common Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The tax consequences to holders of Convertible Securities of exercising or not exercising such securities are not described in the Offer and Circular. Holders of such Convertible Securities should consult their own tax advisors with respect to the potential income tax consequences to them in connection with the decision to exercise or not exercise such securities.

REPORTING CURRENCY AND CURRENCY EXCHANGE RATE INFORMATION

Unless otherwise indicated, all references to “$”, “Cdn$” or “dollars” in the Offer and Circular are to Canadian dollars.

The following table sets forth the high and low exchange rates for one U.S. dollar expressed in Canadian dollars for each period indicated, the average of the exchange rate for each period indicated and the exchange rate at the end of such period, based upon the noon buying rates provided by the Bank of Canada:

	Year Ended December 31

	2012	2011	2010

High	1.0418	1.0604	1.0778

Low	0.9710	0.9449	0.9946

Rate at end of period	0.9949	1.0170	0.9946

Average rate for period	0.9996	0.9891	1.0299

The Bank of Canada noon rate of exchange on January 9, 2013 for Canadian dollars was US$1.00 = Cdn$0.9868.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in the Summary, the Offer and Circular, including under Section 3 of the Circular, “Background to the Offer”; Section 4 of the Circular, “Reasons to Accept the Offer”; Section 5 of the Circular, “Purpose of the Offer and Alamos’ Plans for Aurizon”; Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”; and Section 18 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”, in addition to certain statements contained elsewhere in the Offer and Circular or incorporated by reference herein, are forward-looking statements, including within the meaning of the U.S. Exchange Act. All statements other than statements of historical fact included in the Offer and Circular or incorporated by reference herein, including, without limitation, statements regarding forecast gold production, gold grades, recoveries, waste-to-ore ratios, total cash costs, potential mineralization and reserves, exploration results, and future plans and objectives of Alamos, are forward-looking statements that involve various risks and uncertainties. These forward-looking statements include, but are not limited to, statements with respect to mining and processing of mined ore, achieving projected recovery rates, anticipated production rates and mine life, operating efficiencies, costs and expenditures, changes in mineral resources and conversion of mineral resources to proven and probable reserves, and other information that is based on forecasts of future operational or financial results, estimates of amounts not yet determinable and assumptions of management.

Exploration results that include geophysics, sampling, and drill results on wide spacings may not be indicative of the occurrence of a mineral deposit. Such results do not provide assurance that further work will establish sufficient grade, continuity, metallurgical characteristics and economic potential to be classed as a category of mineral resource. A mineral resource that is classified as “inferred” or “indicated” has a great amount of uncertainty as to its existence and economic and legal feasibility. It cannot be assumed that any or part of an “indicated mineral resource” or “inferred mineral resource” will ever be upgraded to a higher category of resource. Investors are cautioned not to assume that all or any part of mineral deposits in these categories will ever be converted into proven and probable reserves.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be “forward-looking statements”. Forward-looking statements are subject to a variety of risks and uncertainties that could cause actual events or results to differ from those reflected in the forward-looking statements.

There can be no assurance that forward-looking statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from Alamos’ expectations include risks related to the Offer, fluctuations in the value of the consideration; integration issues; the effect of the Offer on the market price of Alamos Shares; the exercise of dissent rights in connection with a Compulsory Acquisition or Subsequent Acquisition Transaction; the liquidity of the Common Shares; risks associated with Aurizon becoming a subsidiary of Alamos; differences in Shareholder interests; the reliability of the information regarding Aurizon; change of control provisions; risks associated with obtaining governmental and regulatory approvals; failure to maintain effective internal controls; the liquidity of Alamos Shares on the NYSE; the effect of the Offer on non-Canadian Shareholders; and risks related to the on-going business of Alamos, including risks related to international operations; the actual results of current exploration activities; conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as future prices of gold and silver, as well as those risk factors described in Section 24 of the Circular, “Risk Factors Related to the Offer” and in the section entitled “Risk Factors” that is included in Alamos’ annual information form dated March 29, 2012 incorporated by reference herein. Although Alamos has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

NOTICE REGARDING AURIZON INFORMATION

Except as otherwise indicated herein, the information concerning Aurizon contained in the Offer and Circular has been taken from or is based upon publicly available information filed with Canadian securities regulators and other public sources available as at January 11, 2013. Aurizon has not reviewed the Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of Aurizon contained herein. Neither Alamos, nor any person acting jointly or in concert with Alamos, nor any of the directors or officers of Alamos or such persons, assumes any responsibility for the accuracy or completeness of such information or any failure by Aurizon to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Alamos or such persons. Except as otherwise indicated herein, Alamos has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from publicly available information regarding Aurizon or whether there has been any failure by Aurizon to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information.

-i-

TABLE OF CONTENTS

(continued)

-ii-

SUMMARY TERM SHEET

The following sets forth material information with respect to the Offer. The questions and answers below are not meant to be a substitute for the more detailed description and information contained in the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read the entire Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery carefully prior to making any decision regarding whether or not to tender your Common Shares. We have included cross-references in this section to other sections of the Offer and Circular where you will find more complete descriptions of the topics mentioned below. Unless otherwise defined herein, capitalized terms have the meanings given to them in the Glossary.

Who is offering to buy my Common Shares?

Alamos, a corporation existing under the Laws of the Province of British Columbia, is a Canadian-based gold producer that owns and operates the Mulatos Mine in Mexico, and has exploration and development activities in Mexico and Turkey. The Alamos Shares are listed and trade on the TSX under the symbol “AGI” and are quoted on the OTC under the symbol “AGIGF”. Alamos’ head office is located at Suite 2200, 130 Adelaide Street West, Toronto, Ontario M5H 3P5 and its registered and records office is located at Suite 3350, Four Bentall Centre, 1055 Dunsmuir Street, P.O. Box 49222, Vancouver, British Columbia V7X 1L2.

See Section 1 of the Circular, “Alamos”.

What is Alamos proposing?

Alamos is offering to purchase all of the issued and outstanding Common Shares not currently held by Alamos and its affiliates, subject to the terms and conditions set forth in the Offer and Circular.

See Section 1 of the Offer, “The Offer” and Section 4 of the Offer, “Conditions of the Offer”.

What would I receive in exchange for my Common Shares?

For each Common Share you hold, Alamos is offering:

(a)	$4.65 in cash under the Cash Alternative; or

(b)	0.2801 of an Alamos Share under the Share Alternative,

in each case as elected by you in the applicable Letter of Transmittal or Notice of Guaranteed Delivery, and subject to pro-ration as more fully described in Section 1 of the Offer, “The Offer”.

The total amount of cash available under the Offer is limited to $305,000,000 and the total number of Alamos Shares available for issuance under the Offer is limited to 23,500,000 Alamos Shares. Assuming that all Shareholders tendered to either the Cash Alternative or the Share Alternative, each Shareholder would be entitled to receive $2.04 in cash and 0.1572 of an Alamos Share for each Common Share tendered (based on 175,431,302 Common Shares issued and outstanding on a fully diluted basis), subject to adjustment for fractional shares. For greater certainty, unless a Shareholder receives only cash consideration or only share consideration for all Common Shares tendered by the Shareholder, in all circumstances a Shareholder will receive a proportionate amount of cash and Alamos Shares as consideration for the Common Shares tendered by such Shareholder under the Offer. Applicable U.S. securities laws do not permit Alamos to have more than one Take-Up Date as a result of pro rating the consideration offered under the Offer. Alamos currently intends to seek such relief as may be available to permit it to take up Common Shares on more than one Take-Up Date; although, there can be no assurances that Alamos will be granted such relief.

Shareholders can also elect to receive payment of the cash to which they are entitled under the Offer in U.S. dollars based on the exchange rate available to the Depositary and Information Agent at its typical banking institution on the date the funds are converted.

See Section 1 of the Offer, “The Offer”.

I

What are some of the significant conditions to the Offer?

The Offer is subject to several conditions, some of the most important of which are as follows:

•

There being validly deposited under the Offer and not withdrawn at the Expiry Time, such number of Common Shares which, together with Common Shares directly or indirectly held by Alamos and its affiliates, constitutes at least 66 2/3% of the total issued and outstanding Common Shares (calculated on a fully diluted basis);

•	Alamos having obtained all requisite approvals, including under the Competition Act, the HSR Act and requisite stock exchanges, and the applicable waiting period having expired or been terminated; and

•	Alamos having determined that there does not exist and there has not occurred, a Material Adverse Change.

The Offer is not subject to any financing condition.

See Section 4 of the Offer, “Conditions of the Offer”, for additional conditions of the Offer.

Why is Alamos making the Offer?

Alamos is making the Offer because it wants to acquire control of, and ultimately the entire equity interest in, Aurizon. If Alamos completes the Offer but does not then own 100% of the Common Shares, Alamos currently intends to acquire any Common Shares not deposited under the Offer in a second-step transaction. This transaction will take the form of a Compulsory Acquisition or a Subsequent Acquisition Transaction.

See Section 3 of the Circular, “Background to the Offer”, and Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”.

Why should Shareholders accept Alamos’ offer to buy Aurizon?

Alamos believes that the Offer will deliver superior value to Shareholders because:

•	Alamos is offering a significant premium to the market price for the Common Shares at the time Alamos’ intention to make an offer was announced;

•	the transaction will immediately create a new leading intermediate gold mining company with increased diversification, scale and liquidity;

•

Alamos offers the Shareholders the benefits of both the project development and operation expertise of the Alamos management team with a solid track record and proven experience in the gold industry as well as access to pro forma combined estimated cash and cash equivalents and short-term investments of approximately US$209.7 million with which to advance projects without any near-term dilution;

•	Alamos’ balance sheet and operating cash flow will be available to support the strong growth profile of the combined company without an expectation of a need for any equity capital raisings; and

•

Shareholders who tender to the Offer for Alamos Shares will gain exposure to the world-class projects of Alamos including the producing Mulatos Mine in Mexico, one of the world’s most profitable gold mines, the advanced-stage Ağı Dağı and Kirazlı projects in Turkey and other earlier-stage exploration properties in both Mexico and Turkey, any future increases in value associated with the continued exploration and development of Aurizon’s portfolio of assets, as well as production at Aurizon’s flagship Casa Berardi Gold Mine.

See Section 4 of the Circular, “Reasons to Accept the Offer”.

What securities are being sought in the Offer?

Alamos is offering to purchase all of the issued and outstanding Common Shares. Based on publicly available information, Alamos believes that, as of December 18, 2012, there were 175,431,302 Common Shares issued and outstanding (on a fully diluted basis). The Offer includes Common Shares that may become outstanding after the date of the Offer, but prior to the Expiry Time, upon the exercise of any Convertible Securities. The Offer is not being made for any Convertible Securities or other rights to acquire Common Shares.

II

See Section 1 of the Offer, “The Offer”.

How will Convertible Securities be treated in the Offer?

The Offer being is made only for outstanding Common Shares and not for any Convertible Securities. Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms thereof and applicable Law, fully exercise, exchange or convert such securities sufficiently in advance of the Expiry Time of the Offer in order to obtain Common Shares that may be deposited in accordance with the terms of the Offer.

If Alamos takes up and pays for Common Shares tendered under the Offer and not validly withdrawn, it currently intends to implement a Compulsory Acquisition, a Subsequent Acquisition Transaction, or take such other action as may be available to Alamos. In the event that Alamos implements a Subsequent Acquisition Transaction, it may be structured in such a manner that the holders of Convertible Securities will, pursuant to the terms thereof, receive Alamos Shares upon the proper exercise or conversion of the Convertible Securities. The number of Alamos Shares to be issued and the exercise price therefor will reflect the exchange ratio used in the Offer. Alternatively, Alamos may take any other actions available to it to cause the exercise or termination of any remaining Convertible Securities.

Will fractional shares be issued in the Offer?

No. Alamos will not issue fractional Alamos Shares. Instead, where a Shareholder is to receive Alamos Shares as consideration under the Offer and the aggregate number of Alamos Shares to be issued to such Shareholder would result in a fraction of an Alamos Share being issuable, the number of Alamos Shares to be received by such Shareholder will be rounded down to the nearest whole Alamos Share and the amount of cash to be received by such Shareholder will correspondingly be rounded down to the nearest whole cent.

How many Alamos Shares could be issued pursuant to the Offer?

Alamos expects to issue approximately 23,500,000 Alamos Shares under the Offer based on the number of Common Shares issued and outstanding on a fully diluted basis as of January 9, 2013, as publicly disclosed by Aurizon and assuming that all of the Common Shares issued and outstanding as at January 9, 2013 (other than Common Shares held by Alamos or its affiliates) are acquired upon completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, and assuming that all of the holders of in-the-money options of Aurizon elect to exercise their options in advance of the successful completion of the Offer.

See Section 1 of the Offer, “The Offer”.

Will my ownership and voting rights as a shareholder of Alamos be the same as my ownership and voting rights as a shareholder of Aurizon?

As noted above, Alamos expects to issue approximately 23,500,000 Alamos Shares in connection with the Offer, which would result in there being a total of approximately 150,955,788 Alamos Shares issued and outstanding (based on the number of Alamos Shares issued and outstanding as at January 9, 2013), with Shareholders holding approximately 15.6% of the Alamos Shares on an issued basis. Each Common Share carries the right to one vote at meetings of Shareholders. Each Alamos Share carries the right to one vote at meetings of Alamos shareholders.

See Section 9 of the Circular, “Certain Information Concerning Alamos – Authorized and Outstanding Share Capital” and Section 25 of the Circular, “Risk Factors Related to the Offer”.

How long do I have to decide whether to tender to the Offer?

The Offer is open for acceptance until 5:00 p.m. (Toronto time) on February 19, 2013, or until such other time and date as is set out in a notice of variation of the Offer as Alamos determines, issued at any time and from time to time at its discretion.

See Section 2 of the Offer, “Time for Acceptance”.

III

Can the Expiry Time for the Offer be extended?

Yes. Alamos may, in its sole discretion, elect to extend the Expiry Time for the Offer from the time referenced in the answer to the previous question. Under certain circumstances, Alamos may be required to extend the Expiry Time for the Offer under applicable Canadian and U.S. securities laws. If Alamos elects or is required to extend the Expiry Time for the Offer, it will publicly announce the variation and, if required by applicable Law, Alamos will mail you a copy of the notice of variation.

See Section 5 of the Offer, “Extension, Variation or Change to the Offer”.

Alamos may also elect and reserve the right to provide a Subsequent Offering Period for the Offer. A Subsequent Offering Period, if one is provided, will be an additional period of time of no less than 10 days beginning after Alamos has accepted for purchase all Common Shares previously tendered during the Offer, during which period Shareholders may tender their Common Shares. There would be no condition to the Offer to purchase these tendered Common Shares. See “Time for Acceptance” in Section 2 of the Offer. Alamos will permit withdrawal of Common Shares tendered during a Subsequent Offering Period, if there is one, until such time as they are taken up.

See Section 8 of the Offer, “Withdrawal of Deposited Common Shares”.

How do I tender my Common Shares?

If you hold Common Shares in your own name, you may accept the Offer by depositing certificates representing your Common Shares, together with a duly completed and signed Letter of Transmittal and all other documents required by the instructions to the Letter of Transmittal, at the office of the Depositary and Information Agent specified in the Letter of Transmittal. If your Common Shares are registered in the name of a nominee (commonly referred to as “in street name” or “street form”), you should contact your broker, investment dealer, bank, trust company or other nominee for assistance in tendering your Common Shares to the Offer. You should request your nominee to effect the transaction.

Shareholders may also accept the Offer pursuant to the procedures for book-entry transfer detailed in the Offer and Circular and have your Common Shares tendered by your nominee through CDS or DTC, as applicable. Shareholders are invited to contact the Depositary and Information Agent for further information regarding how to accept the Offer. The Depositary and Information Agent can be contacted at 1-866-851-3214 toll free in North America or at 416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com.

See Section 3 of the Offer, “Manner of Acceptance”.

What if I have lost my Common Share certificate(s) but wish to tender my Common Shares to the Offer?

You should complete your Letter of Transmittal as fully as possible and state in writing the circumstances surrounding the loss and forward the documents to the Depositary and Information Agent. The Depositary and Information Agent will forward a copy to the transfer agent for the Common Shares and such transfer agent will advise you of the replacement requirements, which must be completed and returned before the Expiry Time.

See Section 3 of the Offer, “Manner of Acceptance”.

Will I be able to trade the Alamos Shares I receive?

You will be able to trade the Alamos Shares that you will receive under the Offer. Statutory exemptions allow such trading in Canada and upon the Registration Statement becoming effective in the United States, non–“affiliates” (as defined in Rule 144 under the U.S. Securities Act) of Alamos will be able to trade their Alamos Shares received under the Offer in the United States. Alamos has applied to list the Alamos Shares offered to Shareholders pursuant to the Offer on the TSX and all of the Alamos Shares (including the Alamos Shares offered hereunder) on the NYSE.

If I accept the Offer, when will I receive the consideration for my Common Shares?

If the conditions of the Offer are satisfied or waived, and if Alamos consummates the Offer and takes up your Common Shares, you will receive the consideration for the Common Shares tendered to the Offer, based on whether you elected the Cash Alternative or the Share Alternative (subject to pro ration), promptly after the Expiry Time.

IV

See Section 6 of the Offer, “Take-Up and Payment for Deposited Common Shares”.

Who is the Depositary and Information Agent under the Offer?

Kingsdale Shareholder Services Inc. is acting as Depositary and Information Agent under the Offer. The Depositary and Information Agent will be responsible for receiving certificates representing Common Shares and accompanying Letters of Transmittal and other documents. The Depositary and Information Agent is also responsible for receiving Notices of Guaranteed Delivery, giving notices, if required, and making payment for all Common Shares purchased by Alamos under the terms of the Offer. The Depositary and Information Agent will also facilitate book-entry tenders of Common Shares. Kingsdale Shareholder Services Inc. can be contacted at 1-866-851-3214 toll free in North America or at 416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com.

See Section 27 of the Circular, “Depositary and Information Agent”.

Will I be able to withdraw previously tendered Common Shares?

Yes. You may withdraw Common Shares previously tendered by you at any time (i) before Common Shares deposited under the Offer are taken up by Alamos under the Offer (including during any Subsequent Offering Period), (ii) if your Common Shares have not been paid for by Alamos within three business days after having been taken up, and (iii) in certain other circumstances.

See Section 8 of the Offer, “Withdrawal of Deposited Common Shares”.

How do I withdraw previously tendered Common Shares?

You must send a notice of withdrawal to the Depositary and Information Agent prior to the occurrence of certain events and within the time periods set forth in Section 8 of the Offer, “Withdrawal of Deposited Common Shares”, and the notice must contain specific information outlined therein.

See Section 8 of the Offer, “Withdrawal of Deposited Common Shares”.

Will I have to pay any fees or commissions?

If you are the registered owner of your Common Shares and you tender your Common Shares directly to the Depositary and Information Agent, you will not have to pay brokerage fees or incur similar expenses. If you own your Common Shares through a broker or other nominee and your broker tenders the Common Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

What will happen if the Offer is withdrawn?

Unless all of the conditions to the Offer have been satisfied or waived at or prior to the Expiry Time, Alamos will not be obligated to take up and purchase Common Shares tendered to the Offer and Alamos may withdraw the Offer. If the Offer is withdrawn in this manner, all of your Common Shares that were deposited and not withdrawn will be returned to you with no payment.

How will a Shareholder be treated for Canadian federal income tax purposes?

A Shareholder who is a resident of Canada, who holds Common Shares as capital property and who sells such shares pursuant to the Offer will realize a capital gain (or capital loss) to the extent that the proceeds of disposition of such shares exceed (or are less than) the total of the adjusted cost base to the Shareholder of such shares and any reasonable costs of disposition. However, a Shareholder who is an Eligible Holder and who elects (or is deemed to elect) the Share Alternative or elects the Cash Alternative but the prorating provisions of the Offer apply may, depending on the circumstances, obtain a full or partial tax-deferred “rollover” by making a joint election with Alamos in prescribed form pursuant to subsection 85(1) or, where the Shareholder is a partnership, subsection 85(2) of the Tax Act (and the corresponding provisions of any applicable provincial legislation). A Shareholder who elects the Share Alternative may in certain circumstances obtain an automatic tax-deferred “rollover”.

V

A Shareholder who is not a resident of Canada generally will not be subject to tax under the Tax Act on any capital gain realized on a disposition of such Shareholder’s Common Shares to the Offer unless such Common Shares are “taxable Canadian property” and are not “treaty-protected property” of such Shareholder.

The foregoing is a brief summary of Canadian federal income tax consequences only and is qualified by the description of Canadian federal income tax considerations in Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations”. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares pursuant to the Offer or a disposition of Common Shares pursuant to any Compulsory Acquisition or Subsequent Acquisition Transaction.

How will U.S. Holders of Common Shares be treated for U.S. federal income tax purposes?

Unless Aurizon amalgamates with a subsidiary of Alamos and certain other requirements are met, the disposition of Common Shares pursuant to the Offer for Alamos Shares and/or cash generally will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder will recognize gain or loss on such disposition of Common Shares in an amount equal to the difference between (i) the sum of the fair market value of the Alamos Shares and cash received (both determined in U.S. dollars) and (ii) such U.S. Holder’s adjusted tax basis in the Common Shares surrendered. If Aurizon amalgamates with a subsidiary of Alamos and certain other requirements are met, then, although there is limited authority and thus substantial uncertainty, the disposition of Common Shares pursuant to the Offer should qualify as an exchange pursuant to a tax-deferred reorganization under Section 368(a) of the Code, in which event a U.S. Holder would only recognize gain to the extent of cash (determined in U.S. dollars) received but would not recognize any loss. In addition, the specific U.S. federal income tax consequences to a U.S. Holder will depend on whether Aurizon has been a PFIC during a U.S. Holder’s holding period for its Common Shares.

The foregoing summary is qualified in its entirety by the more detailed information under Section 20 of the Circular, “U.S. Federal Income Tax Considerations”. Each U.S. Holder should consult an independent tax advisor regarding the U.S. federal income tax consequences of a disposition of Common Shares pursuant to the Offer.

Is Alamos’ financial condition relevant to my decision to tender my Common Shares to the Offer?

Yes. Alamos Shares will be issued to Shareholders who validly tender their Common Shares, so you should consider Alamos’ financial condition before you decide to tender your Common Shares to the Offer. In considering Alamos’ financial condition, you should review the documents included and incorporated by reference in the Offer and Circular because they contain detailed business, financial and other information about Alamos.

See Section 1 of the Circular, “Alamos”.

If I decide not to tender, how will my Common Shares be affected?

If Alamos takes up and pays for the Common Shares validly tendered under the Offer, Alamos currently intends to take such action as is necessary, including effecting a Compulsory Acquisition or a Subsequent Acquisition Transaction, to acquire any Common Shares not tendered. It is Alamos’ current intention that the consideration to be offered for Common Shares under such Compulsory Acquisition or Subsequent Acquisition Transaction will be the same consideration offered pursuant to the Offer. In connection with such a transaction, you may have dissent rights. However, Alamos reserves the right not to complete a Compulsory Acquisition or a Subsequent Acquisition Transaction.

See Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”.

Will Aurizon continue as a public company?

If, as a result of the Offer and any subsequent transaction, the number of Shareholders is sufficiently reduced, Aurizon may become eligible to cease to be a reporting issuer in Canada and/or the United States. To the extent permitted by applicable Law, Alamos intends to delist the Common Shares from the TSX and the NYSE MKT and, where applicable, to cause Aurizon to cease to be a public company in Canada and the United States. The rules and regulations of the TSX and NYSE MKT could also, upon the consummation of the Offer and/or a subsequent transaction, lead to the delisting of the Common Shares from such exchanges.

See Section 5 of the Circular, “Purpose of the Offer and Alamos’ Plans for Aurizon”.

VI

What is the market value of my Common Shares?

On January 9, 2013, the closing price of the Common Shares listed on the TSX and NYSE MKT was $3.33 and US$3.39, respectively. The volume-weighted average price of the Common Shares on the TSX and NYSE MKT for the 20 trading days ended January 9, 2013 was $3.40 and US$3.45, respectively. Based on the closing prices of the Alamos Shares on the TSX on January 9, 2013, the Offer represented a premium of approximately 40% over the closing prices of the Common Shares on the TSX on the same date. Based on the volume-weighted average price of the Alamos Shares on the TSX and NYSE MKT for the 20 trading days ended January 9, 2013, the Offer represented a premium of approximately 37% over the volume-weighted average price of the Common Shares on the TSX and NYSE MKT for the same period.

Alamos urges you to obtain recent quotations for the Common Shares and Alamos Shares before deciding whether or not to tender your Common Shares to the Offer.

See Section 18 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”.

If the Offer is successful will the board of directors and management of Aurizon change?

If the Offer is successful, it is anticipated that the current management of Alamos will manage Aurizon in place of Aurizon’s current management, and that the board of directors of Aurizon will be replaced by nominees of Alamos.

See Section 5 of the Circular, “Purpose of the Offer and Alamos’ Plans for Aurizon”.

Who can I call with questions about the Offer or for more information?

You can call our Depositary and Information Agent, Kingsdale Shareholder Services Inc., if you have questions or requests for additional copies of the Offer and Circular. Questions and requests should be directed to the following telephone numbers:

The Depositary and Information Agent for the Offers is:

By Registered Mail	By Hand or by Courier

The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2	The Exchange Tower 130 King Street West, Suite 2950, Toronto, Ontario M5X 1E2

North American Toll Free Phone:

1-866-851-3214

VII

E-mail: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272

VIII

SUMMARY

The following is a summary only and is qualified in its entirety by the detailed provisions contained in the Offer and Circular. You should read the Offer and Circular in their entirety. Certain capitalized and other terms used in this summary, where not otherwise defined herein, are defined in the Glossary. All currency amounts expressed herein, unless otherwise indicated, are in Canadian dollars.

Except as otherwise indicated herein, the information concerning Aurizon contained in the Offer and Circular has been taken from or is based upon publicly available information filed with Canadian securities regulators and other public sources available as at January 11, 2013. Aurizon has not reviewed the Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of Aurizon contained herein. Neither Alamos, nor any person acting jointly or in concert with Alamos, nor any of the directors or officers of Alamos or such persons, assumes any responsibility for the accuracy or completeness of such information or any failure by Aurizon to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Alamos or such persons. Except as otherwise indicated herein, Alamos has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from publicly available information regarding Aurizon or whether there has been any failure by Aurizon to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information.

The Offer

Alamos is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares, other than any Common Shares held directly or indirectly by Alamos and its affiliates, and including, for greater certainty, any Common Shares that may become issued and outstanding upon the exercise, exchange or conversion of Convertible Securities after the date hereof but prior to the Expiry Time, for consideration per Common Share of, at the election of the Shareholder:

(a)	$4.65 in cash for each Common Share; or

(b)	0.2801 of an Alamos Share for each Common Share,

subject, in each case, to pro-ration as set forth herein. The Offer is made only for Common Shares, and is not made for any other securities.

Assuming that all Shareholders tendered their Common Shares to either the Cash Alternative or the Share Alternative, each Shareholder would be entitled to receive $2.04 in cash and 0.1572 of an Alamos Share for each Common Share tendered (based on 175,431,302 Common Shares issued and outstanding on a fully diluted basis), subject to adjustment for fractional shares, as described herein. For greater certainty, unless a Shareholder receives only cash consideration or only share consideration for all Common Shares tendered by the Shareholder, in all circumstances a Shareholder will receive a proportionate amount of cash and Alamos Shares as consideration for the Common Shares tendered by such Shareholder under the Offer. Applicable U.S. securities laws do not permit Alamos to have more than one Take-Up Date as a result of pro rating the consideration offered under the Offer. Alamos currently intends to seek such relief as may be available to permit it to take up Common Shares on more than one Take-Up Date; although, there can be no assurances that Alamos will be granted such relief.

The cash payments to Shareholders will be denominated in Canadian dollars. However, Shareholders can also elect to receive payment of the cash to which they are entitled under the Offer in U.S. dollars by checking Box 2, Choice A of the Letter of Transmittal, in which case each such Shareholder will have acknowledged and agreed that the exchange rate for one Canadian dollar expressed in U.S. dollars will be based on the exchange rate available to the Depositary and Information Agent at its typical banking institution on the date the funds are converted. A Shareholder electing to receive payment of the cash to which it is entitled under the Offer made in U.S. dollars will have further acknowledged and agreed that any change to the currency exchange rates of the United States or Canada will be at the sole risk of such Shareholder. The Depositary and Information Agent may receive a fee from its banking institution for referring foreign exchange transactions to it.

See Section 1 of the Offer, “The Offer”.

The obligation of Alamos to take up and pay for Common Shares pursuant to the Offer is subject to certain conditions. See Section 4 of the Offer, “Conditions of the Offer”.

i

Time for Acceptance

The Offer is open for acceptance during the period commencing on the date hereof and ending at 5:00 p.m. (Toronto time) on Tuesday, February 19, 2013, or such later time or times and date or dates to which the Offer may be extended from time to time by Alamos, in accordance with Section 5 of the Offer, “Extension, Variation or Change of the Offer”, unless the Offer is withdrawn by Alamos. Any decision to extend the Offer, including for how long, will be made prior to the Expiry Time. See Section 2 of the Offer, “Time for Acceptance”.

Alamos

Alamos is a gold mining and exploration company engaged in exploration, mine development, and the mining and extraction of precious metals, primarily gold. Alamos’ operating asset is the Mulatos Mine which was acquired in February 2003, and is located within the 30,536-hectare Salamandra Concessions in the state of Sonora, Mexico. In January 2010, Alamos acquired the development-stage Ağı Dağı and Kirazlı Projects in the Biga district of northwestern Turkey. In 2011, Alamos discovered the Çamyurt project, located approximately three kilometers from the Ağı Dağı Project, which Alamos believes has the potential to become a stand-alone mining project. Alamos is a public corporation that is listed on the TSX under the symbol “AGI” and has a quoted market value of approximately $2.0 billion as of the close of trading on January 9, 2013. Alamos has applied to list the Alamos Shares on the NYSE under the symbol “AGI”. Alamos is also quoted on the OTC under the symbol “AGIGF”. Alamos expects that the Alamos Shares will cease being quoted on the OTC upon its listing on the NYSE.

Since the start of operations at the Mulatos Mine in Mexico in 2006, Alamos has focused on continued operating improvements and conducting exploration programs to increase reserves and resources. In 2012, the Mulatos Mine produced 200,000 ounces of gold. This represents the fifth consecutive year in which the Mulatos Mine has produced in excess of 150,000 ounces of gold. In the fiscal year ended December 31, 2012, Alamos generated revenues of $329.4 million, compared to $227.4 million in 2011. As at December 31, 2012, Alamos had in excess of $350 million in cash and cash equivalents and short-term investments. As of the date hereof, Alamos owns 26,507,283 Common Shares. See Section 1 of the Circular, “Alamos”.

Aurizon

Aurizon is a Canadian-based gold producer with operations and development activities in the Abitibi region of northwestern Québec. Since 1988, Aurizon has been involved in the acquisition, exploration, development and operation of a number of gold properties in North America. Aurizon owns 100% of the producing Casa Berardi Gold Mine and also owns a 100% interest in the Joanna Gold development project, a development-stage gold property on which a feasibility study has been commissioned for the Hosco deposit. In addition, Aurizon has staked mineral claims, and/or entered into agreements with junior exploration companies to acquire interests in several early stage exploration projects. Aurizon is a public corporation that is listed on the TSX under the symbol “ARZ” and on the NYSE MKT under the symbol “AZK” and has a quoted market value on the TSX and the NYSE MKT of approximately $548 million and US$558 million, respectively, as of the close of trading on January 9, 2013.

Aurizon’s productions from the Casa Berardi Gold Mine in 2011, 2010 and 2009 were 163,845 ounces, 141,116 ounces and 159,261 ounces, respectively. Aurizon’s principal product is gold, with gold sales currently accounting for all of Aurizon’s revenues. See Section 2 of the Circular, “Aurizon”.

Reasons to Accept the Offer

Shareholders should consider the following factors in making a decision to accept the Offer:

•

Significant Premium. Based on the closing price of $16.60 per Alamos Share on the TSX on January 9, 2013, the consideration offered under the Offer has a value of $4.65 per Common Share, representing a premium of approximately 40% and 39%, respectively, over the closing price of $3.33 and US$3.39 per Common Share on the TSX and NYSE MKT on January 9, 2013. Based on the volume-weighted average price of Alamos Shares on the TSX for the 20 trading days ended January 9, 2013, the Offer represents a premium of approximately 37% over the volume-weighted average price of the Common Shares on the TSX and NYSE MKT for the same period.

•

Creation of a Leading Intermediate Gold Company. The combination of Alamos and Aurizon will immediately create a new leading intermediate gold mining company with increased diversification, scale and liquidity. The combined entity is anticipated to have an estimated market capitalization of approximately US$2.6 billion, with enhanced visibility among the international investor community as well as continued exposure to the North American capital markets through listings on both the TSX and the NYSE. The combined company, with two steady producing, low cost mines located in stable jurisdictions, will be strongly positioned for growth.

•

Established, Well-funded, Shareholder Focused Team in Place. Alamos offers Shareholders the benefits of both the project development and operation expertise of the Alamos management team as well as access to pro forma combined estimated cash and cash equivalents and short-term investments of approximately US$209.7 million with which to advance projects without any near-term dilution. Alamos will continue to be guided by a board of directors and management team with extensive project development, acquisition, operation and other relevant industry experience necessary to advance projects from the exploration stage through production and to create shareholder value by doing so.

•

Financial Capability to Secure Future of Aurizon’s Assets. Alamos’s balance sheet and operating cash flow will be available to support the strong growth profile of the combined company without an expectation of a need for any equity capital raisings. Alamos will remain unhedged and debt-free. Alamos is also well placed to take advantage of the exploration potential of the combined entity to unlock the upside potential for all shareholders. The Offer provides a much needed growth profile for Shareholders. Alamos expects to continue its strong dividend policy.

•

Exposure to Other Attractive Mineral Projects. Shareholders who tender to the Offer will gain exposure to the world-class projects of Alamos, including the producing Mulatos Mine in Mexico, one of the world’s most profitable gold mines. Alamos also owns a 100% interest in the advanced-stage gold projects – the Ağı Dağı Project and the Kirazlı Project – in Turkey and has other earlier-stage exploration properties in both Mexico and Turkey. The significant production profile of the combined companies will allow Shareholders who receive Alamos Shares to increase their exposure to the strong gold price environment over the short to mid-term.

•

Management Track Record in Developing World-Class Gold Projects. Alamos has a management team with a solid track record and proven experience in the gold industry. The Alamos management team has demonstrated its ability, via the Mulatos Mine in Mexico, to identify, explore, finance, construct, commission and operate a world-class gold mine. It is also applying this experience to the development of Ağı Dağı Project and the Kirazlı Project in Turkey, which remain on track and on budget.

•

Opportunity for Continued Participation in Aurizon’s Assets. To the extent that Shareholders receive Alamos Shares as part of their consideration under the Offer, they will benefit from any future increases in value associated with the continued exploration and development of Aurizon’s portfolio of assets, as well as production at Aurizon’s flagship Casa Berardi Gold Mine.

•

Opportunity to Elect Consideration. The Offer provides Shareholders with the opportunity to determine the consideration that they receive under the Offer, either the Cash Alternative or the Share Alternative, subject in each case to pro-ration. The Cash Alternative permits Shareholders to elect to receive up to 100% in cash consideration (subject to pro-ration) in exchange for their Common Shares to lock in the premium offered under the terms of the Offer, while the Share Alternative permits Shareholders to elect to receive up to 100% in Alamos Shares (subject to pro-ration) in exchange for their Common Shares and thereby maintain maximum exposure to the significant upside potential of the combined Alamos and Aurizon company going forward.

•

Opportunity to Defer Canadian Taxation on Capital Gains. To the extent that Shareholders receive Alamos Shares as consideration under the Offer, certain Shareholders will be entitled, depending on the circumstances, to a full or partial deferral of Canadian taxation on capital gains.

See Section 4 of the Circular, “Reasons to Accept the Offer”.

Purpose of the Offer and Alamos’ Plans for Aurizon

The purpose of the Offer is to enable Alamos to acquire, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares (other than Common Shares held directly or indirectly by Alamos and its affiliates, and which includes Common Shares which may become outstanding on the exercise, exchange or conversion of Convertible Securities prior to the Expiry Time).

If the conditions of the Offer are satisfied or waived and Alamos takes up and pays for the Common Shares validly deposited under the Offer and not properly withdrawn, Alamos intends to acquire any Common Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Common Share at least equal in value to and in the same form as the consideration paid by Alamos per Common Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Common Shares acquired pursuant to the Offer. Although Alamos intends to propose either a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in Alamos’ ability to effect such a transaction, information subsequently obtained by Alamos, changes in general economic or market conditions or in the business of Aurizon or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, Alamos reserves the right not to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in the Circular. See Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”.

If the Offer is successful, it is anticipated that the current management of Alamos will manage Aurizon in place of Aurizon’s current management, and that the board of directors of Aurizon will be replaced by nominees of Alamos. With the exception of the foregoing, Alamos has not developed any specific proposals with respect to Aurizon or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the Common Shares pursuant to the Offer. Alamos believes there is strong cultural and professional compatibility between Aurizon’s and Alamos’ respective employees and it is Alamos’ intention to integrate both teams following its acquisition of Aurizon.

If permitted by applicable Law, subsequent to the completion of the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, Alamos intends to delist the Common Shares from the TSX and the NYSE MKT and to cause Aurizon to cease to be a reporting issuer under the securities laws of each of the provinces and territories of Canada in which it has such status and cease to be registered under the U.S. Exchange Act. See Section 18 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”.

See Section 5 of the Circular, “Purpose of the Offer and Alamos’ Plans for Aurizon” and Section 18 of the Circular, “Effect of the Offer on the Market Price for and Listing of Common Shares and Status as a Reporting Issuer”.

Manner of Acceptance

A Shareholder who wishes to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on YELLOW paper) and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their Common Shares and all other required documents, with the Depositary and Information Agent at its offices in Toronto, Ontario specified in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. See Section 3 of the Offer, “Manner of Acceptance — Letter of Transmittal”.

The cash payments to Shareholders will be denominated in Canadian dollars. However, Shareholders can also elect to receive payment of the cash to which they are entitled under the Offer in U.S. dollars by checking the box set out in Box 2, Choice A of the Letter of Transmittal, in which case each such Shareholder will have acknowledged and agreed that the exchange rate for one Canadian dollar expressed in U.S. dollars will be based on the exchange rate available to the Depositary and Information Agent at its typical banking institution on the date the funds are converted. A Shareholder electing to receive payment of the cash to which it is entitled under the Offer made in U.S. dollars will have further acknowledged and agreed that any change to the currency exchange rates of the United States or Canada will be at the sole risk of such Shareholder. The Depositary and Information Agent may receive a fee from its banking institution for referring foreign exchange transactions to it.

If a Shareholder wishes to accept the Offer and deposit its Common Shares under the Offer and the certificate(s) representing such Shareholder’s Common Shares is (are) not immediately available, or if the certificate(s) and all other required documents cannot be provided to the Depositary and Information Agent at or prior to the Expiry Time, such Common Shares nevertheless may be validly deposited under the Offer in compliance with the procedures for guaranteed delivery using the accompanying Notice of Guaranteed Delivery (printed on

GREEN paper), or a manually executed facsimile thereof, in accordance with the instructions in the Notice of Guaranteed Delivery. See Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

Shareholders may accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary and Information Agent at its offices in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. Shareholders may also accept the Offer by following the procedure for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a Letter of Transmittal, properly completed and executed in accordance with the instructions therein, with the signatures guaranteed, if required, and all other required documents, are received by the Depositary and Information Agent at its offices in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. Shareholders accepting the Offer through book-entry transfer must make sure such documents or Agent’s Message are received by the Depositary and Information Agent at or prior to the Expiry Time. See Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary and Information Agent or if they make use of the services of a Soliciting Dealer to accept the Offer.

Persons whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Shareholders should contact the Depositary and Information Agent, the Dealer Manager, a Soliciting Dealer or a broker or dealer for assistance in accepting the Offer and depositing Common Shares with the Depositary and Information Agent. The Depositary and Information Agent, can be contacted at 1-866-851-3214 toll free in North America or at 416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com.

Conditions of the Offer

Alamos reserves the right to withdraw or terminate the Offer and not take up and pay for any Common Shares deposited under the Offer, or to extend the period of time during which the Offer is open for acceptance and postpone taking up and paying for any Common Shares deposited under the Offer, unless all of the conditions described in Section 4 of the Offer, “Conditions of the Offer”, are satisfied or waived by Alamos on or prior to the Expiry Time. These conditions include, among others, (i) there having been deposited under the Offer and not properly withdrawn at the Expiry Time such number of Common Shares which, together with the Common Shares held by Alamos and its affiliates, represents not less than 66 2/3% of the issued and outstanding Common Shares (calculated on a fully diluted basis), (ii) receipt of all governmental or regulatory approvals required to complete the Offer, including any necessary or desirable competition or anti-trust approvals and the expiry of any such applicable waiting periods, and (iii) the absence of any Material Adverse Change in relation to Aurizon. For a complete description of the conditions of the Offer, see Section 4 of the Offer, “Conditions of the Offer”.

Take-Up and Payment for Deposited Common Shares

If all the conditions of the Offer described in Section 4 of the Offer, “Conditions of the Offer”, have been satisfied or waived by Alamos at or prior to the Expiry Time, Alamos will take up Common Shares validly deposited under the Offer and not properly withdrawn promptly following the Expiry Time but in no event later than 10 days after the Expiry Time of the Offer and will pay for Common Shares taken up as soon as practicable thereafter, but in any event not later than three business days after taking up the deposited Common Shares. In accordance with applicable Law, Alamos will take up and pay for Common Shares in any Subsequent Offering Period within 10 days after such deposit. Applicable U.S. securities laws do not permit Alamos to have more than one Take-Up Date as a result of pro rating the consideration offered under the Offer. Alamos currently intends to seek such relief as may be available to permit it to take up Common Shares on more than one Take-Up Date; although, there can be no assurances that Alamos will be granted such relief. See Section 6 of the Offer, “Take-Up of and Payment for Deposited Common Shares”.

Withdrawal of Deposited Common Shares

Common Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Common Shares have been taken up by Alamos under the Offer (including during any Subsequent Offering Period) and in the other circumstances described in Section 8 of the Offer,

v

“Withdrawal of Deposited Common Shares”. Except as so indicated or as otherwise required or permitted by applicable Laws, deposits of Common Shares are irrevocable.

Acquisition of Common Shares Not Deposited Under the Offer

If, within four months after the date of the Offer, the Offer has been accepted by Shareholders who, in the aggregate, hold not less than 90% of the issued and outstanding Common Shares in respect of which the Offer was made as at the Expiry Time, other than Common Shares held at the date of the Offer by, or by a nominee for, Alamos or its affiliates, and Alamos acquires or is bound to take up and pay for such deposited Common Shares under the Offer, Alamos intends, to the extent possible, to acquire those Common Shares which remain outstanding held by those persons who did not accept the Offer pursuant to a Compulsory Acquisition. If the right of Compulsory Acquisition is not available for any reason, or if Alamos elects not to pursue such right, Alamos may pursue other means of acquiring, directly or indirectly, all of the Common Shares and other securities exercisable for or convertible or exchangeable into Common Shares in accordance with applicable Law, including by means of a Subsequent Acquisition Transaction. The detailed terms of any Subsequent Acquisition Transaction, including the timing of its implementation and the consideration to be received by Shareholders, would necessarily be subject to a number of considerations, including the number of Common Shares acquired pursuant to the Offer. See Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”.

Shareholders who do not deposit their Common Shares under the Offer will not be entitled to any right of dissent or appraisal. However, Shareholders who do not deposit their Common Shares under the Offer may have certain rights of dissent in the event Alamos acquires such Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, including the right to seek judicial determination of the fair value of their Common Shares. See Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”.

Principal Canadian Federal Income Tax Considerations

A Shareholder who is a resident of Canada, who holds Common Shares as capital property and who sells such shares pursuant to the Offer will realize a capital gain (or capital loss) to the extent that the proceeds of disposition of such shares exceed (or are less than) the total of the adjusted cost base to the Shareholder of such shares and any reasonable costs of disposition. However, a Shareholder who is an Eligible Holder and who elects (or is deemed to elect) the Share Alternative or elects the Cash Alternative but the prorating provisions of the Offer apply may, depending on the circumstances, obtain a full or partial tax-deferred “rollover” by making a joint election with Alamos in prescribed form pursuant to subsection 85(1) or, where the Shareholder is a partnership, subsection 85(2) of the Tax Act (and the corresponding provisions of any applicable provincial legislation). A Shareholder who elects the Share Alternative may in certain circumstances obtain an automatic tax-deferred “rollover”.

A Shareholder who is not a resident of Canada generally will not be subject to tax under the Tax Act on any capital gain realized on a disposition of such Shareholder’s Common Shares to the Offer unless such Common Shares are “taxable Canadian property” and are not “treaty-protected property” of such Shareholder.

The foregoing is a brief summary of Canadian federal income tax consequences only and is qualified by the description of Canadian federal income tax considerations in Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations”. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares pursuant to the Offer or a disposition of Common Shares pursuant to any Compulsory Acquisition or Subsequent Acquisition Transaction.

United States Federal Income Tax Considerations

Unless Aurizon amalgamates with a subsidiary of Alamos and certain other requirements are met, the disposition of Common Shares pursuant to the Offer for Alamos Shares and/or cash generally will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder will recognize gain or loss on such disposition of Common Shares in an amount equal to the difference between (i) the sum of the fair market value of the Alamos Shares and cash received (both determined in U.S. dollars) and (ii) such U.S. Holder’s adjusted tax basis in the Common Shares surrendered. If Aurizon amalgamates with a subsidiary of Alamos and certain other requirements are met, then, although there is limited authority and thus substantial uncertainty, the disposition of Common Shares pursuant to the Offer should qualify as an exchange pursuant to a tax-deferred reorganization under Section 368(a) of the Code, in which event a U.S. Holder would only recognize gain to the extent of cash (determined in U.S.

dollars) received but would not recognize any loss. In addition, the specific U.S. federal income tax consequences to a U.S. Holder will depend on whether Aurizon has been a PFIC during a U.S. Holder’s holding period for its Common Shares.

The foregoing is a very brief summary of certain United States federal income tax consequences of the Offer and is qualified in its entirety by Section 20 of the Circular, “U.S. Federal Income Tax Considerations”, which provides a discussion of the material U.S. federal income tax considerations generally applicable to U.S. Holders. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale or exchange of Common Shares pursuant to the Offer.

Risk Factors

An investment in Alamos Shares and the acquisition of Aurizon are subject to certain risks. In assessing the Offer, Shareholders should carefully consider the risks described in Section 24 of the Circular, “Risk Factors Related to the Offer” and the risks described in Alamos’ annual information form dated March 29, 2012 for the year ended December 31, 2011, which is incorporated by reference in the Offer and Circular.

Depositary and Information Agent

Alamos has engaged Kingsdale to act as the Depositary and Information Agent to receive deposits of certificates representing Common Shares and accompanying Letters of Transmittal deposited under the Offer at its offices in Toronto, Ontario specified in the Letter of Transmittal and to provide information to Shareholders in connection with the Offer. In addition, Kingsdale will receive Notices of Guaranteed Delivery at its offices in Toronto, Ontario specified in the Notice of Guaranteed Delivery. Kingsdale will also be responsible for giving certain notices, if required, and for making payment for all Common Shares purchased by Alamos under the Offer. Kingsdale will also facilitate book-entry transfers of Common Shares. See Section 3 of the Offer, “Manner of Acceptance”, and Section 27 of the Circular, “Depositary and Information Agent”.

Kingsdale will receive reasonable and customary compensation from Alamos for its services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Questions and requests for assistance may be directed to the Depositary and Information Agent for the Offer, Kingsdale Shareholder Services Inc., at 1-866-851-3214 toll free in North America or at 416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com.

Financial Advisor and Soliciting Dealer Group

Alamos has retained Dundee Capital Markets Inc. to act as its financial advisor in connection with the Offer and to serve as the Dealer Manager for the Offer in Canada and the United States. The Dealer Manager may form a soliciting dealer group comprised of members of The Investment Dealers Association of Canada and members of Canadian stock exchanges to solicit acceptances of the Offer from persons resident in Canada. Depositing Shareholders will not be obligated to pay any fee or commission if they accept the Offer by using the services of the Dealer Manager or a Soliciting Dealer.

Please send any solicitation fees requests to the Depositary and Information Agent no later than 30 business days after the Expiry Time. The Depositary and Information Agent can be contacted at 1-866-851-3214 toll free in North America or at 416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com.

No fee or commission will be payable by any Shareholder who transmits such Shareholder’s Common Shares directly to the Depositary and Information Agent or who makes use of the services of a Soliciting Dealer to accept the Offer.

See Section 26 of the Circular, “Financial Advisor, Dealer Manager and Soliciting Dealer Group”.

OFFER

The accompanying Circular, which is incorporated into and forms part of the Offer, contains important information that should be read carefully before making a decision with respect to the Offer. Capitalized terms used in the Offer but not otherwise defined herein are defined in the accompanying Glossary. All currency amounts expressed herein, unless otherwise indicated, are expressed in Canadian dollars.

January 14, 2013

TO:	THE HOLDERS OF COMMON SHARES OF AURIZON MINES LTD.

1.	The Offer

Alamos is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares, other than any Common Shares held directly or indirectly by Alamos and its affiliates, and including, for greater certainty, any Common Shares that may become issued and outstanding upon the exercise, exchange or conversion of Convertible Securities after the date hereof but prior to the Expiry Time, for consideration per Common Share of, at the election of the Shareholder:

(a)	$4.65 in cash for each Common Share (the “Cash Alternative”); or

(b)	0.2801 of an Alamos Share for each Common Share (the “Share Alternative”),

subject, in each case, to pro-ration as set forth below.

Assuming that all Shareholders tendered their Common Shares to either the Cash Alternative or the Share Alternative, each Shareholder would be entitled to receive $2.04 in cash and 0.1572 of an Alamos Share for each Common Share tendered (based on 175,431,302 Common Shares issued and outstanding on a fully diluted basis), subject to adjustment for fractional shares, as described herein. In light of the total amount of cash available under the Offer relative to the size of the Offer, it is unlikely that Shareholders who elect to receive the Cash Alternative will receive only cash consideration for their Common Shares. Applicable U.S. securities laws do not permit Alamos to have more than one Take-Up Date as a result of pro rating the consideration offered under the Offer. Alamos currently intends to seek such relief as may be available to permit it to take up Common Shares on more than one Take-Up Date; although, there can be no assurances that Alamos will be granted such relief.

Any Shareholder who fails to complete the Letter of Transmittal and Notice of Guaranteed Delivery, if applicable, accompanying this Offer and Circular, electing the Cash Alternative or who does not properly elect either the Cash Alternative or the Share Alternative in the Letter of Transmittal and Notice of Guaranteed Delivery, if applicable, with respect to any Common Shares deposited by such Shareholder pursuant to the Offer will be deemed to have elected the Share Alternative.

Based on the closing price of $16.60 per Alamos Share on the TSX on January 9, 2013, the Offer has a value of $4.65 per Common Share, representing a premium of approximately 40% over the closing price of $3.33 per Common Share on the TSX on January 9, 2013.

The maximum amount of cash payable by Alamos pursuant to the Offer shall not exceed $305,000,000 and the maximum number of Alamos Shares issuable by Alamos pursuant to the Offer shall not exceed 23,500,000. The consideration payable under the Offer will be prorated on each Take-Up Date as necessary to ensure that the total aggregate consideration payable under the Offer and in any Compulsory Acquisition or Subsequent Acquisition Transaction does not exceed these maximum aggregate amounts and will be based on the number of Common

Shares acquired in proportion to the number of Common Shares to which the Offer relates. The actual consideration to be received by a Shareholder will be determined in accordance with the following:

(a)

the aggregate amount of cash that Alamos will pay as consideration for Common Shares acquired in respect of the Cash Alternative and the Share Alternative on any Take-Up Date shall not exceed the Maximum Take-Up Date Cash Consideration;

(b)

the aggregate number of Alamos Shares that Alamos will issue as consideration for Common Shares acquired in respect of the Cash Alternative and the Share Alternative on any Take-Up Date shall not exceed the Maximum Take-Up Date Share Consideration;

(c)

if, on any Take-Up Date, the aggregate cash consideration that would otherwise be payable by Alamos to Shareholders who elect to receive cash under the Cash Alternative in respect of their Common Shares to be taken up on such Take-Up Date exceeds the Maximum Take-Up Date Cash Consideration, the amount of cash consideration available to those Shareholders who have so elected the Cash Alternative will be allocated pro-rata (on a per share basis) among such Shareholders in an amount equal to the aggregate amount of the cash sought by each such Shareholder who so elected the Cash Alternative multiplied by a fraction, the numerator of which is the Maximum Take-Up Date Cash Consideration and the denominator of which is the aggregate amount of the cash consideration sought by those Shareholders who elected the Cash Alternative in respect of their Common Shares to be taken up on such Take-Up Date, and each such Shareholder will receive Alamos Shares, rounded down to the nearest whole number, as consideration for any balance which exceeds the amount of cash so allocated to the Shareholder (calculated by valuing each Alamos Share at $16.60); and

(d)

if, on any Take-Up Date, the number of Alamos Shares that would otherwise be issuable to Shareholders who elect (or are deemed to elect) the Share Alternative in respect of their Common Shares to be taken up on such Take-Up Date exceeds the Maximum Take-Up Date Share Consideration, the number of Alamos Shares available to those Shareholders who have so elected (or are deemed to have elected) the Share Alternative will be allocated pro-rata (on a per share basis) among such Shareholders in an amount equal to the aggregate number of Alamos Shares sought by each such Shareholder who so elected (or is deemed to have elected) the Share Alternative in respect of its Common Shares to be taken up on such Take-Up Date multiplied by a fraction, the numerator of which is the Maximum Take-Up Date Share Consideration and the denominator of which is the aggregate number of Alamos Shares sought by those Shareholders who elected (or are deemed to have elected) the Share Alternative in respect of their Common Shares to be taken up on such Take-Up Date, rounded down to the nearest whole number, and each such Shareholder will receive cash as consideration for any balance which exceeds the number of Alamos Shares allocated to the Shareholder (calculated by valuing each Alamos Share at $16.60).

For greater certainty, unless a Shareholder receives only cash consideration or only share consideration for all Common Shares tendered by the Shareholder, in all circumstances, including those described in paragraphs (c) and (d) above, a Shareholder will be deemed to have received a proportionate amount of cash and Alamos Shares as consideration for the Common Shares tendered by such Shareholder under the Offer.

Alamos and its affiliates currently own or control an aggregate of approximately 16% of the issued and outstanding Common Shares.

No fractional Alamos Shares will be issued pursuant to the Offer. Where a Shareholder is to receive Alamos Shares as consideration under the Offer and the aggregate number of Alamos Shares to be issued to such Shareholder would result in a fraction of an Alamos Share being issuable, the number of Alamos Shares to be received by such Shareholder will be rounded down to the nearest whole Alamos Share and the amount of cash to be received by such Shareholder will correspondingly be rounded down to the nearest whole cent. As a result of such rounding and such payments, it is possible that the actual number of Alamos Shares issued or the actual amount of cash paid in consideration for Common Shares, in the aggregate, may exceed the Maximum Share Consideration or Maximum Cash Consideration, respectively.

Shareholders who are Eligible Holders and who wish to make the necessary joint tax election(s) with Alamos to obtain a full or partial tax-deferred exchange for Canadian federal income tax purposes must elect the Rollover Option in the Letter of Transmittal. See Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations”.

The Offer is being made only for Common Shares, and is not being made for any other securities. Any holder of Convertible Securities who wishes to accept the Offer should, subject to and to the extent permitted by the terms of such securities and applicable Laws, exercise, exchange or convert such Convertible Securities in order to acquire Common Shares and then deposit those Common Shares on a timely basis in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received share certificates representing the Common Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

All cash amounts payable under the Offer will be paid in Canadian dollars. However, Shareholders can also elect to receive payment of the cash to which they are entitled under the Offer in U.S. dollars by advising their broker or checking Box 2, Choice A of the Letter of Transmittal, in which case each such Shareholder will have acknowledged and agreed that the exchange rate for one Canadian dollar expressed in U.S. dollars will be based on the exchange rate available to the Depositary and Information Agent at its typical banking institution on the date the funds are converted. A Shareholder electing to receive payment of the cash to which it is entitled under the Offer made in U.S. dollars will have further acknowledged and agreed that any change to the currency exchange rates of the United States or Canada will be at the sole risk of such Shareholder.

The obligation of Alamos to take up and pay for Common Shares pursuant to the Offer is subject to certain conditions. See Section 4 of the Offer, “Conditions of the Offer”.

Shareholders who do not deposit their Common Shares under the Offer will not be entitled to any dissent or appraisal rights in connection with the Offer. However, Shareholders who do not deposit their Common Shares under the Offer may have certain rights of dissent or appraisal in the event Alamos acquires such Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, including the right to seek judicial determination of the fair value of their Common Shares. See Section 15 of the Circular “Acquisition of Common Shares Not Deposited Under the Offer”.

Shareholders should contact the Depositary and Information Agent, the Dealer Manager, a Soliciting Dealer or a broker or dealer for assistance in accepting the Offer and in depositing their Common Shares with the Depositary and Information Agent. The Depositary and Information Agent can be contacted at 1-866-851-3214 toll free in North America or at 416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary and Information Agent or if they make use of the services of a Soliciting Dealer to accept the Offer.

Persons whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

2.	Time for Acceptance

The Offer is open for acceptance during the period commencing on the date hereof and ending at 5:00 p.m. (Toronto time) on Tuesday, February 19, 2013, or such later time or times and date or dates to which the Offer may be extended from time to time by Alamos, in accordance with Section 5 of the Offer, “Extension, Variation or Change of the Offer”, unless the Offer is withdrawn by Alamos. Any decision to extend the Offer, including for how long, will be made prior to the Expiry Time. The Expiry Time may be subject to multiple extensions.

Alamos may provide a subsequent offering period (a “Subsequent Offering Period”). A Subsequent Offering Period, if one is provided, will be an additional period of no less than 10 days, beginning immediately after Alamos accepts for payment (subject to the requirement to promptly pay for) all the Common Shares tendered to the Offer, during which period Shareholders may tender their Common Shares, provided that, among other requirements, Alamos announces the results of the initial offering period of the Offer, including the approximate number and percentage of Common Shares deposited under the Offer, no later than 9:00 a.m. (Toronto time) on the next business day following the date upon which Alamos becomes entitled to take up Common Shares under applicable Laws. Rule 14d-11(e) under the U.S. Exchange Act requires that during any Subsequent Offering Period the bidder immediately accepts for payment all securities as they are tendered. Alamos intends to request relief from the SEC to be permitted to take up and pay for Common Shares deposited during the Subsequent Offering Period within ten calendar days of the date the Common Shares were deposited, in accordance with Canadian Law and practice. Notwithstanding the provisions of Rule 14d-7(a)(2) under the U.S. Exchange Act relating to the ability of a purchaser in a tender offer to terminate withdrawal rights during a Subsequent Offering Period, Alamos will permit withdrawal of tendered Common Shares during a Subsequent Offering Period, if there is one, until the tendered Common Shares are taken up. See Section 8 of the Offer, “Withdrawal of Deposited Common Shares”.

3.	Manner of Acceptance

Letter of Transmittal

The Offer may be accepted by delivering to the Depositary and Information Agent at its offices in Toronto, Ontario specified in the Letter of Transmittal (printed on YELLOW paper) accompanying the Offer, so as to be received at or prior to the Expiry Time:

(a)	the certificate(s) or DRS Advice representing the Common Shares in respect of which the Offer is being accepted;

(b)

a Letter of Transmittal in the form accompanying the Offer (or a manually executed facsimile thereof), properly completed and duly executed in accordance with the instructions and rules set forth in the Letter of Transmittal (including a signature guarantee if required); and

(c)	all other documents required by the terms of the Offer and the Letter of Transmittal.

The Offer will be deemed to be accepted only if the Depositary and Information Agent has actually received these documents at or prior to the Expiry Time. Alternatively, Common Shares may be deposited under the Offer in compliance with the procedures for book-entry transfers set out below under the heading “Acceptance by Book-Entry Transfer” or in compliance with the procedures for guaranteed delivery set out below under the heading “Procedure for Guaranteed Delivery”.

Except as otherwise provided in the instructions and rules set out in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered Shareholder represented by the certificates(s) deposited therewith, or if payment is to be issued to a person other than the registered Shareholder, the certificate(s) must be endorsed, or be accompanied by an appropriate share transfer power of attorney, in either case, duly and properly completed by the registered Shareholder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

Participants in CDS or DTC should contact the Depositary and Information Agent with respect to the deposit of their Common Shares under the Offer. CDS and DTC will be issuing instructions to their participants as to the method of depositing such Common Shares under the terms of the Offer. See “Acceptance by Book-Entry Transfer” below.

Acceptance by Book-Entry Transfer

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS provided that a Book-Entry Confirmation through CDSX is received by the Depositary and Information Agent at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary and Information Agent has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Common Shares into the Depositary and Information Agent’s account in accordance with CDS’ procedures for such transfer. Delivery of Common Shares to the Depositary and Information Agent by means of a book-entry transfer will constitute a valid tender of such Common Shares under the Offer. Shareholders, through their respective CDS participants who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary and Information Agent’s account with CDS, shall be deemed to have completed and delivered a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary and Information Agent are considered a valid tender of Common Shares in accordance with the terms of the Offer.

Shareholders who hold their Common Shares by book-entry through DTC may also accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof), together with any required signature guarantees, and all other required documents, are received by the Depositary and Information Agent at its offices in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary and Information Agent has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC’s systems may cause DTC to make a book-entry transfer of a Shareholder’s Common Shares into the Depositary and Information Agent’s account in accordance with DTC’s procedures for such transfer. However, as noted above, although delivery of Common Shares may be effected through book-entry transfer at DTC, either a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary and Information Agent at its office in Toronto, Ontario prior to the Expiry Time.

Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary and Information Agent. Shareholders accepting the Offer through the procedure for book-entry transfer established by DTC must make sure such documents or Agent’s Message are received by the Depositary and Information Agent at or prior to the Expiry Time.

Procedure for Guaranteed Delivery

If a Shareholder wishes to deposit Common Shares pursuant to the Offer and (a) the certificate(s) representing the Common Shares are not immediately available, (b) the Shareholder cannot complete the procedure for book-entry transfer of such Common Shares on a timely basis, or (c) the certificate(s) and all other required documents cannot be delivered to the Depositary and Information Agent at or prior to the Expiry Time, such Common Shares nevertheless may be deposited validly under the Offer provided that all of the following conditions are met:

(a)	the deposit is made by or through an Eligible Institution;

(b)

a Notice of Guaranteed Delivery printed on GREEN paper (or a manually executed facsimile thereof) in the form accompanying the Offer, properly completed and duly executed, including the guarantee of delivery by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary and Information Agent at its offices in Toronto, Ontario specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time; and

(c)

the certificate(s) representing deposited Common Shares, in proper form for transfer, together with a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, and all other documents required by the Letter of Transmittal (or, in the case of a book-entry transfer, a Book-Entry Confirmation with respect to the deposited Common Shares and, in the case of DTC accounts, a Letter of Transmittal or a manually executed facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Transmittal), are received by the Depositary and Information Agent at or prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time. To constitute delivery for the purpose of satisfying a guaranteed delivery, the Letter of Transmittal and accompanying share certificate(s) must be delivered to the Toronto, Ontario office of the Depositary and Information Agent.

If a Shareholder delivers a Notice of Guaranteed Delivery in respect of Common Shares deposited with a subsequent Letter of Transmittal, the election (or deemed election) made in that Notice of Guaranteed Delivery as to the consideration to be received will supersede any election made in such subsequent Letter of Transmittal.

The Notice of Guaranteed Delivery may be delivered by mail, hand or courier or transmitted by facsimile transmission to the Depositary and Information Agent at its offices in Toronto, Ontario specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

General

In all cases, payment for Common Shares deposited and taken up by Alamos will be made only after timely receipt by the Depositary and Information Agent of (a) certificates representing the Common Shares, as applicable (or, in the case of a book-entry transfer to the Depositary and Information Agent, a Book-Entry Confirmation for the Common Shares, as applicable), (b) a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, covering such Common Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal (or (i) in the case of a book-entry transfer to the Depositary and Information Agent through CDS, a Book-Entry Confirmation for the Common Shares, and (ii) in the case of a book-entry transfer to the Depositary and Information Agent through DTC, a Book-Entry Confirmation for the Common Shares and an Agent’s Message or a Letter of Transmittal if an Agent’s Message is not deliverable), and (c) all other required documents.

If a share certificate has been lost or destroyed, the Letter of Transmittal should be completed as fully as possible and forwarded, together with a letter describing the loss and a contact telephone number, to the Depositary and Information Agent at its offices in Toronto, Ontario specified in the Letter of Transmittal. The Depositary and Information Agent will forward a copy to the transfer agent for the Common Shares and such transfer agent will advise you of the replacement requirements, which must be properly completed and returned before the Expiry Time.

The method of delivery of certificates representing Common Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the person depositing those documents. Alamos recommends that such documents be delivered by hand to the Depositary and Information Agent and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained. It is suggested that any such mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary and Information Agent before the Expiry Time. Delivery will only be effective upon actual physical receipt by the Depositary and Information Agent.

Persons whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares deposited under the Offer will be determined by Alamos in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. Alamos reserves the absolute right to reject any and all deposits that it determines not to be in proper form or that may be unlawful to accept under the Laws of any applicable jurisdiction. Alamos reserves the absolute right to waive any defects or irregularities in the deposit of any Common Shares. There shall be no duty or obligation of Alamos, the Depositary and Information Agent or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. Alamos’ interpretation of the terms and conditions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding.

Alamos reserves the right to permit the Offer to be accepted in a manner other than that set out in this Section 3.

Under no circumstance will interest accrue or any amount be paid by Alamos or the Depositary and Information Agent by reason of any delay in making payments for Common Shares to any person on account of Common Shares accepted for payment under the Offer.

Shareholders should contact the Depositary and Information Agent, the Dealer Manager, a Soliciting Dealer or a broker or dealer for assistance in accepting the Offer and depositing Common Shares with the Depositary and Information Agent.

Dividends and Distributions

Subject to the terms and conditions of the Offer and subject, in particular, to Common Shares being validly withdrawn by or on behalf of a depositing Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set forth herein, a Shareholder deposits, sells, assigns and transfers to Alamos all right, title and interest in and to the Common Shares covered by the Letter of Transmittal or book-entry transfer (the

“Deposited Shares”) and in and to all rights and benefits arising from such Deposited Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests that may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them after January 14, 2013 (being the date of the Offer), including, without limitation, any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests and any securities, property or other interests for which such Deposited Shares may be exercised, exchanged or converted (collectively, “Distributions”).

Power of Attorney

The execution of a Letter of Transmittal or the making of a book-entry transfer in accordance with Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, irrevocably appoints each officer of Alamos and any other person designated by Alamos in writing as the true and lawful agent, attorney and attorney-in-fact and proxy of the holder of the Deposited Shares deposited pursuant to the Offer and purchased by Alamos (the “Purchased Shares”), and with respect to any and all Distributions thereon which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Shares or any of them after January 14, 2013 except as otherwise indicated in Section 10 of the Offer, “Changes in Capitalization, Dividends, Distributions and Liens”.

Such power of attorney shall be effective on or after the date that Alamos takes up and pays for the Purchased Shares, with full power of substitution and resubstitution (such powers of attorney, being coupled with an interest, being irrevocable), to, in the name of and on behalf of such Shareholder:

(a)	register or record the transfer and/or cancellation of Purchased Shares and Distributions on the appropriate registers maintained by or on behalf of Aurizon;

(b)

for so long as any such Purchased Shares are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, execute and deliver, as and when requested by Alamos, any instruments of proxy, authorizations, resolutions or consents in form and on terms satisfactory to Alamos in respect of any Purchased Shares and Distributions, to revoke any such instrument, authorization, resolution or consent, or to designate in any such instrument, authorization, resolution or consent any person or persons as the proxyholder of such Shareholder in respect of such Purchased Shares or Distributions for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise or any adjournments or postponements thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Aurizon;

(c)	execute, endorse and negotiate any cheques or other instruments representing any Distributions payable to or to the order of, or endorsed in favour of, a holder of Purchased Shares or Distributions;

(d)	exercise any rights of a holder of Purchased Shares and Distributions with respect to such Purchased Shares and Distributions; and

(e)

execute all such further and other documents, transfers or other assurances as may be necessary or desirable in the sole judgment of Alamos to effectively convey such Purchased Shares and Distributions to Alamos, all as specified in the Letter of Transmittal.

A Shareholder who executes a Letter of Transmittal (or who deposits Common Shares by making a book-entry transfer) also agrees, effective on and after the date Alamos takes up and pays for Purchased Shares, not to vote any of the Purchased Shares or Distributions at any meeting (whether annual, special or otherwise or any adjournments or postponements thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Aurizon and not to exercise any or all of the other rights or privileges attached to the Purchased Shares or Distributions and agrees to execute and deliver to Alamos any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to Alamos, in respect of all or any of the Purchased Shares or Distributions, and to designate in such instruments of proxy the person or persons specified by Alamos as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Shares or Distributions. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Shares or Distributions with respect thereto shall be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal or book-entry transfer to execute, upon request of Alamos, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Shares or Distributions to Alamos and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the Shareholder and all obligations of the Shareholder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such Shareholder.

Formation of Agreement; Depositing Shareholders’ Representations and Warranties

The acceptance of the Offer pursuant to the procedures described above will constitute a binding agreement between the depositing Shareholder and Alamos, effective immediately following the time at which Alamos takes up Common Shares deposited by such Shareholder, upon the terms and subject to the conditions of the Offer, including the depositing Shareholder’s representation and warranty that: (i) such person has full power and authority to deposit, sell, assign and transfer the Common Shares (and any Distributions) being deposited and all interests therein and has not sold, assigned or transferred or agreed to sell, assign or transfer any of such Common Shares or Distributions (or interests therein) to any other person, (ii) such Shareholder depositing the Common Shares (and any Distributions), or on whose behalf such Common Shares (and any Distributions) are being deposited, has good title to and is the beneficial owner of the Common Shares (and any Distributions) being deposited within the meaning of applicable Laws, (iii) the deposit of such Common Shares (and any Distributions) complies with applicable Laws, and (iv) when such deposited Common Shares (and any Distributions) are taken up and paid for by Alamos, Alamos will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of other persons.

4.	Conditions of the Offer

Notwithstanding any other provision of the Offer, and subject to applicable Laws, Alamos shall have the right to withdraw or terminate the Offer and not take up and pay for any Common Shares deposited under the Offer, or to extend the period of time during which the Offer is open for acceptance and postpone taking up and paying for any Common Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by Alamos at or prior to the Expiry Time:

(a)

there shall have been validly deposited under the Offer and not withdrawn at the Expiry Time that number of Common Shares, which, together with the Common Shares directly or indirectly held or controlled by Alamos and its affiliates, represents not less than 66 2/3% of the issued and outstanding Common Shares (calculated on a fully diluted basis);

(b)

neither Aurizon nor any of its entities shall have, on or after January 11, 2013, taken any action, or authorized, recommended, proposed or announced the intention to take any action, having the effect of impairing the ability of Alamos to acquire Aurizon, otherwise diminishing the expected economic value to Alamos of the acquisition of Aurizon or making it inadvisable, in Alamos’ reasonable judgment, for Alamos to proceed with the Offer and/or with the taking up and paying for Common Shares under the Offer, including, but not limited to:

(i)

issuing, selling or authorizing any additional Common Shares, shares of any other class or series in the capital of Aurizon or any of its subsidiaries, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, or any other securities or rights in respect of, in lieu of, or in substitution or exchange for, any shares in Aurizon’s or any of its subsidiaries’ share capital (except for issuances upon the exercise of stock options to acquire Common Shares required by law to be settled in Common Shares issued and outstanding as of the date of the Offer under Aurizon’s existing publicly disclosed stock option, incentive and other compensatory plans for directors, officers and employees of Aurizon, in accordance with the terms of such stock options and plans as publicly disclosed prior to the date of the Offer);

(ii)

acquiring or otherwise causing a reduction in the number of, or authorizing or proposing the acquisition or other reduction in the number of, outstanding Common Shares or other securities of Aurizon or any of its entities;

(iii)	declaring, paying, authorizing or making any payment, distribution or dividend on any of Aurizon’s securities;

(iv)	altering or proposing to alter any material term of any outstanding security;

(v)

issuing or selling, or authorizing or proposing the issuance or sale of, any debt securities or otherwise incurring, authorizing, committing to incur or proposing the incurrence of any debt or the making of any loans or advances or guaranteeing or becoming otherwise responsible for any liabilities or obligations of any other person;

(vi)	any acquisition from a third party of material assets or of securities of any third party by Aurizon or any of its entities;

(vii)

any action or event with respect to, or any agreement, proposal, offer or understanding relating to, any sale, disposition, spin-out or other dealing with any of the assets of Aurizon or any of its entities (other than any such sale, disposition or other dealing between Aurizon and any entity which is a wholly owned subsidiary of Aurizon as of the date of the Offer or in the ordinary course of business and consistent with past practice);

(viii)

any action or event related to any take-over bid (other than the Offer), merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, material joint venture or similar transaction involving Aurizon or any of its entities;

(ix)	making or committing to make any material capital expenditure by Aurizon or any of its entities (other than as publicly disclosed prior to January 11, 2013);

(x)

adopting, amending, varying, modifying or taking any other action with respect to any bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits;

(xi)

waiving, releasing, granting, transferring or amending any rights of material value under (x) any existing material contract in respect of any material joint ventures or material properties or projects, or (y) any other material licence, lease, permit, authorization, concession, contract, agreement, instrument or other document (other than in the ordinary course of business consistent with past practice and only if so doing would not, in the sole judgment of Alamos, adversely affect Aurizon or its entities considered individually or on a consolidated basis);

(xii)	entering into or completing any material transaction;

(xiii)	any change to Aurizon’s constating documents; and

(xiv)

any proposal, plan or intention to do any of the foregoing, either publicly announced or communicated by Aurizon or any of its entities, or any agreement to engage in any of the foregoing (collectively, a “Material Adverse Change”);

(c)

Aurizon shall not have adopted a shareholder rights plan that provides rights to the Shareholders to purchase any securities of Aurizon as a result of the Offer or any Subsequent Acquisition Transaction, or if any such shareholder rights plan is adopted, it shall not and will not adversely affect the Offer or Alamos, either before or on consummation of the Offer, or the purchase of any Common Shares under any Subsequent Acquisition Transaction;

(d)

the Competition Act Approval, the HSR Condition and all other governmental or regulatory approvals, waiting or suspensory periods, waivers, permits, consents, authorizations, reviews, orders, rulings, decisions, and exemptions (including in Canada, the United States or elsewhere and including, among others, those required by any stock exchanges or other securities, competition or regulatory authorities) that, in Alamos’ reasonable judgment, are necessary or desirable to complete the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction (including to issue and list on the TSX and NYSE the Alamos Shares to be issued pursuant to the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction), shall have been obtained or concluded or, in the case of any applicable waiting or suspensory periods, expired or been waived or terminated, each on terms and conditions satisfactory to Alamos in its reasonable judgment;

(e)

Alamos shall have determined in its reasonable judgment that (x) no inquiry, act, action, suit or proceeding has been threatened, taken or commenced before or by any domestic or foreign court or tribunal or other Governmental Authority or by any elected or appointed public official or private person in Canada or elsewhere (whether or not having the force of Law), and (y) no Law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of Law) will have been proposed, enacted, promulgated or applied, in the case of either (x) or (y):

(i)

to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by, or the sale to, Alamos of any of the Common Shares or the right of Alamos to own Aurizon or exercise full rights of ownership over the Common Shares;

(ii)

which, if the Offer was consummated, could, in the reasonable judgment of Alamos, adversely affect Alamos, any of its entities or its or their assets considered individually or on a consolidated basis, or which, whether or not the Offer was consummated, could, in the reasonable judgment of Alamos, adversely affect Aurizon or any of its entities considered individually or on a consolidated basis; or

(iii)

which may challenge, prevent, prohibit or make uncertain the ability of, or make it inadvisable for, Alamos or its entities to proceed with, make or maintain the Offer to take up and pay for Common Shares deposited under the Offer or to complete a Compulsory Acquisition or a Subsequent Acquisition Transaction;

(f)

Alamos shall have determined in its reasonable judgment that there shall not exist any prohibition at Law against Alamos making the Offer or taking up and paying for Common Shares deposited under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction;

(g)

Alamos shall have determined in its reasonable judgment that there shall not have occurred (or if such shall have previously occurred, there shall not have been generally disclosed or disclosed to Alamos) any actual or threatened change (including any announcement, governmental or regulatory initiative or any condition, event, circumstance or development involving a prospective change) with respect to the business, assets, operations, capitalization, condition (financial or otherwise), prospects, results of operations, cash flows, properties, licences, permits, rights or privileges, whether contractual or otherwise, or liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise) of, or with respect to the regulatory regime applicable to, Aurizon or any of its entities which is or may be materially adverse to Aurizon or any of its entities or to the value of the Common Shares to Alamos;

(h)

Alamos shall have determined in its reasonable judgment that there shall not have occurred, developed or come into effect or existence (or if there does exist or shall have occurred, developed or come into effect or existence, there shall not have been generally disclosed or disclosed to Alamos) any event, action, state of affairs, condition or occurrence of national or international consequence or any Law or regulation or change thereof, action, inquiry or other occurrence of any nature whatsoever that materially adversely affects or would reasonably be expected to materially adversely affect the financial, banking or capital markets generally;

(i)

Aurizon shall have disclosed to Alamos and publicly filed all material information, documents and reports in relation to Aurizon, and all material contracts, agreements, indentures and other instruments to which Aurizon or any of its entities is a party or by which they or any of their respective assets is subject, as may be required by applicable Law (including for greater certainty the SEDAR Filer Manual in relation to public filings in Canada) and the securities regulatory authorities in any of the provinces or territories of Canada and in the United States;

(j)

Alamos shall have determined in its reasonable judgment that (i) no right, franchise, concession, permit, lease or licence of Aurizon or any of its entities has been or may be impaired or otherwise adversely affected or threatened to be impaired or adversely affected, whether as a result of Alamos making the Offer or taking up and paying for Common Shares under the Offer or completing a Compulsory Acquisition or a Subsequent Acquisition Transaction or otherwise, and (ii) no covenant, term or condition exists in any contract, agreement, indenture or other instrument to which Aurizon or any of its entities is a party or by which they or any of their respective assets is subject, which in the case of either (i) or (ii) might make it inadvisable for Alamos to proceed with the Offer and the taking up and paying for Common Shares deposited under the Offer or a Compulsory Acquisition or a Subsequent Acquisition Transaction;

(k)

neither Aurizon nor any of its entities shall have amended, or permitted any of its entities to amend, any related party arrangements disclosed in Aurizon’s audited consolidated financial statements for the year ended December 31, 2011, or have entered into any other or new related party arrangements;

(l)

Alamos shall not have become aware of any untrue statement of material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Aurizon or any of its entities with any securities commission or similar securities regulatory authority in any of the provinces or territories of Canada or in the United States, which Alamos shall have determined in its sole judgment is materially adverse or would reasonably be materially adverse to Aurizon or its entities or which, if the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction were consummated would be materially adverse to Alamos or its entities or Aurizon or its entities;

(m)

Alamos shall have determined in its reasonable judgment (i) that there has not occurred any change in the compensation paid or payable by Aurizon or any of its entities to its directors, officers or employees including the granting of additional shares, stock options or bonuses, and (ii) that Aurizon has publicly disclosed all material terms of any agreement or arrangement with its directors, officers or employees with respect to change of control or severance arrangements, including the amount of any severance or termination payments payable thereunder;

(n)

Alamos shall have been provided with, or been given access to, in a timely manner, all non-public information relating to Aurizon and its affiliates and subsidiaries, including access to management of Aurizon, as has been or may on or after the date of the Offer be given, provided or made available by Aurizon or any of its affiliates or subsidiaries to any other potential acquiror considering (or seeking such information in order to consider) any take-over bid, merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture or similar transaction involving Aurizon or any of its affiliates or subsidiaries on substantially the same terms and conditions as have been imposed on or as may be imposed on any such other potential acquiror, provided that no such term or condition shall be imposed on Alamos that would be inconsistent with or would render Alamos unable to make the Offer or a revised offer, to take up and pay for any Common Shares deposited under the Offer or a revised offer or to complete the acquisition of the Common Shares pursuant to the terms of the Offer or to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction; and

(o)

all third party consents that Alamos may reasonably consider to be necessary or desirable as a result of the change of control of Aurizon pursuant to the Offer shall have been obtained on terms satisfactory to Alamos in its reasonable judgment.

The foregoing conditions are for the exclusive benefit of Alamos and may be asserted by Alamos at any time, regardless of the circumstances giving rise to such assertion, including any action or inaction by Alamos. Each of the foregoing conditions is independent of and in addition to each other such condition. Alamos may waive any of the foregoing conditions with respect to the Offer in its reasonable discretion, in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights that Alamos may have. The failure by Alamos at any time to exercise or assert any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time by Alamos.

Any waiver of a condition or the withdrawal of the Offer will be effective upon written notice, or other communication confirmed in writing, by Alamos to that effect to the Depositary and Information Agent at its principal office in Toronto, Ontario. Alamos, after giving any such notice, will make a public announcement of such waiver or withdrawal, and will cause the Depositary and Information Agent, if required by Law, as soon as practicable thereafter to notify the Shareholders, in the manner set forth in Section 11 of the Offer, “Notices and Delivery”. If the Offer is withdrawn, Alamos will not be obligated to take up or pay for any Common Shares deposited under the Offer and the Depositary and Information Agent will promptly return all documents tendered to the Depositary and Information Agent under the Offer including certificates representing deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited. See Section 7 of the Offer, “Return of Deposited Common Shares”.

Any determination by Alamos concerning any events or other matters described in this Section 4 will be final and binding upon all persons for purposes of the Offer.

5.	Extension, Variation or Change of the Offer

The Offer is open for acceptance until, but not after, the Expiry Time, subject to extension or variation in Alamos’ sole discretion, unless the Offer is withdrawn by Alamos.

Alamos reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance, to extend the Expiry Time for the Offer or to vary the Offer by giving written notice, or other communication confirmed in writing, of such extension or variation to the Depositary and Information Agent at its principal office in Toronto, Ontario and by causing the Depositary and Information Agent as soon as practicable thereafter, if required by applicable Law, to communicate such notice in the manner set forth in Section 11 of the Offer, “Notices and Delivery”, to all Shareholders whose Common Shares have not been taken up prior to such extension or variation. Alamos will, as soon as possible after giving notice of an extension or variation to the Depositary and Information Agent, make a public announcement of the extension or variation to the extent and in the manner required by applicable Law. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary and Information Agent at its principal office in Toronto, Ontario.

If the terms of the Offer are varied (other than a variation consisting solely of a waiver of a condition of the Offer), the Offer will not expire before 10 business days after the notice of such variation has been given to Shareholders, unless otherwise permitted by applicable Law and subject to abridgement or elimination of that period pursuant to such orders or other forms or relief as may be granted by Canadian courts or applicable securities regulatory authorities. In addition, notwithstanding the foregoing, if Alamos makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Alamos will disseminate additional offer materials and extend the Offer to the extent required by Rules 14d–4(d), 14d–6(c) and 14e–1 under the U.S. Exchange Act. Under the U.S. Exchange Act, the minimum period during which an offer must remain open following material changes in the terms of such offer, other than a change in consideration offered, percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. Generally, in the SEC’s view, an offer should remain open for a minimum of five U.S. business days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of the consideration offered, percentage of securities sought or a dealer’s soliciting fee, a minimum of ten U.S. business days is required to allow for adequate dissemination of information to shareholders and investor response.

Accordingly, if, prior to the Expiry Time, Alamos decreases the number of Common Shares being sought, increases or decreases the consideration offered pursuant to the Offer or increases or decreases a dealer’s soliciting fee, and if the Offer is scheduled to expire at any time earlier than the tenth U.S. business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such tenth U.S. business day. The requirement to extend the Offer will not apply to the extent that the number of U.S. business days remaining between the occurrence of the change and the then-

scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment.

If at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of Alamos or of an affiliate of Alamos, unless it is a change in a material fact relating to the Alamos Shares), Alamos will give written notice of such change to the Depositary and Information Agent at its principal office in Toronto, Ontario and will cause the Depositary and Information Agent, if required by applicable Law, to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 9 of the Offer, “Notices and Delivery”, to all Shareholders whose Common Shares have not been taken up pursuant to the Offer at the date of the occurrence of the change, if required by applicable Law. Alamos will as soon as practicable after giving notice of a change in information to the Depositary and Information Agent make a public announcement of the change in information to the extent and in the manner required by applicable Law. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary and Information Agent at its principal office in Toronto, Ontario.

Notwithstanding the foregoing, but subject to applicable Laws, the Offer may not be extended by Alamos if all of the terms and conditions of the Offer, except those waived by Alamos, have been fulfilled or complied with, unless Alamos first takes up all Common Shares deposited under the Offer and not properly withdrawn.

During any such extension or in the event of any variation of the Offer or change in information, all Common Shares previously deposited and not taken up or properly withdrawn will remain subject to the Offer and may be accepted for purchase by Alamos in accordance with the terms hereof. An extension of the Expiry Time, a variation of the Offer or a change in information does not constitute a waiver by Alamos of its rights under Section 4 of the Offer, “Conditions of the Offer”.

If the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer, whether or not such Common Shares were taken up before the increase.

6.	Take-up of and Payment for Deposited Common Shares

Upon the terms and subject to the conditions of the Offer (including the conditions specified in Section 4 of the Offer, “Conditions of the Offer”), Alamos will take up Common Shares validly deposited under the Offer and not properly withdrawn promptly following the Expiry Time but in no event later than 10 days after the Expiry Time and will pay for Common Shares taken up as soon as practicable thereafter, but in any event not later than three business days after taking up the deposited Common Shares. In accordance with applicable Law, Alamos will take up and pay for Common Shares deposited under the Offer in any Subsequent Offering Period within 10 days after such deposit. Alamos will be deemed to have taken up and accepted for payment Common Shares validly deposited and not properly withdrawn pursuant to the Offer if, as and when Alamos gives written notice, or other communication confirmed in writing, to the Depositary and Information Agent at its offices in Toronto, Ontario to that effect.

Subject to applicable Law, Alamos expressly reserves the right in its sole discretion to delay taking up and paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares pursuant to the Offer if any condition specified in Section 4 of the Offer, “Conditions of the Offer”, is not satisfied or waived by Alamos, by giving written notice thereof, or other communication confirmed in writing, to the Depositary and Information Agent at its principal office in Toronto, Ontario. Alamos also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable Law.

Alamos will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary and Information Agent with sufficient funds (by wire transfer or other means satisfactory to the Depositary and Information Agent) and certificates or direct registration for Alamos Shares for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by Alamos or the Depositary and Information Agent to persons depositing Common Shares on the purchase price of Common Shares purchased by Alamos, regardless of any delay in making such payments.

The Depositary and Information Agent will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from Alamos and transmitting such payment to such persons, and receipt of payment by the Depositary and Information Agent will be deemed to constitute receipt of payment by persons depositing Common Shares under the Offer.

Settlement with each Shareholder who has deposited (and not properly withdrawn) Common Shares under the Offer will be made by the Depositary and Information Agent issuing or causing to be issued a cheque (except for payments in excess of $25 million, which will be made by wire transfer, as set out in the Letter of Transmittal) payable in Canadian funds and delivering or causing to be delivered certificates or direct registration representing Alamos Shares, in the amounts to which the person depositing Common Shares is entitled. Unless otherwise directed by the Letter of Transmittal, the cheque and certificates will be issued in the name of the registered holder of the Common Shares so deposited. Unless the person depositing the Common Shares instructs the Depositary and Information Agent to hold the cheque and certificates for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque and certificates will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the cheque and certificates will be sent to the address of the registered holder as shown on the securities register maintained by or on behalf of Aurizon. Cheques and certificates mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable Laws, Alamos may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Shareholder.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary and Information Agent or if they make use of the services of a Soliciting Dealer to accept the Offer. However, a broker or other nominee that is not a Soliciting Dealer and through whom a Shareholder owns Common Shares may charge a fee to tender any such Common Shares on behalf of the Shareholder. Shareholders should consult their brokers or nominees to determine whether any charges will apply.

7.	Return of Deposited Common Shares

Any Deposited Shares not taken up and paid for by Alamos pursuant to the terms and conditions of the Offer for any reason will be returned to the depositing Shareholder promptly following the Expiry Time or the termination or withdrawal of the Offer, by either: (a) returning the deposited certificates representing the Common Shares not purchased (and other relevant documents) or (b) in the case of Common Shares deposited by book-entry transfer pursuant to the procedures set forth under Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, such Common Shares will be credited to the depositing Shareholder’s account maintained by CDS or DTC, as applicable. Certificates (and any other relevant documents) will be forwarded by first-class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by Aurizon or its transfer agent, promptly after the termination of the Offer.

8.	Withdrawal of Deposited Common Shares

Except as otherwise stated in this Section 8 or as otherwise required by applicable Laws, all deposits of Common Shares pursuant to the Offer are irrevocable. Unless otherwise required or permitted by applicable Laws, any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

(a)	at any time before the Deposited Shares have been taken up by Alamos pursuant to the Offer;

(b)	if the Deposited Shares have not been paid for by Alamos within three business days after having been taken up;

(c)	at any time before the expiration of ten days from the date upon which either:

(i)

a notice of change relating to a change that has occurred in the information contained in the Offer or the Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of Alamos or of an affiliate of Alamos, unless it is a change in a material fact relating to the Alamos Shares), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)

a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares where the Expiry Time is not extended for more than ten days, or a variation consisting solely of a waiver of a condition of the Offer), is mailed, delivered or otherwise properly communicated to the Depositary and Information Agent (subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable courts or securities regulatory authorities) and only if such Deposited Shares have not been taken up by Alamos in advance of the receipt of such communication by the Depositary and Information Agent; or

(d)

at any time after 60 days from the commencement of the Offer, provided that the Deposited Shares have not been taken up by Alamos prior to the receipt by the Depositary and Information Agent of the notice of withdrawal with respect to such Deposited Shares.

Withdrawals of Deposited Shares must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be actually received by the Depositary and Information Agent at the place of deposit before such Deposited Shares are taken up and paid for. Notice of withdrawal: (a) must be made by a method, including facsimile transmission, that provides the Depositary and Information Agent with a written or printed copy, (b) must be signed by or on behalf of the person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) accompanying the Deposited Shares that are to be withdrawn, (c) must specify such person’s name, the number of Deposited Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Deposited Shares to be withdrawn, and (d) must be actually received by the Depositary and Information Agent at the place of deposit of the applicable Deposited Shares (or Notice of Guaranteed Delivery in respect thereon). Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions and rules set out therein), except in the case of Common Shares deposited for the account of an Eligible Institution.

Alternatively, if Common Shares have been deposited pursuant to the procedures for book-entry transfer, as set out under Section 3 of the Offer, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Common Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

All questions as to the validity (including, without limitation, timely receipt) and form of notices of withdrawal will be determined by Alamos in its sole discretion, and such determination will be final and binding. There will be no obligation on the Depositary and Information Agent, Alamos or any other person to provide notice of any defect or irregularity in any notice of withdrawal and no such person will incur any liability for failure to give such notice.

Wherever the Offer calls for documents to be delivered by or on behalf of Shareholders to a particular office of the Depositary and Information Agent, those documents will not be considered delivered unless and until they have been physically received at the particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Withdrawals may not be rescinded and any Deposited Shares properly withdrawn will be deemed not validly deposited for the purposes of the Offer but may be re-deposited at any subsequent time prior to the Expiry Time by following any of the procedures described in Section 3 of the Offer, “Manner of Acceptance”.

If Alamos extends the period of time during which the Offer is open, is delayed in taking up or paying for Deposited Shares or is unable to take up or pay for Deposited Shares for any reason, then, without prejudice to Alamos’ other rights, Deposited Shares may, subject to applicable Laws, be retained by the Depositary and Information Agent on behalf of Alamos and such Deposited Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 8 or pursuant to applicable Laws.

A withdrawal of Deposited Shares can only be accomplished in accordance with the foregoing procedures. The withdrawal will take effect only upon actual receipt by the Depositary and Information Agent of the properly completed and executed written notice of withdrawal.

Persons whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Notwithstanding the provisions of Rule 14d-7(a)(2) under the U.S. Exchange Act relating to the ability of a purchaser in a tender offer to terminate withdrawal rights during a Subsequent Offering Period, Alamos will permit withdrawal of tendered Common Shares during a Subsequent Offering Period, if there is one.

In addition to the foregoing rights of withdrawal, Shareholders in certain provinces and territories of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See Section 25 of the Circular, “Statutory Rights”.

9.	Notices and Delivery

Without limiting any other lawful means of giving notice, any notice to be given by Alamos or the Depositary and Information Agent pursuant to the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Shareholders at their addresses as shown on the registers maintained by or on behalf of Aurizon and will be deemed to have been received on the first business day following the date of mailing. For this purpose, “business day” means any business day other than a Saturday or Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail service in any relevant jurisdiction following mailing. In the event of any interruption of mail service following mailing, Alamos intends to make reasonable efforts to disseminate the notice by other means, such as publication.

Except as otherwise required or permitted by applicable Law, if post offices in Canada are not open for the deposit of mail, any notice that Alamos or the Depositary and Information Agent may give or cause to be given to Shareholders under the Offer will be deemed to have been properly given and to have been received by Shareholders if (i) it is given to the TSX and the NYSE MKT for dissemination through their respective facilities, (ii) it is published once in the National Edition of The Globe and Mail or The National Post, together with The Wall Street Journal or The New York Times, and in La Presse or (iii) it is given to the Canada Newswire Service and the Dow Jones News Service for dissemination through their respective facilities.

The Offer and Circular and accompanying Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered Shareholders by first class mail, postage prepaid, or made available in such other manner as is permitted by applicable Laws and Alamos will use its reasonable efforts to furnish such documents to brokers, investment advisors, banks and similar persons whose names, or the names of whose nominees, appear in the registers maintained by or on behalf of Aurizon in respect of the Common Shares or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Common Shares where such listings are received.

These Shareholder materials are being sent to both registered and non-registered owners of securities of Aurizon. If you are a non-registered owner, and Alamos or its agent has sent these materials directly to you, Alamos believes your name and address and information about your holdings of securities of Aurizon have been obtained in accordance with applicable regulatory requirements from the intermediary holding such securities on your behalf.

Wherever the Offer calls for documents to be delivered to the Depositary and Information Agent, such documents will not be considered delivered unless and until they have been physically received by the Depositary and Information Agent at its offices in Toronto, Ontario specified in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered by or on behalf of Shareholders to a particular office of the Depositary and Information Agent, those documents will not be considered delivered unless and until they have been physically received at the particular office at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

10.	Changes in Capitalization, Dividends, Distributions and Liens

If, on or after the date of the Offer, Aurizon should divide, combine, reclassify, consolidate, convert or otherwise change any of the Common Shares or its capitalization, issue any Common Shares, or issue, grant or sell any securities convertible into Common Shares, or disclose that it has taken or intends to take any such action, then Alamos may, in its sole discretion and without prejudice to its rights under Section 4 of the Offer, “Conditions of the Offer”, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer

(including, without limitation, the type of securities offered to be purchased and the amount payable therefor) to reflect such division, combination, reclassification, consolidation, conversion, issuance, grant, sale or other change. See Section 5 of the Offer, “Extension, Variation or Change of the Offer”.

Common Shares and any Distributions acquired under the Offer shall be transferred by the Shareholders and acquired by Alamos free and clear of all liens, restrictions, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, property, rights, assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Common Shares, whether or not separated from the Common Shares.

If, on or after the date of the Offer, Aurizon should declare, set aside or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Common Shares, which is or are payable or distributable to Shareholders on a record date prior to the date of transfer into the name of Alamos or its nominee or transferee on the securities register maintained by or on behalf of Aurizon in respect of Common Shares accepted for purchase under the Offer, then (and without prejudice to Alamos’ rights under Section 4 of the Offer, “Conditions of the Offer”): (a) in the case of any such cash dividends, distributions or payments that in an aggregate amount do not exceed the cash consideration per Common Share payable, the amount of the dividends, distributions or payments will be received and held by the depositing Shareholder for the account of Alamos until Alamos pays for such Common Shares and the purchase price per Common Share payable by Alamos pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment, and (b) in the case of any such cash dividends, distributions or payments that in an aggregate amount exceeds the cash consideration per Common Share payable by Alamos pursuant to the Offer, or in the case of any non-cash dividend, distribution, payment, securities, property, rights, assets or other interests, the whole of any such dividend, distribution or payment of securities, property, rights, assets or other interests (and not simply the portion that exceeds the purchase price per Common Share payable by Alamos under the Offer) will be received and held by the depositing Shareholder for the account of Alamos and will be promptly remitted and transferred by the depositing Shareholder to the Depositary and Information Agent for the account of Alamos, accompanied by appropriate documentation of transfer. Pending such remittance, Alamos will be entitled to all rights and privileges as the owner of any such dividend, distribution or payment of securities, property, rights, assets or other interests and may withhold the entire purchase price payable by Alamos under the Offer or deduct from the consideration payable by Alamos under the Offer the amount or value thereof, as determined by Alamos in its sole discretion.

The declaration or payment of any such dividend or distribution may have tax consequences not described in Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations” or in Section 20 of the Circular, “U.S. Federal Income Tax Considerations”. Shareholders should consult their own tax advisors in respect of any such dividend or distribution.

11.	Mail Service Interruption

Notwithstanding the provisions of the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques, certificates and any other relevant documents will not be mailed if Alamos determines that delivery thereof by mail may be delayed. Persons entitled to cheques, certificates or any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary and Information Agent to which the deposited certificates for Common Shares were delivered until such time as Alamos has determined that delivery by mail will no longer be delayed. Alamos will provide notice of any such determination not to mail made under this Section 11 as soon as reasonably practicable after the making of such determination and in accordance with Section 9 of the Offer, “Notices and Delivery”. Notwithstanding Section 6 of the Offer, “Take-up of and Payment for Deposited Common Shares”, cheques, certificates and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary and Information Agent.

12.	Other Terms of the Offer

Alamos reserves the right to transfer or assign, in whole or in part from time to time, to one or more of its entities, the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer, but any such transfer or assignment will not relieve Alamos of its obligations under the Offer and will in no way prejudice the rights of persons depositing Common Shares to receive prompt payment for Common Shares validly deposited and taken up pursuant to the Offer.

The Offer and all contracts resulting from acceptance of the Offer will be governed by and construed in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein. Each party to an agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario.

No broker, dealer or other person (including the Dealer Manager, any member of any soliciting dealer group formed by the Dealer Manager or the Depositary and Information Agent) has been authorized to give any information or to make any representation or warranty on behalf of Alamos or any of its entities in connection with the Offer other than as contained in the Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized.

Alamos, in its sole discretion, will be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawal of Common Shares.

The provisions of the Circular, Letter of Transmittal and Notice of Guaranteed Delivery accompanying the Offer, including the rules and instructions contained therein, as applicable, are incorporated into and form part of the terms and conditions of the Offer.

Where the Offer provides that the time for the taking of any action, the doing of anything or the end of any period, expires or falls upon a day that is not a business day, the time shall be extended and action may be taken, the thing may be done or the period shall end as the case may be, on the next business day.

The Offer and the accompanying Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

Dated: January 14, 2013

ALAMOS GOLD INC.

(Signed) JOHN A MCCLUSKEY

President and Chief Executive Officer

CIRCULAR

This Circular is furnished in connection with the accompanying Offer dated January 14, 2013 by Alamos to purchase all of the issued and outstanding Common Shares other than Common Shares held directly or indirectly by Alamos and its affiliates, and including Common Shares that may become outstanding on the exercise of Convertible Securities. The terms and provisions of the Offer are incorporated into and form part of this Circular. Terms defined in the Offer and the Glossary and not otherwise defined in this Circular shall have the respective meanings given thereto in the Offer and the Glossary unless the context otherwise requires. All currency amounts expressed herein, unless otherwise indicated, are in Canadian dollars.

Except as otherwise indicated herein, the information concerning Aurizon contained in this Circular has been taken from or is based upon publicly available information filed with the Canadian securities regulators, the SEC and other public sources available as at January 11, 2013. Aurizon has not reviewed the Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of Aurizon contained herein. Neither Alamos nor any person acting jointly or in concert with Alamos nor any of the directors or officers of Alamos or such persons, assumes any responsibility for the accuracy or completeness of such information or any failure by Aurizon to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Alamos or such persons. Except as otherwise indicated herein, Alamos has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from Aurizon’s publicly available information or whether there has been any failure by Aurizon to disclose events or facts that may have occurred or may affect the significance or accuracy of any information.

1.	Alamos

Alamos was formed by the amalgamation of Alamos Minerals, a company incorporated under the laws of the Province of British Columbia, and National Gold Corporation, a company incorporated under the laws of the Province of Alberta, and continued into the Province of British Columbia under the former Company Act (British Columbia) on February 21, 2003, with the resulting amalgamated company continuing under the name “Alamos Gold Inc.”. The Business Corporations Act (British Columbia) (the “BCBCA”) came into force on March 29, 2004, and on July 15, 2004, after obtaining shareholder approval, Alamos altered its Notice of Articles to increase its authorized capital from 1,000,000,000 common shares without par value to an unlimited number of common shares without par value and adopted new articles that take advantage of certain business flexibilities available under the BCBCA. Alamos is a public corporation that is listed on the TSX under the symbol “AGI” and has a quoted market value of approximately $2.0 billion as of the close of trading on January 9, 2013. Alamos has applied to list the Alamos Shares on the NYSE under the symbol “AGI”. Alamos is also quoted on the OTC under the symbol “AGIGF”. Alamos expects that the Alamos Shares will cease being quoted on the OTC upon its listing on the NYSE.

Alamos is a gold mining and exploration company engaged in exploration, mine development, and the mining and extraction of precious metals, primarily gold. Alamos’ operating asset is the Mulatos mine (the “Mulatos Mine”) which was acquired in February 2003, and is located within the 30,536-hectare Salamandra Concessions in the state of Sonora, Mexico. In January 2010, Alamos acquired the development-stage Ağı Dağı and Kirazlı projects (the “Ağı Dağı Project” and the “Kirazlı Project”, respectively) in the Biga district of northwestern Turkey. In 2011, Alamos discovered the Çamyurt project, located approximately three kilometers from the Ağı Dağı Project, which Alamos believes has the potential to become a stand-alone mining project.

Since the start of operations at the Mulatos Mine in Mexico in 2006, Alamos has focused on continued operating improvements and conducting exploration programs to increase reserves and resources. In 2012, the Mulatos Mine produced 200,000 ounces of gold. This represents the fifth consecutive year in which the Mulatos Mine has produced in excess of 150,000 ounces of gold. In the fiscal year ended December 31, 2012, Alamos generated revenues of $329.4 million, compared to $227.4 million in 2011. As at December 31, 2012, Alamos had in excess of $350 million in cash and cash equivalents and short-term investments.

As of the date hereof, Alamos owns 26,507,283 Common Shares.

In the past five years, Alamos has not been convicted in a criminal proceeding and has not been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Alamos from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Certain information concerning the directors and executive officers of Alamos is attached as Schedule “E” to this Offer and Circular.

In connection with the listing of the Alamos Shares on the NYSE and the filing of the Registration Statement, Alamos will become subject to the reporting requirements of the U.S. Exchange Act and in accordance therewith will file reports and other information with the SEC. Under a multi—jurisdictional disclosure system adopted by U.S. and Canadian securities regulators, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Alamos will be exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. Reports and other information filed by Alamos may be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549. Prospective investors may call the SEC at 1—800—SEC—0330 for further information regarding the public reference facilities or visit the SEC’s website at www.sec.gov.

The Registration Statement filed with the SEC concerning the Offer, including the exhibits, and Alamos’ reports and other information filed under the U.S. Exchange Act are available to the public free of charge at the SEC’s website at www.sec.gov.

Recent Developments

The Kirazlı Project and the Ağı Dağı Project

On August 9, 2012, Alamos filed with the Canadian securities regulatory authorities a technical report pursuant to NI 43-101F1 with respect to the Kirazlı Project and the Ağı Dağı Project entitled “NI 43-101 Technical Report Kirazlı & Ağı Dağı Gold Project” dated July 31, 2012 with an effective date of June 30, 2012. For more information regarding the Kirazlı Project and the Ağı Dağı Project, see Schedule “A”, “Description of the Kirazlı & Ağı Dağı Gold Project”.

The Mulatos Mine

On January 14, 2013, Alamos filed with the Canadian securities regulatory authorities a technical report pursuant to NI 43-101F1 with respect to the Mulatos Mine entitled “Minas de Oro Nacional, S.A. de C.V. – Mulatos Project – Technical Report Update (2012)” dated December 21, 2012. For more information regarding the Mulatos Mine, see Schedule “B”, “Description of the Mulatos Mine”.

Alamos Q4 2012 Production Results and 2013 Guidance

On January 8, 2013, Alamos issued a press release summarizing fourth quarter and full year 2012 production results from the Mulatos Mine as well as operating, development and exploration plans for 2013. In the fourth quarter of 2012, the Mulatos Mine produced a record 67,800 ounces of gold, 41% higher than the previous quarterly production record of 48,200 ounces. Full year 2012 gold production was 200,000 ounces, achieving production guidance.

Gold production at the Mulatos Mine for 2013 is expected to be between 180,000 and 200,000 ounces at a cash operating cost (exclusive of the 5% royalty) between $415 and $435 per ounce of gold sold. Capital spending in Mexico in 2013 is budgeted at approximately $40.7 million, while development spending in Turkey is forecast to be approximately $69.3 million. Total exploration spending is budgeted to be $21.6 million, split evenly between Mexico and Turkey.

2.	Aurizon

Aurizon is a corporation organized under the laws of the Province of British Columbia. Aurizon was incorporated on April 18, 1988 under the Company Act (British Columbia). Effective August 24, 1988, Aurizon acquired all of the assets and assumed all of the liabilities of two predecessor companies, D’Or Val Mines Ltd. and Perron Gold Mines Ltd., pursuant to a statutory plan of arrangement. On March 14, 2005, Aurizon transitioned under the BCBCA. On May 15, 2007, Aurizon altered its Notice of Articles to increase its authorized capital to an unlimited number of Common Shares, and to remove the “Pre-existing Company Provisions” which were part of Aurizon’s Notice of Articles by virtue of the regulations under the BCBCA. As a result of removal of the “Pre-

existing Company Provisions” the threshold for the number of votes required to pass a special resolution was decreased from 75% to two-thirds of the votes cast in person or by proxy at a meeting of Shareholders. Aurizon adopted new articles on May 15, 2007 and again on May 10, 2012. Aurizon is a public corporation that is listed on the TSX under the symbol “ARZ” and on the NYSE MKT under the symbol “AZK” and has a quoted market value on the TSX and the NYSE MKT of approximately $548 million and US$558 million, respectively, as of the close of trading on January 9, 2013.

Aurizon is a Canadian-based gold producer with operations and development activities in the Abitibi region of northwestern Québec. Since 1988, Aurizon has been involved in the acquisition, exploration, development and operation of a number of gold properties in North America. Aurizon owns 100% of the producing Casa Berardi gold mine (the “Casa Berardi Gold Mine”) and also owns a 100% interest in the Joanna Gold development project, a development-stage gold property on which a feasibility study for the Hosco deposit was completed in 2012. In addition, Aurizon has staked mineral claims, and/or entered into agreements with junior exploration companies to acquire interests in several early stage exploration projects.

Aurizon’s production from the Casa Berardi Gold Mine in 2011, 2010 and 2009 were 163,845 ounces, 141,116 ounces and 159,261 ounces, respectively. Aurizon’s principal product is gold, with gold sales currently accounting for all of Aurizon’s revenues.

The head and registered office of Aurizon is located at Suite 1120, Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2, Canada, tel: (604) 687-6600.

For further information regarding Aurizon, refer to Aurizon’s filings with the Canadian securities regulatory authorities which may be obtained through the SEDAR website at www.sedar.com. Aurizon is also an SEC registrant and accordingly files or furnishes to the SEC certain documents, which are available at www.sec.gov.

Previous Distributions of Common Shares

On April 29, 2009, Aurizon completed a bought deal equity financing of 9,708,000 Common Shares at a purchase price of $5.15 per Common Share for aggregate gross proceeds of $50,000,000. With the exception of the foregoing, to the knowledge of Alamos after reasonable inquiry, there have been no distributions of Common Shares during the 5 years preceding the Offer.

3.	Background to the Offer

The management and board of directors of Alamos regularly review the activities of other mining companies with the objective of identifying strategic alternatives and other opportunities, including business combination transactions and other commercial transactions that may support Alamos’ corporate strategy and enhance shareholder value. As part of this ongoing review process, in the third quarter of 2008, Alamos identified the strategic opportunity presented by a merger with Aurizon.

In the third quarter of 2008, the President and Chief Executive Officer of Alamos, Mr. John A. McCluskey, contacted, Mr. David Hall, who at that time was the President and Chief Executive Officer of Aurizon, in an attempt to initiate a dialogue to determine whether the parties could devise a mutually beneficial transaction at that time.

In November of 2008, Alamos and Aurizon entered into a mutual confidentiality and standstill agreement (the “2008 Confidentiality Agreement”). Aurizon did not however provide Alamos with access to any confidential information regarding Aurizon or its assets. A site visit to the Casa Berardi Gold Mine was not arranged. As a result, Alamos was unable to complete its review of Aurizon’s confidential information. The 2008 Confidentiality Agreement expired in November of 2010.

In September of 2010, Mr. McCluskey once again contacted Mr. Hall, in an attempt to advance discussions regarding a consensual transaction between Aurizon and Alamos. Mr. Hall indicated at the time that Aurizon did not wish to pursue discussions with Alamos regarding a potential business combination transaction.

In August of 2011, Mr. McCluskey once again contacted Mr. Hall, in an attempt to advance discussions regarding a consensual transaction between Aurizon and Alamos.

On September 1, 2011, Mr. Hall wrote to Mr. McCluskey indicating that Aurizon did not wish to pursue discussions with Alamos regarding a potential business combination transaction.

Later on September 1, 2011, Mr. McCluskey wrote in response to Mr. Hall reiterating the strategic merits of merging the two companies, and proposing further dialogue to that end. No further response was received from Aurizon.

In October of 2012, the board of directors and certain members of management of Alamos discussed the merits, risks and opportunities associated with an acquisition of Aurizon and the potential value to be created for Alamos shareholders. Mr. McCluskey also reviewed Aurizon’s past unwillingness to engage in meaningful discussions despite Alamos’ repeated expressions of its desire to proceed with a negotiated transaction. Following this meeting, Alamos consulted with its external financial and legal advisors regarding a potential unsolicited offer for Aurizon.

Through a series of resolutions passed on November 1, 2012, November 15, 2012 and December 4, 2012, the board of directors of Alamos authorized management to acquire Common Shares on the TSX for investment purposes if such Common Shares were obtainable under normal market conditions. Since November 1, 2012, Alamos has purchased 3,000,000 Common Shares under normal market conditions through the TSX, all of which Common Shares Alamos currently holds.

On January 9, 2013, the board of directors of Alamos met to discuss in further detail the process and merits of the proposed transaction with Aurizon, and based on the proceedings to date, the board of directors of Alamos, after consulting with management of Alamos as well as external financial and legal advisors, indicated that they were in favour of Alamos taking its offer directly to the Shareholders, and approved, inter alia, the making of the Offer.

On January 10, January 11 and January 13, 2013, Alamos entered into the Share Purchase Agreements (as defined herein) with the Vendors (as defined herein) in respect of their respective shareholdings in Aurizon. In aggregate, Alamos acquired 23,507,283 Common Shares through the Share Purchase Agreements, representing approximately 13.4% of the issued and outstanding Common Shares (on a fully diluted basis). As at the date of the Offer, Alamos owns 26,507,283 Common Shares, representing over 16% of the issued and outstanding Common Shares.

On January 13, 2013, Mr. McCluskey notified Mr. Hall that Alamos believed that its proposal was compelling for Shareholders, and that Alamos had decided to make the Offer directly to them.

The intention to make the Offer was announced by Alamos by way of press release prior to the opening of the TSX on January 14, 2013. Also on January 14, 2013, an advertisement containing a summary of the Offer was published in The Globe and Mail and La Presse, the Offer and the Circular was delivered to Aurizon, and the Offer commenced.

4.	Reasons to Accept the Offer

Shareholders should consider the following factors in making a decision to accept the Offer:

•

Significant Premium. Based on the closing price of $16.60 per Alamos Share on the TSX on January 9, 2013, the consideration offered under the Offer has a value of $4.65 per Common Share, representing a premium of approximately 40% and 39%, respectively, over the closing price of $3.33 and US$3.39 per Common Share on the TSX and NYSE MKT on January 9, 2013. Based on the volume-weighted average price of Alamos Shares on the TSX for the 20 trading days ended January 9, 2013, the Offer represents a premium of approximately 37% over the volume-weighted average price of the Common Shares on the TSX and NYSE MKT for the same period.

•

Creation of a Leading Intermediate Gold Company. The combination of Alamos and Aurizon will immediately create a new leading intermediate gold mining company with increased diversification, scale and liquidity. The combined entity is anticipated to have an estimated market capitalization of approximately US$2.6 billion, with enhanced visibility among the international investor community as well as continued exposure to the North American capital markets through listings on both the TSX and the NYSE. The combined company, with two steady producing, low cost mines located in stable jurisdictions, will be strongly positioned for growth.

•

Established, Well-funded, Shareholder Focused Team in Place. Alamos offers Shareholders the benefits of both the project development and operation expertise of the Alamos management team as well as access to pro forma combined estimated cash and cash equivalents and short-term investments of approximately US$209.7 million with which to advance projects without any near-term dilution. Alamos will continue to be guided by a board of directors and management team with extensive project development, acquisition, operation and other relevant industry experience necessary to advance projects from the exploration stage through production and to create shareholder value by doing so.

•

Financial Capability to Secure Future of Aurizon’s Assets. Alamos’s balance sheet and operating cash flow will be available to support the strong growth profile of the combined company without an expectation of a need for any equity capital raisings. Alamos will remain unhedged and debt-free. Alamos is also well placed to take advantage of the exploration potential of the combined entity to unlock the upside potential for all shareholders. The Offer provides a much needed growth profile for Shareholders. Alamos expects to continue its strong dividend policy.

•

Exposure to Other Attractive Mineral Projects. Shareholders who tender to the Offer will gain exposure to the world-class projects of Alamos, including the producing Mulatos Mine in Mexico, one of the world’s most profitable gold mines. Alamos also owns a 100% interest in the advanced-stage gold projects – the Ağı Dağı Project and the Kirazlı Project – in Turkey and has other earlier-stage exploration properties in both Mexico and Turkey. The significant production profile of the combined companies will allow Shareholders who receive Alamos Shares to increase their exposure to the strong gold price environment over the short to mid-term.

•

Management Track Record in Developing World-Class Gold Projects. Alamos has a management team with a solid track record and proven experience in the gold industry. The Alamos management team has demonstrated its ability, via the Mulatos Mine in Mexico, to identify, explore, finance, construct, commission and operate a world-class gold mine. It is also applying this experience to the development of Ağı Dağı Project and the Kirazlı Project in Turkey, which remain on track and on budget.

•

Opportunity for Continued Participation in Aurizon’s Assets. To the extent that Shareholders receive Alamos Shares as part of their consideration under the Offer, they will benefit from any future increases in value associated with the continued exploration and development of Aurizon’s portfolio of assets, as well as production at Aurizon’s flagship Casa Berardi Gold Mine.

•

Opportunity to Elect Consideration. The Offer provides Shareholders with the opportunity to determine the consideration that they receive under the Offer, either the Cash Alternative or the Share Alternative, subject in each case to pro-ration. The Cash Alternative permits Shareholders to elect to receive up to 100% in cash consideration (subject to pro-ration) in exchange for their Common Shares to lock in the premium offered under the terms of the Offer, while the Share Alternative permits Shareholders to elect to receive up to 100% in Alamos Shares (subject to pro-ration) in exchange for their Common Shares and thereby maintain maximum exposure to the significant upside potential of the combined Alamos and Aurizon company going forward.

•

Opportunity to Defer Canadian Taxation on Capital Gains. To the extent that Shareholders receive Alamos Shares as consideration under the Offer, certain Shareholders will be entitled, depending on the circumstances, to a full or partial deferral of Canadian taxation on capital gains.

5.	Purpose of the Offer and Alamos’ Plans for Aurizon

Purpose of the Offer

The purpose of the Offer is to enable Alamos to acquire, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares (other than Common Shares held directly or indirectly by Alamos and its affiliates and which includes Common Shares which may become outstanding on the exercise, exchange or conversion of Convertible Securities). The effect of the Offer is to give to Shareholders the opportunity to receive, at the election of each Shareholder, $4.65 in cash or 0.2801 of an Alamos Share, in each case, subject to pro-ration as set out herein, for each Common Share tendered to the Offer, representing a premium of approximately 40% over the closing price of $3.33 per Common Share on the TSX on January 9, 2013.

If the conditions of the Offer are satisfied or waived and Alamos takes up and pays for the Common Shares validly deposited under the Offer and not properly withdrawn, Alamos intends to acquire any Common Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Common Share at least equal in value to and in the same form as the consideration paid by Alamos per Common Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Common Shares acquired pursuant to the Offer. Although Alamos intends to propose either a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in Alamos’ ability to effect such a transaction, information subsequently obtained by Alamos, changes in general economic or market conditions or in the business of Aurizon or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, Alamos reserves the right not to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in the Circular. See Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”.

Plans for Aurizon

If the Offer is successful, it is anticipated that the current management of Alamos will manage Aurizon in place of Aurizon’s current management, and that the board of directors of Aurizon will be replaced by nominees of Alamos. With the exception of the foregoing, Alamos has not developed any specific proposals with respect to Aurizon or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the Common Shares pursuant to the Offer. Alamos believes there is strong cultural and professional compatibility between Aurizon’s and Alamos’ respective employees and it is Alamos’ intention to integrate both teams following its acquisition of Aurizon.

If permitted by applicable Law, subsequent to the completion of the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, Alamos intends to delist the Common Shares from the TSX and the NYSE MKT and to cause Aurizon to cease to be a reporting issuer under the securities laws of each of the provinces and territories of Canada in which it has such status and cease to be registered under the U.S. Exchange Act. See Section 18 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”.

These plans are based on information currently available to Alamos. Except as otherwise indicated herein, Alamos has so far had an opportunity to review only publicly available information about Aurizon filed with Canadian securities regulatory authorities and the SEC. As a result, the foregoing plans for Alamos’ business are of a general nature and may change if more information becomes available.

6.	Share Purchase Agreements

The following is a summary only of the material provisions of the Share Purchase Agreements (as defined herein) and does not purport to be complete and is qualified in its entirety by reference to the Share Purchase Agreements, which will be filed with the Canadian securities regulatory authorities and the SEC and be publicly available under Aurizon’s profile on the SEDAR website at www.sedar.com and on the SEC’s website at www.sec.gov.

Pursuant to share purchase agreements (the “Share Purchase Agreements”) entered into between Alamos and certain current and former Shareholders (each, a “Vendor”), each Vendor, as investment manager having investment authority over accounts (“Accounts”) that hold Common Shares (the “Subject Shares”), agreed, on behalf of the Accounts, to sell, transfer and assign, and Alamos agreed to purchase, all of each Vendor’s right, title and interest in and to the Subject Shares free and clear of all Encumbrances (as defined below).

For the purposes of the Share Purchase Agreements, “Encumbrances” means all liens, charges, encumbrances, hypothecs, pledges, mortgages, security interests of any nature, adverse claims, options, rights of pre-emption, and any other rights of others.

The purchase price (the “Purchase Price”) payable by Alamos to each Vendor, on behalf of the Accounts, for the Subject Shares is $4.65 per Common Share. The Purchase Price was satisfied by the delivery of Alamos Shares (the “Consideration Shares”), at an exchange ratio of 0.2801 of a Consideration Share for each Subject Share. The consideration offered under this Offer is at least equal to the consideration paid under the Share Purchase Agreements, on a per share basis, and is in the same form of consideration (Alamos Shares) or, to the extent elected by Shareholders or as a result of any proration, is at least the cash equivalent of such consideration.

The following table sets forth the names of each Vendor, the number of Common Shares sold to Alamos pursuant to such Vendor’s Share Purchase Agreement, the number of Consideration Shares received by each Vendor and the date on which the transaction occurred.

Vendor	Number of Common Shares sold	Number of Consideration Shares received	Date of transaction
Montrusco Bolton Investments Inc. (“Montrusco”)	6,138,783	1,719,465	January 10, 2013
Van Eck Associates Corporation	5,009,100	1,403,048	January 11, 2013
Dynamic Precious Metals Fund and Dynamic Strategic Gold Class (“Dynamic”)	5,359,400	1,501,167	January 13, 2013
Precious Metals and Minerals Fund, a Series of USAA Mutual Funds Trust (“USAA”)	7,000,000	1,960,700	January 13, 2013

Pursuant to each Vendor’s Share Purchase Agreement, Alamos agreed that, if at any time in the 12-month period following the date of the Share Purchase Agreement any person or persons acting jointly or in concert acquires all or substantially all of the assets of Aurizon and its subsidiaries or acquires all of the Common Shares (a “Price Protection Transaction”), it would pay to each Vendor the Adjustment Payment (as defined below).

The “Adjustment Payment” will be equal to:

(i)

if Alamos or any of its affiliates or any person acting jointly or in concert with Alamos completes a Price Protection Transaction, an additional amount on account of each Subject Share equal to the amount by which the consideration received by the holders of the Common Shares pursuant to the Price Protection Transaction (the “Transaction Consideration”) exceeds the greater of Cdn.$4.65 per Common Share and 0.2801 Consideration Share, and

(ii)

if any other person or entity completes a Price Protection Transaction, an additional amount on account of each Subject Share that is equal to 85% (or 100% with respect to USAA’s Share Purchase Agreement) of the difference between the amount by which the Transaction Consideration exceeds the greater of Cdn.$4.65 per Common Share and 0.2801 Consideration Share.

Each of Dynamic and Montrusco agreed that, for a period of 12 months following the date of its Share Purchase Agreement, it would not, without the prior written consent of Alamos, which consent may be given on such terms and conditions as Alamos may determine: (i) in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any unissued or outstanding securities of Aurizon or propose or offer to enter into, directly or indirectly, any amalgamation, plan of arrangement, merger or business combination involving Aurizon and its affiliates or to purchase, directly or indirectly, all or substantially all of the assets of Aurizon and its subsidiaries, taken as a whole; (ii) directly or indirectly “solicit” or participate or join with any person in the “solicitation” of any “proxies” (as such terms are defined in the Securities Act) to vote, or seek to influence any person with respect to the voting of, any voting securities of Aurizon; (iii) otherwise act alone or jointly or in concert with others to seek to control or to influence the management, the board of directors or policies of Aurizon; (iv) solicit, facilitate or encourage any transaction to acquire assets of Aurizon and/or one or more of its subsidiaries representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of Aurizon and its subsidiaries, taken as a whole, or acquire 20% or more of the Common Shares (an “Acquisition Transaction”) other than a transaction by Alamos or any of its affiliates or any person acting jointly or in concert with Alamos; (v) enter into, continue or participate in any discussions or negotiations regarding an Acquisition Transaction, or furnish to any other person any information with respect to the business of Aurizon or its properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Transaction or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other person (other than Alamos or any of its affiliates or any person acting jointly or in concert with Alamos) to do or seek to do any of the foregoing; or (vi) advise, assist, encourage or act jointly or in concert with any other person in connection with any of the foregoing, other than Alamos or any of its affiliates or any person acting jointly or in concert with Alamos.

In connection with each Vendor’s Consideration Shares, Alamos agreed (i) to prepare and file within 15 days of the closing of each Share Purchase Agreement in one or more Canadian jurisdictions a preliminary prospectus and such other related documents as may be reasonably necessary to be filed in connection with such preliminary prospectus; (ii) as soon as possible after any comments of the applicable securities commissions have been satisfied with respect thereto, to prepare and file a final prospectus; (iii) to use commercially reasonable efforts to cause a receipt to be issued for such final prospectus as soon as possible; and (iv) to take all other steps and proceedings that may be reasonably necessary in order to permit the qualification of the Consideration Shares for distribution by registrants who comply with the relevant provisions of applicable Canadian securities laws.

7.	Source of Funds

Alamos’ obligation to purchase the Common Shares deposited under the Offer is not subject to any financing condition.

The maximum amount of cash payable under the Offer will be $305,000,000. Fees and expenses of the Offer are approximately $10 million. All such funds are available and will be paid from Alamos’ cash on hand.

8.	Summary of Alamos Historical and Pro Forma Financial Information

The following tables present a summary of certain historical audited consolidated financial information in respect of Alamos as at and for the years ended December 31, 2011 and 2010 and certain historical unaudited interim consolidated financial information in respect of Alamos as at and for the three and nine months ended September 30, 2012. Alamos’ financial statements as at and for such periods are incorporated by reference in the Offer and Circular. Copies of Alamos’ financial statements and related notes incorporated herein by reference can be found at www.sedar.com.

The tables also present Alamos’ unaudited pro forma consolidated financial information as at and for the nine months ended September 30, 2012 and for the year ended December 31, 2011 (with respect to the Statement of Comprehensive Income only) after giving effect to Alamos’ acquisition of all of the Common Shares pursuant to the Offer. This information is derived from and should be read in conjunction with the financial statements of Alamos and the related notes to those financial statements incorporated by reference herein. The historical financial information for Aurizon as at and for the three- and nine–month periods ended September 30, 2012 and as at and for the years ended December 31, 2011 and 2010 has, for the purposes of the unaudited pro forma consolidated financial statements of Alamos for such periods, been derived from Aurizon’s audited and unaudited consolidated financial statements, which can be found at www.sedar.com and www.sec.gov. See note 1 of the unaudited pro forma consolidated financial statements attached as Schedule “D” hereto for information as to how the unaudited pro forma consolidated financial statements were derived. The unaudited pro forma consolidated statements of financial position have been prepared from the unaudited consolidated statement of financial position of Alamos as at September 30, 2012 and gives pro forma effect to the acquisition of Aurizon by Alamos as if the transaction occurred on such date. The unaudited pro forma consolidated statements of comprehensive income for the nine-month period ended September 30, 2012 and for the year ended December 31, 2011 have been prepared from the unaudited consolidated statement of comprehensive income of Alamos for the nine months ended September 30, 2012 and from the audited consolidated statement of comprehensive income of Alamos for the year ended December 31, 2011 and gives pro forma effect to the acquisition of Aurizon by Alamos as if the transaction occurred on September 30, 2012 and January 1, 2011, respectively.

In preparing the unaudited pro forma consolidated financial information, management of Alamos has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial information. The summary unaudited pro forma consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the transaction contemplated by the Offer will differ from the pro forma information presented below. Where possible through the review of publicly available information, the effect of harmonization of accounting policies or practices between Alamos and Aurizon was calculated, where the impact was potentially material and could be reasonably estimated. Any potential synergies that may be realized after consummation of the transaction have been excluded from the unaudited pro forma consolidated financial information. The unaudited pro forma consolidated financial information set forth below is extracted from and should be read in conjunction with the unaudited pro forma consolidated financial statements of Alamos and accompanying notes attached as Schedule “D” to the Offer and Circular.

Alamos Summary of Financial Information and Pro Forma Financial Information

(in millions of US$)

	Year Ended December 31,			Nine Months Ended September 30,

	2010	2011	Pro Forma 2011	2011	2012	Pro Forma 2012

Statement of Comprehensive Income Data

Revenues	$189,272	$227,364	$490,314	$156,231	$222,426	$388,861

Earnings from operations	$80,055	$106,238	$124,275	$70,515	$110,802	$110,580

Earnings for the period	$63,795	$60,081	$64,665	$38,787	$80,050	$81,051

Comprehensive income	$62,463	$60,333	$64,143	$38,630	$79,160	$79,597

Ratio of earnings to fixed charges	$-(1)	$-(1)	$-(1)	$-(1)	$-(1)	$-(1)

Note:

(1)	There were no fixed charges during the reported period.

	As at December 31,		As at September 30,

	2010	2011	2011	2012	Pro Forma 2012

Balance Sheet Data

Cash and cash equivalents	$146,334	$169,471	$153,551	$287,042	$179,860

Short-term investments	$41,846	$53,088	$54,056	$29,869	$29,869

Other current assets	$44,584	$52,083	$72,063	$61,546	$93,445

Property, plant and equipment and other non-current assets	$273,672	$324,582	$297,646	$328,279	$1,192,294

	$506,436	$599,224	$577,316	$706,736	$1,495,468

Current liabilities	$18,194	$23,512	$28,652	$39,897	$68,454

Non-current liabilities	$35,113	$42,162	$40,093	$49,964	$337,340

Total shareholders’ equity	$453,129	$533,550	$508,571	$616,875	$1,089,674

	$506,436	$599,224	$577,316	$706,736	$1,495,468

Comparative Per Share Information

The following table sets forth, for the periods indicated, the basic earnings and diluted earnings, and cash dividends declared per Alamos Share and Common Share, respectively, on a historical basis. The conversion ratio is 0.2801 of a Alamos Share for each Common Share assuming full pro ration.

	Year Ended December 31, 2011			Nine Months Ended September 30, 2012

	Aurizon Cdn$/share	Alamos US$/share	Pro Forma Alamos US$/share	Aurizon Cdn$/share	Alamos US$/share	Pro Forma Alamos US$/share
Per Share Data

Basic earnings per share	$0.27	$0.51	$0.45	$0.14	$0.67	$0.55

Diluted earnings per share	$0.27	$0.51	$0.44	$0.14	$0.66	$0.55

Dividends declared per share	$-	$0.12	$0.10	$-	$0.20	$0.16

Book value per share	$1.98	$4.55	N/A	$2.15	$5.16	$7.40

9.	Certain Information Concerning Securities of Alamos

Authorized and Outstanding Share Capital

Alamos is authorized to issue an unlimited number of Alamos Shares without par value. Each Alamos Share is entitled to one vote at meetings of holders of Alamos Shares. As of the date hereof, Alamos has a total of 127,455,788 Alamos Shares issued and outstanding. Alamos Shares are traded on the TSX under the symbol “AGI”. Alamos has applied to list the Alamos Shares on the NYSE under the symbol “AGI”. Alamos is also quoted on the OTC under the symbol “AGIGF”. Alamos expects that the Alamos Shares will cease being quoted on the OTC upon its listing on the NYSE.

All Alamos Shares are of the same class and rank equally as to voting rights, dividends and participation in assets of Alamos on wind-up or dissolution. There are no pre-emptive rights or conversion rights, and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds; however, Alamos’ articles provide that Alamos may, if authorized by a resolution of the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution and subject to the BCBCA. Provisions as to creation, modification, amendment or variation of such rights or such provisions are contained in the BCBCA.

Dividends

On March 4, 2011, Alamos announced that it had increased its semi-annual dividend to $0.05 per share payable on May 2, 2011 to shareholders of record on April 15, 2011. The semi-annual dividend was increased again to $0.07 on September 15, 2011, and further increased to $0.10 per share on February 24, 2012. This represents a 233% increase since the first semi-annual dividend was declared in the first quarter of 2010. In 2012, Alamos paid a total of $24.0 million in dividends.

Payment of any future dividends will be at the discretion of Alamos’ board of directors, after taking into account many factors, including Alamos’ operating results, financial condition and current and anticipated cash needs.

Subject to the provisions of the BCBCA, the board of directors of Alamos may declare dividends payable to Alamos’ shareholders according to their respective rights and interest in Alamos. Dividends may be paid in money or property or by issuing fully paid Alamos Shares.

Only Shareholders who receive Alamos Shares as consideration under the Offer and beneficially own such Alamos Shares on a dividend record date will be entitled to receive dividends on their Alamos Shares.

Trading Price and Volume of Alamos Shares

On January 11, 2013, the closing prices of Alamos Shares on the TSX and the OTC were $16.92 and US$17.17, respectively. The following table sets forth the reported high and low daily trading prices and the aggregate volume of trading of Alamos Shares on the TSX and the OTC during the periods indicated:

Monthly Price Range and Trading Volumes:

	Trading of Alamos Shares on the TSX
2012	High ($)	Low ($)	Volume (#)

January	21.00	16.95	11,157,274

February	20.54	18.13	11,832,312

March	18.71	15.79	20,573,401

April	18.78	16.65	6,692,174

May	19.30	15.67	7,361,227

June	20.00	14.07	12,429,284

July	17.11	13.84	10,124,888

August	19.12	15.40	7,494,863

September	19.95	17.66	6,705,657

October	19.96	18.03	6,804,478

November	19.95	18.12	4,429,815

December	18.79	16.98	3,571,732

2013

January 1 to 11	17.89	16.41	1,986,896

	Trading of Alamos Shares on the OTC
2012	High (US$)	Low (US$)	Volume (#)

January	21.00	16.59	80,695

February	20.57	18.35	130,143

March	18.79	15.95	75,941

April	18.83	16.94	118,918

May	19.53	15.52	137,453

June	19.20	13.73	1,134,103

July	16.81	13.81	69,502

August	19.23	15.52	81,075

September	20.28	18.18	171,911

October	20.26	18.14	150,572

November	19.84	18.24	63,388

December	18.82	17.11	73,260

2013

January 1 to 11	18.07	16.65	18,850

Quarterly Price Range and Trading Volumes:

	Trading of Alamos Shares on the TSX
2011	High ($)	Low ($)	Volume (#)
January - March	19.97	14.77	32,986,614

April - June	16.44	13.26	28,664,182

July - September	20.15	14.33	37,717,692

October - December	19.04	14.34	28,078,812

2012

January - March	21.00	15.79	43,562,987

April - June	20.00	14.07	26,482,685

July - September	19.95	13.84	24,325,408

October - December	19.96	16.98	14,806,025

2013

January 1 – January 11	17.89	16.41	1,986,897

	Trading of Alamos Shares on the OTC
2011	High (US$)	Low (US$)	Volume (#)
January - March	19.56	14.89	1,025,095

April - June	17.04	13.63	924,258

July - September	20.06	13.98	896,080

October - December	19.07	13.50	548,829

2012

January - March	21.00	15.95	286,779

April - June	19.53	13.73	1,390,474

July - September	20.28	13.81	322,488

October - December	20.26	17.11	287,220

2013

January 1 – January 11	18.07	16.65	18,850

Prior Sales of Alamos Shares

For the 12-month period prior to the date hereof, Alamos has issued or granted Alamos Shares and securities convertible into Alamos Shares listed in the table set forth below:

Date Issued or Granted	Security	Price Per Security ($)	Number (#)
January 3, 2012	Alamos Shares	14.58	40,000
January 4, 2012	Alamos Shares	14.05	1,200
January 11, 2012	Alamos Shares	13.84	44,000
January 17, 2012	Alamos Shares	14.05	2,400
January 20, 2012	Alamos Shares	7.84	600
January 23, 2012	Alamos Shares	9.83	1,000
January 25, 2012	Alamos Shares	7.84	5,000
January 26, 2012	Alamos Shares	12.84	145,500
January 27, 2012	Alamos Shares	13.07	88,400
January 30, 2012	Alamos Shares	9.45	139,500
January 31, 2012	Alamos Shares	13.39	115,900
February 2, 2012	Alamos Shares	7.75	130,000
February 6, 2012	Alamos Shares	14.92	10,000

February 9, 2012	Alamos Shares	7.84	7,500
March 8, 2012	Alamos Shares	7.29	100,000
March 16, 2012	Alamos Shares	7.29	100,000
March 29, 2012	Alamos Shares	7.29	35,000
April 2, 2012	Alamos Shares	14.92	10,000
April 4, 2012	Alamos Shares	7.29	140,000
April 13, 2012	Alamos Shares	9.80	2,000
April 16, 2012	Alamos Shares	14.05	1,800
May 3, 2012	Alamos Shares	14.34	35,000
May 24, 2012	Alamos Shares	10.99	195,100
June 1, 2012	Alamos Shares	13.62	99,800
June 4, 2012	Alamos Shares	14.05	6,000
June 6, 2012	Alamos Shares	12.46	18,000
July 30, 2012	Stock options	16.30	840,000
August 7, 2012	Alamos Shares	9.80	9,000
August 9, 2012	Alamos Shares	9.80	9,000
August 13, 2012	Alamos Shares	14.05	1,800
August 15, 2012	Alamos Shares	9.83	5,500
August 21, 2012	Alamos Shares	11.59	105,100
August 22, 2012	Alamos Shares	14.24	3,000
August 23, 2012	Alamos Shares	12.25	110,000
August 24, 2012	Alamos Shares	11.85	105,500
August 31, 2012	Alamos Shares	14.05	6,000
September 6, 2012	Alamos Shares	14.92	10,000
September 7, 2012	Alamos Shares	14.22	53,000
September 14, 2012	Alamos Shares	14.92	52,300
September 18, 2012	Alamos Shares	14.21	54,100
September 19, 2012	Alamos Shares	14.55	66,400
September 20, 2012	Alamos Shares	14.67	87,200
September 21, 2012	Alamos Shares	14.24	40,000
September 24, 2012	Alamos Shares	14.05	600
September 25, 2012	Alamos Shares	14.24	5,500
September 28, 2012	Alamos Shares	14.58	34,500
October 1, 2012	Alamos Shares	15.41	40,000
October 4, 2012	Alamos Shares	15.66	29,500
October 5, 2012	Alamos Shares	14.26	36,000
October 9, 2012	Alamos Shares	14.05	3,600
October 15, 2012	Alamos Shares	14.24	12,000
October 30, 2012	Alamos Shares	12.63	22,100
November 1, 2012	Alamos Shares	14.05	3,000
November 9, 2012	Alamos Shares	14.58	30,800
November 12, 2012	Alamos Shares	14.47	14,200
November 19, 2012	Alamos Shares	14.92	15,000
November 29, 2012	Alamos Shares	14.92	30,000
November 30, 2012	Alamos Shares	14.92	20,000
January 10, 2013	Alamos Shares	16.60	1,719,465
January 11, 2013	Alamos Shares	16.60	1,403,048
January 13, 2013	Alamos Shares	16.60	3,461,867

Consolidated Capitalization of Alamos

The following table sets forth Alamos’ consolidated capitalization as at September 30, 2012, the date of Alamos’ most recent unaudited condensed interim consolidated financial statements, and further adjusted to give effect to the Offer. The table should be read in conjunction with the unaudited condensed interim consolidated financial statements of Alamos as at and for the three and nine months ended September 30, 2012, including the notes thereto, and management’s discussion and analysis thereof and the unaudited pro forma consolidated financial statements contained in or incorporated by reference in the Offer and Circular.

	As at September 30, 2012	As at September 30, 2012 after giving effect to the Offer
	(All dollar amounts in thousands of U.S. dollars)
Alamos share capital	388,606	871,571

Alamos Shares outstanding	120,615,208	148,394,036

Cash and short-term investments	316,911	209,729	(1)(2)

Long-term debt	-	-	(2)

(1)	Adjusted for estimated transaction costs of the Offer.
(2)	Aurizon amounts incorporated are as at September 30, 2012, the date of Aurizon’s most recent interim consolidated financial statements.

10.	Certain Information Concerning Securities of Aurizon

Authorized and Outstanding Share Capital

Aurizon is authorized to issue an unlimited number of Common Shares without par value and an unlimited number of preferred shares without par value issuable in series, of which a maximum of 8,050,000 Series “A” Convertible Preferred Shares and 1,135,050 Series “B” Convertible Preferred Shares may be issued. Based on information contained in Aurizon’s management’s discussion and analysis for the three and nine months ended September 30, 2012 and a press release issued by Aurizon on December 18, 2012, as at December 18, 2012, 164,532,827 Common Shares (175,431,302 Common Shares on a fully diluted basis), and no preferred shares, Series “A” Convertible Preferred Shares or Series “B” Convertible Preferred Shares of Aurizon were issued and outstanding.

Shareholders are entitled to receive notice of and to attend and to cast one vote per Common Share at all meetings of Shareholders. Shareholders, subject to the prior rights, if any, of the holders of any other class of shares of Aurizon, are entitled to receive, on a pro-rata basis, such dividends, if any, in any financial year as and when declared by the board of directors in its sole discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding-up of Aurizon, Shareholders are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of Aurizon, on a pro-rata basis, the net assets of Aurizon after payment of all debts and other liabilities.

The preferred shares are convertible and redeemable on the terms set forth in the articles of Aurizon, are issuable in series and rank in priority to the Common Shares on a winding-up, dissolution or liquidation in respect of a fixed amount determined in accordance with the articles of Aurizon and thereafter the preferred shares are not entitled to any further distribution of the assets of Aurizon. The board of directors may determine the designation, rights, and restrictions of each series of preferred shares, before their issue.

Dividends

To date, Aurizon has not paid any dividends or made any distributions on its securities. According to publicly available information, there are no restrictions on Aurizon’s ability to pay dividends.

Trading Price and Volume of Common Shares

On January 11, 2013, the closing prices of Common Shares on the TSX and the NYSE MKT were $3.41 and US$3.46, respectively.

The following tables set forth the reported high and low daily trading prices and the aggregate volume of trading of the Common Shares on the TSX and the NYSE MKT during the periods indicated:

Monthly Price Range and Trading Volumes

	Trading of Common Shares on the TSX
2012	High ($)	Low ($)	Volume (#)

January	5.70	4.90	4,963,089

February	5.75	5.09	6,588,276

March	5.35	4.35	9,156,264

April	5.44	4.42	5,998,346

May	5.55	3.88	8,073,148

June	5.51	4.40	6,499,992

July	4.84	4.25	4,008,380

August	4.54	3.80	6,762,476

September	5.23	4.03	8,722,876

October	5.18	4.47	6,242,032

November	4.78	3.60	11,088,286

December	3.81	3.15	7,995,345

2013

January 1 to 11	3.57	3.24	1,846,409

	Trading of Common Shares on the NYSE MKT
2012	High (US$)	Low (US$)	Volume (#)

January	5.70	4.86	9,604,971

February	5.77	5.08	11,592,336

March	5.37	4.37	16,526,769

April	5.55	4.45	10,519,616

May	5.57	3.82	14,487,280

June	5.31	4.25	16,888,465

July	4.78	4.13	7,930,014

August	4.59	3.83	9,374,521

September	5.37	4.08	16,305,859

October	5.30	4.49	9,133,496

November	4.81	3.61	8,769,783

December	3.87	3.19	16,442,374

2013

January 1 to 11	3.63	3.28	4,107,331

Quarterly Price Range and Trading Volumes

	Trading of Common Shares on the TSX
2011	High ($)	Low ($)	Volume (#)

January - March	7.58	5.90	24,147,486

April - June	7.03	5.04	23,613,953

July - September	7.25	5.22	27,528,636

October - December	6.50	4.66	22,489,994

2012

January - March	5.75	4.35	20,707,629

April - June	5.55	3.88	20,571,486

July - September	5.23	3.80	19,493,732

October - December	5.18	3.15	25,325,663

2013

January 1 – January 11	3.57	3.24	1,846,409

	Trading of Common Shares on the NYSE MKT
2011	High (US$)	Low (US$)	Volume (#)

January - March	7.77	5.91	41,835,173

April - June	7.35	5.11	44,054,503

July - September	7.25	5.01	52,432,622

October - December	6.46	4.53	36,776,237

2012

January - March	5.77	4.37	37,724,076

April - June	5.57	3.82	41,895,361

July - September	5.37	3.83	33,610,394

October - December	5.30	3.19	34,345,653

2013

January 1 – January 11	3.63	3.28	4,107,331

Convertible Securities

The following information is based on information contained in Aurizon’s annual information form for the financial year ended December 31, 2011, as updated to reflect more current information made publicly available by Aurizon as of the date hereof with respect to the foregoing:

Common Share Options

Aurizon has a formalized stock option plan for the granting of incentive stock options to the executive officers, senior managers, employees, directors and consultants of Aurizon. On May 10, 2012, the Shareholders approved an amendment to Aurizon’s stock option plan to increase the maximum aggregate number of securities reserved for issuance under the stock option plan from 7% to 10% of the issued and outstanding Common Shares at the time of the grant (unless otherwise approved by Shareholders).

During the financial year ended December 31, 2011, Aurizon granted 2,541,500 incentive stock options to purchase an equivalent number of Common Shares at a weighted average exercise price of $6.11 per Common Share.

As at November 7, 2012, there were 8,936,475 Common Shares underlying unexercised stock options, representing approximately 5.1% of Aurizon’s outstanding share capital (on a fully diluted basis), with an average exercise price of $5.65 per Common Share. On December 18, 2012, Aurizon granted an additional 1,962,000 stock options to acquire an aggregate of 1,962,000 Common Shares at an exercise price of $3.61 per share. The Common Shares underlying the 1,962,000 stock options granted on December 18, 2012, together with the Common Shares underlying the 8,936,475 unexercised stock options outstanding as at November 7, 2012, represents approximately 6.2% of Aurizon’s outstanding share capital.

11.	Holdings of Securities of Aurizon

Alamos and its affiliates beneficially own, directly or indirectly, 26,507,283 Common Shares, representing over 16% of the issued and outstanding Common Shares. Aside from the foregoing, none of Alamos, or any directors or officers of Alamos beneficially own, or exercise control or direction over, any Aurizon securities. To the knowledge of Alamos, after reasonable enquiry, no securities of Aurizon are beneficially owned, nor is control or direction exercised over any of such securities, by any associate or affiliate of an insider of Alamos, any insider of Alamos other than a director or officer of Alamos or any person acting jointly or in concert with Alamos.

12.	Trading in Securities of Aurizon

During the 12-month period preceding the date of the Offer, Alamos and its directors and officers have made the following purchases of Common Shares, at the respective prices and on the respective dates set out in the following table. For purchases made through facilities of the TSX (i) all such purchases were affected in the normal course, (ii) any broker acting for Alamos in respect of such purchases performed only customary broker functions and received no more than the usual fees or commissions in regard to such purchases, (iii) Alamos and all persons or companies acting on behalf of Alamos did not solicit or arrange for the solicitation of offers to sell Common Shares, except for solicitations by Alamos or members of the Soliciting Dealer Group (as defined herein) pursuant to the Offer, and (iv) to the knowledge of Alamos, no seller of Common Shares (or any person or company acting for such seller) solicits or arranges for the solicitation of offers to buy Common Shares. For purchases made pursuant to the Share Purchase Agreements, the consideration offered under the Offer is at least equal to the consideration paid under the Share Purchase Agreements, on a per share basis, and is in the same form of consideration (Alamos Shares) or, to the extent elected by Shareholders or as a result of any proration, is at least the cash equivalent of such consideration. See Section 6 of the Circular, “Share Purchase Agreements” for a description of the Share Purchase Agreements.

Date	Person	No. of Common Shares	Price per Common Share	Principal Exchange Where Trade Occurred
November 8, 2012	Alamos	30,000	$4.10	TSX
November 9, 2012	Alamos	200,000	$4.05	TSX
November 12, 2012	Alamos	120,000	$4.03	TSX
November 13, 2012	Alamos	50,000	$4.00	TSX
November 14, 2012	Alamos	300,000	$3.90	TSX
November 15, 2012	Alamos	230,000	$3.76	TSX
November 16, 2012	Alamos	100,000	$3.81	TSX
November 19, 2012	Alamos	95,000	$3.86	TSX
November 20, 2012	Alamos	110,100	$3.88	TSX
November 21, 2012	Alamos	264,900	$3.87	TSX
December 4, 2012	Alamos	106,500	$3.59	TSX
December 5, 2012	Alamos	114,000	$3.59	TSX
December 6, 2012	Alamos	579,500	$3.60	TSX
December 7, 2012	Alamos	363,700	$3.68	TSX
December 10, 2012	Alamos	112,300	$3.69	TSX

December 11, 2012	Alamos	49,000	$3.68	TSX
December 12, 2012	Alamos	175,000	$3.75	TSX
January 10, 2013	Alamos	6,138,783	$4.65	N/A
January 11, 2013	Alamos	5,009,100	$4.65	N/A
January 13, 2013	Alamos	12,359,400	$4.65	N/A

Other than as set out above, to the knowledge of Alamos, after reasonable enquiry, neither Alamos nor any of its directors or officers, any associate or affiliate of an insider of Alamos, any insider of Alamos other than a director or officer of Alamos or any person acting jointly or in concert with Alamos, purchased or sold any securities of Aurizon during the six-month period preceding the date of the Offer.

No person referred to under this Section 12 will receive any direct or indirect benefit from the consummation of the Offer or from accepting or refusing to accept the Offer, other than the consideration available to any Shareholder who participates in the Offer.

13.	Commitments to Acquire Common Shares

Other than pursuant to the Offer, neither Alamos nor, to the knowledge of Alamos, after reasonable enquiry, any of its directors or officers, any associate or affiliate of an insider of Alamos, any insider of Alamos other than a director or officer of Alamos or any person acting jointly or in concert with Alamos, has entered into any agreements, commitments or understandings to acquire any securities of Aurizon.

14.	Other Material Facts about Aurizon

As of the date hereof, except as described herein, Alamos has no knowledge of any material fact concerning the securities of Aurizon that has not been generally disclosed by Aurizon, or any other matter that is not disclosed in the Offer and Circular and that has not previously been generally disclosed, and that would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

15.	Acquisition of Common Shares Not Deposited Under the Offer

It is Alamos’ current intention that if it takes up and pays for Common Shares deposited under the Offer and, if feasible in accordance with the terms of the Common Shares and applicable Law, it will enter into one or more transactions to enable Alamos or an affiliate of Alamos to acquire all Common Shares not acquired under the Offer. There is no assurance that such a transaction will be completed and Alamos expressly reserves the right not to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction (such terms as defined herein).

Compulsory Acquisition

If, within four months after the date of the Offer, the Offer has been accepted by Shareholders who, in the aggregate, hold not less than 90% of the issued and outstanding Common Shares in respect of which the Offer was made as at the Expiry Time, other than Common Shares held at the date of the Offer by, or by a nominee for, Alamos or its affiliates (as such term is defined in the BCBCA) and Alamos acquires or is bound to take up and pay for such deposited Common Shares under the Offer, Alamos intends, to the extent possible and in compliance with all applicable Laws, to acquire those Common Shares which remain outstanding held by those persons who did not accept the Offer (and each person who subsequently acquires any such Common Shares) (“Offerees”) pursuant to the provisions of Section 300 of the BCBCA on the same terms (including the price offered per Common Share) as the Common Shares acquired under the Offer (a “Compulsory Acquisition”). Holders of Convertible Securities must exercise, exchange or convert those securities into Common Shares before any payment for underlying Common Shares will be made.

To exercise its statutory right of Compulsory Acquisition, Alamos must send written notice (the “Offeror’s Notice”) to each Offeree of such proposed acquisition within five months after the date of the Offer. If the Offeror’s Notice is sent to an Offeree under Subsection 300(3) of the BCBCA, Alamos is entitled and bound to acquire all of the Common Shares of that Offeree that were involved in the Offer for the same price and on the same terms contained in the Offer, unless the Supreme Court of British Columbia (the “Court”) orders otherwise on an application made by that Offeree within two months after the date of the Offeror’s Notice to that Offeree. Pursuant to any such application by an Offeree, the Court may fix the price and terms of payment for the Common Shares held by the Offeree and make any such consequential orders and give such directions as the Court considers appropriate. Unless the Court orders otherwise (or, if an application to the Court has been made pursuant to the provisions described in the immediately preceding sentence, at any time after that application has been disposed of), Alamos must, not earlier than two months after the date of the Offeror’s Notice, send a copy of the Offeror’s Notice to Aurizon and must pay or transfer to Aurizon the amount or other consideration representing the price payable by Alamos for the Common Shares that are referred to in the Offeror’s Notice. On receiving the copy of the Offeror’s Notice and the amount or other consideration representing the price payable for the Common Shares referred to in the Offeror’s Notice, Aurizon must register Alamos as a Shareholder with respect to those Common Shares subject to the Offeror’s Notice. Any such amount received by Aurizon for the Common Shares is required to be paid into a separate account at a savings institution and, together with any other consideration so received, must be held by Aurizon, or by a trustee approved by the Court, in trust for the persons entitled to that sum.

The foregoing is a summary only of the statutory right of Compulsory Acquisition which may become available to Alamos and is qualified in its entirety by the provisions of Section 300 of the BCBCA, the full text of which is attached as Schedule “C” to this Circular. Section 300 of the BCBCA is complex and may require strict adherence to notice and timing provisions, failing which rights may be lost or altered. Shareholders who wish to be better informed about Section 300 and other provisions of the BCBCA should consult their legal advisors.

The income tax consequences to a Shareholder of a Compulsory Acquisition may differ from the income tax consequences to such Shareholder of having its Common Shares acquired pursuant to the Offer. See Section 19 of the Circular “Principal Canadian Federal Income Tax Considerations” and Section 20 of the Circular, “U.S. Federal Income Tax Considerations”.

Compelled Acquisition

If not less than 90% of the issued and outstanding Common Shares are acquired by or on behalf of Alamos and its affiliates, any Offeree will be entitled, in certain circumstances and in accordance with the BCBCA, to require Alamos to acquire such Offeree’s Common Shares.

Section 300 of the BCBCA provides that if Alamos has not sent the Offeror’s Notice to each Offeree within one month after becoming entitled to do so, Alamos must send a written notice to each Offeree stating that, within three months after receiving such written notice, such Offeree may require Alamos to acquire the Common Shares of that Offeree that were involved in the Offer. If an Offeree requires Alamos to acquire such Offeree’s Common Shares in accordance with these provisions, Alamos must acquire those Offeree’s Common Shares for the same price and on the same terms contained in the Offer (a “Compelled Acquisition”).

The foregoing is a summary only of the statutory right of Compelled Acquisition which may become available to Offerees and is qualified in its entirety by the provisions of Sections 300(9) and 300(10) of the BCBCA, the full text of which is attached as Schedule “C” to this Circular. Sections 300(9) and 300(10) of the BCBCA are complex and may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Shareholders who wish to be better informed about these and other provisions of the BCBCA should consult their legal advisors.

The income tax consequences to a Shareholder of a Compelled Acquisition may differ from the income tax consequences to such Shareholder of having such Shareholder’s Common Shares acquired pursuant to the Offer. See Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations” and Section 20 of the Circular, “U.S. Federal Income Tax Considerations”.

Subsequent Acquisition Transaction

If Alamos acquires less than 90% of the Common Shares under the Offer, or the right of Compulsory Acquisition described above is not available for any reason, or if Alamos elects not to pursue such right, Alamos currently intends, depending on the number of Common Shares taken up and paid for under the Offer, to pursue other means of acquiring, directly or indirectly, all of the outstanding Common Shares and other securities exercisable for or convertible or exchangeable into Common Shares in accordance with applicable Law, including, by way of example, by means of an arrangement, reclassification, consolidation, amalgamation, merger or other combination of Aurizon with Alamos or one or more of Alamos’ entities, on such terms and conditions as Alamos, at the time, believes to be appropriate (each, a “Subsequent Acquisition Transaction”). To effect such Subsequent Acquisition Transaction, Alamos currently intends to cause a special meeting of Shareholders to be called to consider such a transaction. The detailed terms of any Subsequent Acquisition Transaction, including the timing of its implementation and the consideration to be received by the Shareholders, would necessarily be subject to a number of considerations, including the number of Common Shares acquired pursuant to the Offer. Alamos’ current intention is that the consideration to be paid to Shareholders pursuant to any Subsequent Acquisition Transaction would be equal in amount to and in the same form as that payable under the Offer; however, it is possible that, as a result of the number of Common Shares acquired under the Offer, delays in Alamos’ ability to effect such a transaction, information hereafter obtained by Alamos with respect to Aurizon or its business, changes in general economic, industry, regulatory or market conditions or in the business of Aurizon, or other currently unforeseen circumstances, such a transaction may not be so proposed, or may be proposed on different terms or delayed or abandoned. Alamos expressly reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction involving Aurizon and reserves the right to propose other means of acquiring, directly or indirectly, all of the issued and outstanding Common Shares in accordance with applicable Laws, including a Subsequent Acquisition Transaction on terms not described in the Circular.

If a Subsequent Acquisition Transaction were to be consummated, Shareholders may, under the BCBCA, have the right to dissent and demand payment of the fair value of their Common Shares. This right, if the statutory procedures are complied with, could lead to judicial determination of the fair value required to be paid to those dissenting holders for their Common Shares. The fair value of the Common Shares so determined could be more or less than the amount paid per security pursuant to the Subsequent Acquisition Transaction or the Offer. Any such judicial determination of the fair value of the Common Shares could be based upon considerations other than, or in addition to, the market price of the Common Shares.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to any Subsequent Acquisition Transaction.

The income tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the income tax consequences to such Shareholder of having such Shareholder’s Common Shares acquired pursuant to the Offer. See Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations” and Section 20 of the Circular, “U.S. Federal Income Tax Considerations”.

Securities Law Requirements for Business Combinations

Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) may deem a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of a Shareholder being terminated without the consent of the holder, irrespective of the nature of the consideration provided in substitution therefor. Alamos expects that any Subsequent Acquisition Transaction relating to Common Shares will be a “business combination” under MI 61-101. In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with MI 61-101 or an exemption therefrom, the “related party transaction” provisions therein do not apply to such transaction. Alamos intends to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of MI 61-101 would not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, an issuer proposing to carry out a business combination is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the expiry of a formal take-over bid where the consideration that security holders would be entitled receive under the business combination is at least equal in value to and is in the same form as the consideration that tendering security holders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents (and which disclosure has been provided herein). Alamos currently intends that the consideration offered per Common Share under any Subsequent Acquisition Transaction proposed by it would be the same consideration offered to the Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and, accordingly, Alamos expects to rely on these exemptions.

Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the BCBCA and Aurizon’s constating documents may require the approval of 66 2/3% of the votes cast by holders of the issued and outstanding Common Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. MI 61-101 also requires that, in addition to any other required security holder approval, in order to complete a business combination, the approval of a simple majority of the votes cast by “minority” shareholders of each class of affected securities who are entitled to vote, as described below, must be obtained unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities. If, however, following the Offer, Alamos and its affiliates beneficially own 90% or more of the Common Shares at the time the Subsequent Acquisition Transaction is agreed to, the requirement for minority approval under MI 61-101 would not apply to the transaction if an enforceable appraisal remedy or substantially equivalent right is made available to minority shareholders.

In relation to the Offer and any business combination, the “minority” shareholders entitled to vote will be, unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities, all Shareholders other than Alamos, any “interested party” (within the meaning of MI 61-101), certain “related parties” of Alamos or of any other “interested party” (in each case within the meaning of MI 61-101) and any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons. MI 61-101 also provides that Alamos may treat Common Shares acquired under the Offer as “minority” shares and vote them, or consider them voted, in favour of such business combination if, among other things: (a) the business combination is completed not later than 120 days after the Expiry Date, (b) the consideration per security in the business combination is at least equal in value to and in the same form as the consideration paid under the Offer; (c) the Shareholder who tendered such Common Shares to the Offer was not (i) a “joint actor” (within the meaning of MI 61-101) with Alamos in respect of the Offer, (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Common Share that is not identical in amount and form to the entitlement of the general body of Shareholders in Canada; and (d) certain disclosure is provided in the take-over bid disclosure documents (which disclosure has been provided herein). Alamos currently intends that the consideration offered per Common Share under any Subsequent Acquisition Transaction proposed by it would be the same consideration offered to the Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and all disclosure required in connection with any such Subsequent Acquisition Transaction has been provided in this Circular. Alamos intends to cause Common Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction. To the knowledge of Alamos after reasonable inquiry, it is anticipated that Common Shares held by Alamos, or an “interested” party and the directors and executive officers of Alamos that beneficially own Common Shares as listed under Section 12 of the Circular, “Trading in Securities of Aurizon”, will not be included for purposes of any “minority” shareholder approval. As a result, 26,507,283 votes attaching to outstanding Common Shares (representing approximately 16% of the issued and outstanding Common Shares) will not be included for the purposes of such calculation.

Rule 13e–3 under the U.S. Exchange Act is applicable to certain “going–private” transactions in the United States and may under certain circumstances be applicable to a Compulsory Acquisition or a Subsequent Acquisition Transaction. Alamos believes that Rule 13e–3 under the U.S. Exchange Act should not be applicable to a Compulsory Acquisition or a Subsequent Acquisition Transaction unless the Compulsory Acquisition or the Subsequent Acquisition Transaction, as the case may be, is consummated more than one year after the termination of the Offer. If applicable, Rule 13e–3 under the U.S. Exchange Act would require, among other things, that certain financial information concerning Aurizon and certain information relating to the fairness of the Compulsory Acquisition or the Subsequent Acquisition Transaction, as the case may be, and the consideration offered to minority Shareholders be filed with the SEC and distributed to minority Shareholders before the consummation of any such transaction.

The foregoing discussion of certain provisions of the U.S. Exchange Act is not a complete description of the U.S. Exchange Act or such provisions thereof and is qualified in its entirety by the reference to the U.S. Exchange Act.

Other Alternatives

If, following completion of the Offer, Alamos does not effect a Compulsory Acquisition or a Subsequent Acquisition Transaction, or if Alamos proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approvals, Alamos will evaluate its other available alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Common Shares or other securities in the open market, in private negotiated transactions, in another take-over bid or exchange offer or otherwise. Subject to applicable Law, any additional purchases of Common Shares could be at a price greater than, equal to or less than the price paid for Common Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, Alamos may take no action to acquire additional Common Shares or other securities, or may sell or otherwise dispose of any or all Common Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by Alamos which may vary from the price paid for Common Shares under the Offer.

The income tax consequences to a Shareholder of such alternatives may differ from the income tax consequences to such Shareholder of having such Shareholder’s Common Shares acquired pursuant to the Offer. See Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations” and Section 20 of the Circular, “U.S. Federal Income Tax Considerations”.

Legal and Judicial Developments

On February 1, 2008, MI 61-101 came into force in the Provinces of Ontario and Québec, introducing harmonized requirements for enhanced disclosure, independent valuations and majority of minority security holder approval for specified types of transactions. See “ – Securities Law Requirements for Business Combinations” above.

Certain judicial decisions may also be considered relevant to any business combination that may be proposed or effectuated subsequent to the expiry of the Offer. Prior to the adoption of MI 61-101 (or its predecessors), Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which involved certain business combinations. The trend both in legislation and in Canadian jurisprudence has been towards permitting business combinations to proceed subject to compliance with procedures designed to ensure substantive fairness to minority shareholders.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a business combination.

Valuation Exemption

Alamos and its affiliates currently own approximately 26,507,283 Common Shares, representing over 16% of the issued and outstanding Common Shares. Accordingly, the Offer is an “insider bid” within the meaning of certain Canadian provincial securities legislation and MI 61-101, as Alamos has, or is deemed to have, beneficial ownership of, or control over, directly or indirectly, more than 10% of the securities of Aurizon carrying more than 10% of the voting rights attached to all of Aurizon’s outstanding voting securities.

The applicable securities legislation and MI 61-101 require that a formal valuation of the securities that are the subject of the bid be prepared by an independent valuator and filed with the applicable securities regulatory authorities and that a summary of the formal valuation and an outline of every prior valuation of the offeree issuer made within 24 months preceding the date of the Offer, including a description of the source and circumstances under which it was made, be included in the take-over bid circular in respect of the “insider bid” (collectively, the “Valuation Requirements”), subject to certain exemptions.

In accordance with section 2.4(1)(a) of MI 61-101, Alamos is exempt from the Valuation Requirements in the Provinces of Québec and Ontario on the basis that neither Alamos nor any of its joint actors has, or has had within the preceding 12 months, any board or management representation in respect of Aurizon, or has knowledge of any material information concerning Aurizon or its securities that has not been generally disclosed.

Since the time the initial Share Purchase Agreements were entered into, Alamos does not know, after reasonable inquiry, of any material information in respect of Aurizon or its securities that has not been generally disclosed and, if generally disclosed, could reasonably be expected to increase the consideration. To the knowledge of Alamos and its directors and executive officers, after reasonable inquiry, no prior valuation (as such term is defined in MI 61-101) has been made in respect of Aurizon in the 24 months preceding the date of the Offer.

16.	Agreements, Commitments or Understandings

There are no agreements, commitments or understandings made or proposed to be made between Alamos and any of the directors or officers of Aurizon and no payment or other benefit is proposed to be made or given by Alamos to any of the directors or officers of Aurizon by way of compensation for loss of office or for remaining in or retiring from office as a result of the Offer.

Other than the Share Purchase Agreements described in Section 6 of the Circular, “Share Purchase Agreements”, there are no agreements, commitments or understandings between Alamos and any Shareholder with respect to the Offer or between Alamos and any person with respect to any securities of Aurizon in relation to the Offer.

There are no agreements, commitments or understandings between Alamos and Aurizon relating to the Offer and Alamos is not aware of any agreements, commitments or understandings that could affect control of Aurizon.

17.	Regulatory Matters

Based upon an examination of publicly available information available to Alamos, Alamos is not aware of any governmental licences or regulatory permits that appear to be material to the business of Aurizon which might be adversely affected by Alamos’ acquisition of Common Shares pursuant to the Offer. Also, except as described below or elsewhere in the Offer and Circular based upon an examination of publicly available information, Alamos is not aware of any material approval or other action by any federal, provincial, state or foreign government or administrative or regulatory agency that would be required prior to the acquisition of Common Shares pursuant to the Offer.

Competition Laws

Based upon an examination of publicly available information relating to the business of Aurizon, Alamos does not reasonably expect the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction, as applicable, to give rise to material competition/anti-trust concerns in any jurisdiction. However, Alamos cannot be assured that no such concerns will arise.

Competition Act (Canada)

Under the Competition Act (Canada) (the “Competition Act”), a transaction that exceeds certain financial thresholds (a “Notifiable Transaction”) requires prior notification to the Commissioner unless the Commissioner issues an advance ruling certificate (an “ARC”) or waives the filing obligation in respect of the transaction. If a transaction is a Notifiable Transaction, it may not be completed until the applicable statutory waiting period has expired or been terminated, or the Commissioner has either issued an ARC or otherwise waived the filing obligation. The applicable statutory waiting period expires 30 days following the day of the filing of a pre-merger notification under the Competition Act (or earlier if the Commissioner issues an ARC in advance) (unless that 30th day falls on a weekend, in which case the waiting period expires on the next business day) or, if during that 30-day period the Commissioner issues a request for additional information (a “Supplementary Information Request”), 30 days following the day on which the information requested under a Supplementary Information Request has been received by the Commissioner and certified complete (unless that 30th day falls on a weekend, in which case the waiting period expires on the next business day).

In cases where the Commissioner wishes to challenge a merger, he may apply to the Competition Tribunal in respect of a “merger” (as defined under the Competition Act), and if the Competition Tribunal finds that the merger is likely to prevent or lessen competition substantially, the Competition Tribunal may issue an order to, among other things, prohibit the merger in whole or in part.

Alternatively, where the Commissioner is satisfied that he would not have sufficient grounds to apply to the Competition Tribunal under the merger provisions of the Competition Act, the Commissioner may issue an ARC in respect of that transaction. If the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued. The Commissioner may, in lieu of issuing an ARC, issue a “no action” letter, wherein the Commissioner indicates that he does not intend, at that time, to bring an application to the Competition Tribunal under the merger provisions of the Competition Act but reserves the right to do so within one year of closing as permitted under the Competition Act.

Based upon an examination of publicly available information available to Alamos, Alamos is currently of the view that the transactions contemplated by the Offer may constitute a Notifiable Transaction and a “merger” under the Competition Act. Therefore, if no new information becomes available to Alamos, Alamos currently intends to shortly submit a request for an ARC, or in the alternative a waiver from the filing obligation and a no action letter, with respect to the Offer. Alamos also currently intends to file a pre-merger notification with the

Commissioner, in which case Aurizon will also be required to make a pre-notification filing within ten days of being notified by the Commissioner of Alamos’ filing.

The obligation of Alamos to complete the Offer is, among other things, subject to the condition (i) that the Commissioner shall have issued (and not rescinded or amended) an ARC under Section 102 of the Competition Act with respect to the transactions contemplated by the Offer and any Compulsory Acquisition, Subsequent Acquisition Transaction or other alternative transactions; or (ii) that: (a) the waiting period under Section 123 of the Competition Act shall have expired or been terminated or the notification requirement shall have been waived pursuant to Section 113(c) of the Competition Act, and (b) the Commissioner shall have advised Alamos in writing (and not rescinded or amended such advice, referred to herein as a “no action” letter) that the Commissioner does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by the Offer and any Compulsory Acquisition, Subsequent Acquisition Transaction or other alternative transactions, and the form of and any terms and conditions to any such advice are satisfactory to Alamos in its sole judgment (the “Competition Act Approval”). See Section 4 of the Offer, “Conditions of the Offer”.

HSR Act

Under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The obligation of Alamos to complete the Offer may be subject to such requirements (the “HSR Condition”).

Based upon an examination of publicly available information available to Alamos, Alamos is currently of the view that the transactions contemplated by the Offer may be subject to the HSR Act. Therefore, if no new information becomes available to Alamos, Alamos currently intends to shortly submit a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division.

Under the provisions of the HSR Act applicable to the Offer, the acquisition of Common Shares pursuant to the Offer may not be consummated until the expiration of a 30-calendar day waiting period following the filing by Alamos, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period (a “Second Request”). There can be no assurance, however, that the 30-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to issue a Second Request to Alamos with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m. Toronto time, on the 30th calendar day after the date of substantial compliance with such Second Request unless either (i) the FTC or the Antitrust Division seeks, and is granted, a court order further extending the waiting period or (ii) the HSR Act waiting period is earlier terminated by the FTC and the Antitrust Division. If the acquisition of Common Shares is delayed pursuant to a Second Request, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Common Shares will be deferred until 30 days after the request is complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Unless Alamos determines that the transactions contemplated by the Offer are not subject to the HSR Act, it is a condition to the Offer that any waiting period under the HSR Act applicable to the Offer expire or be terminated. See Section 4 of the Offer, “Conditions of the Offer”.

Securities Regulatory Matters

The distribution of the Alamos Shares under the Offer is being made pursuant to statutory exemptions from the prospectus and dealer registration requirements under applicable Canadian securities laws. While the resale of Alamos Shares issued under the Offer is subject to restrictions under the securities laws of certain Canadian provinces and territories, Shareholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions.

Alamos has filed the Registration Statement with the SEC registering the issuance of the Alamos Shares offered to U.S. Shareholders pursuant to the Offer as required by the U.S. Securities Act. The resale of the Alamos Shares offered to U.S. Shareholders by persons that are not “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of Alamos will not be required to be registered in the United States. However, Alamos Shares acquired by “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of Alamos may be resold only in a transaction registered under the U.S. Securities Act or in accordance with the requirements of Rule 144 or another exemption from the registration requirements of the U.S. Securities Act. In general, an “affiliate” (as defined in Rule 144 under the U.S. Securities Act) of Alamos is an officer or director of Alamos, a shareholder who beneficially owns more than 10% of the issued and outstanding Alamos Shares or other individuals or entities that, directly or indirectly, through one or more intermediaries, control, or are controlled by or are under common control with Alamos.

This document does not constitute a registration statement covering resales of securities by persons who are otherwise restricted from selling their shares under the U.S. Securities Act.

The Offer is being made in compliance with applicable Canadian and U.S. rules governing take-over bids and tender offers, respectively, or applicable exemptions therefrom.

Stock Exchange Listing

In connection with the Offer, Alamos expects to issue up to approximately 23,500,000 Alamos Shares, representing approximately 18.4% of the Alamos Shares issued and outstanding on a non-diluted basis immediately prior to the completion of the Offer. Alamos intends to apply to list such Alamos Shares on the TSX. Alamos has applied to list the Alamos Shares (including the Alamos Shares offered hereunder) on the NYSE. Listing will be subject to fulfillment of all of the applicable listing requirements and the approval of the TSX and the NYSE.

U.S. Securities and Exchange Commission Relief Requested

Alamos intends to request from the SEC certain exemptions from rules under the U.S. Exchange Act with respect to the Offer. Alamos intends to request relief from Rule 14d-11(e) under the U.S. Exchange Act to be permitted to take up and pay for Common Shares deposited during the Subsequent Offering Period within ten calendar days of the date the Common Shares were deposited, in accordance with Canadian Law and practice. Alamos also intends to request relief from Rule 14d-11(e) and Rule 14d-10(a)(2) under the U.S. Exchange Act to permit the use of pro rating the consideration offered under the Offer on more than one Take-Up Date. There can be no assurance that Alamos will be granted such relief.

18.	Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer

The purchase of Common Shares by Alamos pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly, as well as the number of Shareholders and, depending on the number of Common Shares acquired by Alamos under the Offer, would likely adversely affect the liquidity and market value of the remaining Common Shares held by the public.

The rules and regulations of the TSX and the NYSE MKT establish certain criteria which, if not met, could upon successful completion of the offer, lead to the delisting of the Common Shares from such exchanges. Among such criteria are the number of Shareholders, the number of Common Shares publicly held and the aggregate market value of the Common Shares publicly held. Depending on the number of Common Shares purchased under the Offer, it is possible that the Common Shares would fail to meet the criteria for continued listing on the TSX and the NYSE MKT. If this were to happen, the Common Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Common Shares. In addition, the termination of the registration of the Common Shares under the U.S. Exchange Act would substantially reduce the information required to be furnished by Aurizon to the Shareholders and to the SEC and would make certain provisions of the U.S. Exchange Act no longer applicable to Aurizon, such as the requirements of Rule 13e-3 under the U.S. Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of Aurizon and persons holding “restricted securities” (as defined in Rule 144 under the U.S. Securities Act) of Aurizon to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act and Rule 144A under the U.S. Securities Act may be impaired or eliminated.

If permitted by applicable Law, subsequent to the completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction, Alamos intends to apply to delist the Common Shares from the TSX and the NYSE MKT.

If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Alamos intends to cause Aurizon to cease to be a reporting issuer or its equivalent under the securities laws of Canada and the United States.

19.	Principal Canadian Federal Income Tax Considerations

In the opinion of Torys LLP, counsel to Alamos, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to a Shareholder who, for purposes of the Tax Act, holds Common Shares and Alamos Shares received pursuant to the Offer as capital property, deals at arm’s length with, and is not affiliated with, Aurizon or Alamos and who sells Common Shares pursuant to the Offer or otherwise disposes of Common Shares pursuant to certain transactions described under Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”.

Common Shares and Alamos Shares generally will be considered capital property to a Shareholder for purposes of the Tax Act unless the Shareholder holds such shares in the course of carrying on a business of buying and selling securities or the Shareholder has acquired or holds them in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Tax Regulations”) in force prior to the date hereof, and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing by the CRA. The summary takes into account all specific proposals to amend the Tax Act and the Tax Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and assumes that all Tax Proposals will be enacted in the form proposed. However, there is no certainty that the Tax Proposals will be enacted in the form currently proposed, if at all. The summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or other changes in administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ materially from the Canadian federal income tax legislation or considerations described herein.

This summary is not applicable to persons holding Convertible Securities or other conversion or exchange rights to acquire Common Shares, or persons who acquired Common Shares on the exercise of employee stock options. In addition, this summary is not applicable to (i) “financial institutions” who are subject to the mark-to-market rules in the Tax Act, (ii) “specified financial institutions”, (iii) a person an interest in which would be a “tax shelter investment”, or (iv) persons who have elected to determine their “Canadian tax results” in a foreign currency pursuant to the “functional currency” reporting rules, all within the meaning of the Tax Act. All such persons should consult their own tax advisors.

Further, this summary is not applicable to a person that (i) is a corporation resident in Canada and (ii) is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of Alamos Shares, controlled by a non-resident corporation for the purposes of the foreign affiliate dumping rules in proposed section 212.3 of the Tax Act. Any such Shareholder should consult its own tax advisor.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal, business or tax advice or representations to any particular Shareholder to whom the Offer is made. Accordingly, Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, state or local tax authority.

Shareholders Resident in Canada

This part of the summary is applicable only to a Shareholder who, for purposes of the Tax Act and at all relevant times, is resident, or is deemed to be resident, in Canada (a “Resident Shareholder”). Certain Resident Shareholders whose Common Shares might not otherwise constitute capital property may be entitled to elect that such Common Shares be deemed capital property by making an irrevocable election under subsection 39(4) of the Tax Act to treat all “Canadian securities” (as defined in the Tax Act) owned by the Resident Shareholder as capital property. Resident Shareholders contemplating such an election should first consult their own tax advisors.

Disposition of Common Shares Pursuant to the Offer

Exchange of Common Shares for Cash only or a Combination of Alamos Shares and Cash – No Tax Election

A Resident Shareholder whose Common Shares are exchanged for cash only or a combination of Alamos Shares and cash pursuant to the Offer and who does not make a valid Tax Election (as defined herein) will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the Resident Shareholder’s Common Shares immediately before the exchange.

For purposes of computing the capital gain or capital loss realized upon disposition of a Common Share to Alamos, a Resident Shareholder will be considered to have disposed of such Resident Shareholder’s Common Share to Alamos for proceeds of disposition equal to the aggregate of the cash received in respect of such Common Share (including cash received in lieu of a fraction of a share) and the fair market value (determined at the time the Common Share is taken up and paid for) of Alamos Shares received from Alamos (if any), in consideration therefor.

The cost to the Resident Shareholder of any Alamos Shares acquired on the exchange will equal the fair market values, as at the time of the exchange, of the Common Shares disposed of by such Resident Shareholder, less the aggregate of the amount of cash received on the exchange. If the Resident Shareholder separately owns other Alamos Shares as capital property at that time, the adjusted cost base of all Alamos Shares owned by the Resident Shareholder as capital property immediately after the exchange will be determined by averaging the cost of the Alamos Shares acquired on the exchange with the adjusted cost base of those other Alamos Shares.

Exchange of Common Shares for Alamos Shares Only

In the case of a Resident Shareholder who elects the Share Alternative and who receives only Alamos Shares (except for cash in lieu of a fractional share, if applicable), a capital gain or capital loss that would otherwise be realized on the exchange of a Common Share for a Alamos Share may be deferred under the provisions of section 85.1 of the Tax Act.

In general, except where (a) such a Resident Shareholder has, in the Resident Shareholder’s income tax return for the year of sale, included any portion of the gain or loss otherwise determined from the disposition of a Common Share, (b) such a Resident Shareholder has made a Tax Election, or (c) immediately after the exchange, such a Resident Shareholder or persons with whom such a Resident Shareholder does not deal at arm’s length for purposes of the Tax Act or such a Resident Shareholder together with such persons either controls or beneficially owns shares of the capital stock of Alamos having a fair market value of more than 50% of the fair market value of all outstanding shares of the capital stock of Alamos, the Resident Shareholder will be deemed to have disposed of each of the Resident Shareholder’s Common Shares for proceeds of disposition equal to the adjusted cost base of such share immediately before the disposition, and, in exchange therefor, will be deemed to have acquired Alamos Shares at a cost equal to such adjusted cost base. Pursuant to the CRA’s current administrative practices, a Resident Shareholder who receives cash not exceeding $200 in lieu of a fractional share will have the option of recognizing the capital gain or capital loss arising on the disposition of the fractional share or alternatively of reducing the adjusted cost base of the Alamos Shares acquired by the amount of cash so received.

If the Resident Shareholder separately owns other Alamos Shares as capital property at that time, the adjusted cost base of all Alamos Shares owned by the Resident Shareholder as capital property immediately after the exchange will be determined by averaging the cost of the Alamos Shares acquired on the exchange with the adjusted cost base of those other Alamos Shares.

The provisions described above with respect to the deferral of a capital gain or a capital loss will not apply to Resident Shareholders who elect to include in their income for the year of disposition any portion of the gain or loss otherwise determined. A Resident Shareholder who does include any such amount in income will be deemed to have disposed of all Common Shares for proceeds of disposition equal to the fair market value of Alamos Shares (and cash in lieu of a fractional share, if applicable) received in exchange therefor and to have acquired such Alamos Shares at a cost equal to their fair market value. It is not possible for a Resident Shareholder to elect such treatment on a portion only of the gain or loss otherwise realized on a disposition of Common Shares.

Exchange of Common Shares for Alamos Shares only or a Combination of Alamos Shares and Cash – Tax Election

The following applies to a Resident Shareholder who is an Eligible Holder. An Eligible Holder who receives Alamos Shares only or a combination of cash and Alamos Shares under the Offer and who elects the Rollover Option in the Letter of Transmittal may obtain a full or partial tax deferral in respect of the disposition of Common Shares as a consequence of filing with the CRA (and, where applicable, with a provincial tax authority) a joint election made by the Eligible Holder and Alamos (the “Tax Election”) under subsection 85(1) of the Tax Act (or, in the case of a partnership, under subsection 85(2) of the Tax Act provided all members of the partnership jointly elect) and the corresponding provisions of any applicable provincial tax legislation.

So long as, at the time of the disposition, the adjusted cost base to an Eligible Holder of the holder’s Common Shares equals or exceeds the aggregate of the amount of any cash received as a result of such disposition by such holder, the Eligible Holder may select an Elected Amount so as to not realize a capital gain for the purposes of the Tax Act on the exchange. The “Elected Amount” means the amount selected by an Eligible Holder, subject to the limitations described below, in the Tax Election to be treated as the Eligible Holder’s proceeds of disposition of the Common Shares.

In general, where an election is made, the Elected Amount must comply with the following rules:

(a)	the Elected Amount may not be less than the aggregate of the amount of cash received by the Eligible Holder as a result of the disposition;

(b)

the Elected Amount may not be less than the lesser of the adjusted cost base to the Eligible Holder of the Common Shares disposed of, determined at the time of the disposition, and the fair market value of the Common Shares at that time; and

(c)	the Elected Amount may not exceed the fair market value of the Common Shares at the time of the disposition.

Where an Eligible Holder and Alamos make an election that complies with the rules above, the tax treatment to the Eligible Holder generally will be as follows:

(a)	the Common Shares will be deemed to have been disposed of by the Eligible Holder for proceeds of disposition equal to the Elected Amount;

(b)

if the Elected Amount is equal to the aggregate of the adjusted cost base to the Eligible Holder of the Common Shares, determined at the time of the disposition, and any reasonable costs of disposition, no capital gain or capital loss will be realized by the Eligible Holder;

(c)

to the extent that the Elected Amount exceeds (or is less than) the aggregate of the adjusted cost base of the Common Shares to the Eligible Holder and any reasonable costs of disposition, the Eligible Holder will in general realize a capital gain (or capital loss); and

(d)

the aggregate cost to the Eligible Holder of the Alamos Shares acquired as a result of the disposition will be equal to the amount, if any, by which the Elected Amount exceeds the aggregate of the amount of cash received by the Eligible Holder as a result of the disposition, and such cost will be averaged with the adjusted cost base of all other Alamos Shares held by the Eligible Holder immediately prior to the disposition for the purpose of determining thereafter the adjusted cost base of each Alamos Share held by such Eligible Holder.

Alamos has agreed to make a Tax Election pursuant to subsection 85(1) or subsection 85(2) of the Tax Act (and any similar provision of any provincial tax legislation) with an Eligible Holder at the amount determined by such Eligible Holder, subject to the limitations set out in subsection 85(1) or subsection 85(2) of the Tax Act (or any applicable provincial tax legislation).

A tax instruction letter providing certain instructions on how to complete the Tax Election forms may be obtained from the Depositary and Information Agent by checking the appropriate box on the Letter of Transmittal and delivering the Letter of Transmittal to the Depositary and Information Agent at or before the Expiry Time in accordance with the procedures set out in Section 3 of the Offer, “Manner of Acceptance — Letter of Transmittal”.

To make a Tax Election, an Eligible Holder must provide the necessary information in accordance with the procedures set out in the tax instruction letter within 60 days after the Expiry Time. The information will include the number of Common Shares transferred, the consideration received and the applicable Elected Amount for the purposes of such election. Subject to the information complying with the provisions of the Tax Act (and any applicable provincial income tax law), a copy of the election form containing the information provided will be signed by Alamos and returned to the Eligible Holder for filing with the CRA (or the applicable provincial tax authority). Each Eligible Holder is solely responsible for ensuring the Tax Election is completed correctly and filed with the CRA (and any applicable provincial tax authorities) by the required deadline.

Alamos will make a Tax Election only with an Eligible Holder, and at the amount selected by the Eligible Holder subject to the limitations set out in the Tax Act (and any applicable provincial tax legislation). Neither Alamos nor Aurizon will be responsible for the proper completion or filing of any election form and the Eligible Holder will be solely responsible for the payment of any late filing penalty. Alamos agrees only to execute any election form containing information provided by the Eligible Holder which complies with the provisions of the Tax Act (and any applicable provincial tax law) and to return such election form to the Eligible Holder for filing with the CRA (and any applicable provincial tax authority). At its sole discretion, Alamos may accept and execute an election form that is not received within the 60 day period; however, no assurances can be given that Alamos will do so. Accordingly, all Eligible Holders who wish to make a joint election with Alamos should give their immediate attention to this matter. With the exception of execution of the election form by Alamos, compliance with the requirements for a valid Tax Election will be the sole responsibility of the Eligible Holder making the election. Accordingly, none of Alamos, Aurizon or the Depositary and Information Agent will be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to provide information necessary for the election in accordance with the procedures set out in the tax instruction letter, to properly complete any election or to properly file it within the time prescribed and in the form prescribed under the Tax Act (or the corresponding provisions of any applicable provincial tax legislation).

For the CRA (and where applicable the provincial revenue authorities) to accept a Tax Election without a late filing penalty being paid by an Eligible Holder, the election form must be received by such revenue authorities on or before the day that is the earliest of the days on or before which either Alamos or the Eligible Holder (or any partner thereof where the Eligible Holder is a partnership) is required to file an income tax return for the taxation year in which the disposition occurs. Alamos’ 2013 taxation year is scheduled to end on December 31, 2013, although Alamos’ taxation year may end earlier as a result of an event such as an amalgamation, and its tax return is required to be filed within six months from the end of the taxation year. Eligible Holders are urged to consult their own advisors as soon as possible respecting the deadlines applicable to their own particular circumstances. However, regardless of such deadlines, information necessary for an Eligible Holder to make a Tax Election must be received by Alamos in accordance with the procedures set out in the tax instruction letter no later than 60 days after the Expiry Time.

Any Eligible Holder who does not ensure that information necessary to make an election has been received in accordance with the procedures set out in the tax instruction letter within 60 days after the Expiry Time will not be able to benefit from the tax deferral provisions in subsections 85(1) and 85(2) of the Tax Act (or the corresponding provisions of any applicable provincial tax legislation). Accordingly, all Eligible Holders who wish to make a Tax Election with Alamos should give their immediate attention to this matter. The instructions for requesting a tax instruction letter are set out in the Letter of Transmittal. Eligible Holders are referred to Information Circular 76-19R3 and Interpretation Bulletin IT-291R3 issued by the CRA for further information respecting the Tax Election. Eligible Holders wishing to make the Tax Election should consult their own tax advisors. The comments herein with respect to the Tax Election are provided for general assistance only. The law in this area is complex and contains numerous technical requirements.

Taxation of Capital Gains and Capital Losses

Generally, a Resident Shareholder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by it in that year. A Resident Shareholder will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Shareholder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to and in accordance with the detailed rules contained in the Tax Act.

The amount of any capital loss realized on the disposition of a Common Share or an Alamos Share by a Resident Shareholder that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of any dividends received or deemed to have been received by the corporation on such share (or on a share for which such share is substituted or exchanged). Similar rules may apply where shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Shareholders to whom these rules may be relevant should consult their own advisors.

A Resident Shareholder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains realized, interest and certain dividends. Capital gains realized by a Resident Shareholder who is an individual or a trust, other than certain specified trusts, will be taken into account in determining liability for alternative minimum tax under the Tax Act.

Disposition of Common Shares Pursuant to a Compulsory Acquisition or Compelled Acquisition

As described in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer — Compulsory Acquisition” and “Acquisition of Common Shares Not Deposited Under the Offer — Compelled Acquisition”, Alamos may, in certain circumstances, acquire or be required to acquire Common Shares not deposited pursuant to the Offer pursuant to statutory rights of purchase under section 300 of the BCBCA. The income tax consequences to a Resident Shareholder of a disposition of Common Shares in such circumstances generally will be as described under the heading “— Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Cash only or a Combination of Alamos Shares and Cash – No Tax Election” above, “— Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Alamos Shares Only” above, or “— Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Alamos Shares only or a Combination of Alamos Shares and Cash – Tax Election” above, as the case may be, unless a Resident Shareholder exercises the right to go to court for a determination of fair value in a Compulsory Acquisition and is entitled to receive the fair value of the Resident Shareholder’s Common Shares. In this case, the proceeds of disposition for the Resident Shareholder’s Common Shares will be the amount (other than interest) determined by the court. The Resident Shareholder will be required to include in computing its income any interest awarded by the court in connection with a Compulsory Acquisition.

Resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Compulsory Acquisition or a Compelled Acquisition.

Disposition of Common Shares Pursuant to a Subsequent Acquisition Transaction

As described in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer — Subsequent Acquisition Transaction”, if Alamos does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition or a Compelled Acquisition, Alamos may propose other means of acquiring the remaining issued and outstanding Common Shares.

The income tax treatment of a Subsequent Acquisition Transaction to a Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered. Alamos may propose an amalgamation, arrangement, reorganization, consolidation, recapitalization, reclassification, continuance or other transaction. It is not possible to comment as to the tax treatment of a Subsequent Acquisition Transaction to a Resident Shareholder until the form of any Subsequent Acquisition Transaction is determined. However, the income tax consequences of a Subsequent Acquisition Transaction may differ from those arising on the disposition of Common Shares under the Offer and will depend on the particular form and circumstances of such alternative transaction. For example, a Resident Shareholder may, as a result of a Subsequent Acquisition Transaction, realize a capital gain or capital loss, be deemed to receive a dividend or incur both results. No opinion is expressed herein as to the income tax consequences of any such alternative transaction to a Resident Shareholder.

Resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

Potential Delisting

As described in Section 18 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”, the Common Shares may cease to be listed on the TSX and the NYSE MKT following the completion of the Offer. Resident Shareholders are cautioned that, if the Common Shares are no longer listed on a “designated stock exchange” (which currently includes the TSX and the NYSE MKT) and Aurizon ceases to be a “public corporation” for purposes of the Tax Act, the Common Shares will not be qualified investments for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered education savings plans, registered disability savings plans, deferred profit sharing plans and tax-free savings accounts (“TFSAs”). Resident Shareholders who hold the Common Shares in such trusts should consult their own tax advisors with respect to the potential income tax consequences to them in this regard.

Holding and Disposing of Alamos Shares

A Resident Shareholder will be required to include in computing its income for a taxation year any dividends received (or deemed to be received) on the Alamos Shares. In the case of a Resident Shareholder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated by Alamos as eligible dividends in accordance with the provisions of the Tax Act. A dividend received (or deemed to be received) by a Resident Shareholder that is a corporation will generally be deductible in computing the corporation’s taxable income.

A Resident Shareholder that is a “private corporation”, as defined in the Tax Act, or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will generally be liable to pay a refundable tax of 33 1/3% under Part IV of the Tax Act on dividends received (or deemed to be received) on the Alamos Shares to the extent such dividends are deductible in computing the Resident Shareholder’s taxable income for the taxation year.

The disposition or deemed disposition of Alamos Shares by a Resident Shareholder (other than to Alamos) will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the Resident Shareholder immediately before the disposition. See “— Disposition of Common Shares Pursuant to the Offer — Taxation of Capital Gains and Capital Losses” above for a general description of the treatment of capital gains and losses under the Tax Act.

Eligibility for Investment

Alamos Shares will be qualified investments under the Tax Act for a trust governed by an RRSP, RRIF, registered education savings plan, registered disability savings plan, deferred profit sharing plan or a TFSA, at any particular time, provided that, at that time, the Alamos Shares are listed on a “designated stock exchange” (which currently includes the TSX and the NYSE) or Alamos is a “public corporation” as defined in the Tax Act.

Notwithstanding that Alamos Shares may be qualified investments, a holder of a TFSA or an annuitant of a RRSP or RRIF will be subject to a penalty tax if the Alamos Shares are a “prohibited investment” (as defined in the Tax Act) for a trust governed by a TFSA, RRSP or RRIF. An Alamos Share will generally be a “prohibited investment” for a trust governed by a TFSA, RRSP or RRIF if the holder of the TFSA or the annuitant of the RRSP or RRIF, as the case may be, does not deal at arm’s length with Alamos for purposes of the Tax Act or has a “significant interest” (for purposes of the “prohibited investment” rules in the Tax Act) in Alamos. Generally, Alamos Shares will not be a “prohibited investment” to such holder or annuitant, as the case may be, if, at the relevant time, at least 90% of the fair market value of all “equity” of Alamos is owned by persons dealing at arm’s length with such holder or annuitant, and certain other criteria are met. Holders of TFSAs and annuitants of RRSPs or RRIFs should consult their own advisors in this regard.

Shareholders Not Resident in Canada

This part of the summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is neither resident nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, Common Shares in connection with carrying on a business in Canada (a “Non-Resident Shareholder”). This part of the summary is not applicable to Non-Resident Shareholders that are insurers carrying on an insurance business in Canada and elsewhere.

Disposition of Common Shares Pursuant to the Offer

Exchange of Common Shares for Alamos Shares and/or Cash – No Tax Election

A Non-Resident Shareholder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares pursuant to the Offer unless those Common Shares constitute “taxable Canadian property” and are not “treaty-protected property” of the Shareholder.

Generally, a Common Share will not be “taxable Canadian property” to a Non-Resident Shareholder at a particular time provided that such share is listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the TSX and the NYSE MKT) unless at any time during the 60-month period immediately preceding the disposition (i) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder did not deal at arm’s length, or the Non-Resident Shareholder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of Aurizon, and (ii) more than 50% of the fair market value of the Common Share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Common Shares may be deemed to be taxable Canadian property to the Non-Resident Shareholder. Non-Resident Shareholders whose Common Shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Even if the Common Shares are taxable Canadian property to a Non-Resident Shareholder, a taxable capital gain or an allowable capital loss resulting from the disposition of the Common Shares will not be included in computing the Non-Resident Shareholder’s income for purposes of the Tax Act provided that the Common Shares constitute “treaty-protected property”, as defined in the Tax Act. Common Shares owned by a Non-Resident Shareholder will generally be treaty-protected property at the time of the disposition if the gain from the disposition of such shares would, because of an applicable income tax treaty or convention to which Canada is a signatory, be exempt from tax under the Tax Act.

In the event that the Common Shares constitute taxable Canadian property but not treaty-protected property to a particular Non-Resident Shareholder on the disposition thereof pursuant to the Offer, such Non-Resident Shareholder will realize a capital gain (or capital loss) generally in the circumstances and computed in the manner described above under “Shareholders Residents in Canada – Disposition of Common Shares pursuant to the Offer”. Such non-resident Shareholder, however, may be entitled to the automatic tax deferral provisions of section 85.1 of the Tax Act as described above where the Non-Resident Shareholder receives only Alamos Shares as consideration for depositing Common Shares to the Offer. If section 85.1 of the Tax Act applies, the Alamos Shares received in exchange for Common Shares that constituted taxable Canadian property to such Non-Resident Shareholder may be deemed to be taxable Canadian property to such Non-Resident Shareholder.

In the event that the Common Shares constitute taxable Canadian property and the disposition of such Common Shares by a Non-Resident Shareholder gives rise to a capital gain which is not exempt from Canadian tax under the terms of an applicable income tax treaty or convention, the income tax consequences as described above under “Shareholders Residents in Canada – Taxation of Capital Gains and Capital Losses” will generally apply. Non-Resident Shareholders whose Common Shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Exchange of Common Shares for Alamos Shares only or a Combination of Alamos Shares and Cash – Tax Election

In the event that Common Shares constitute taxable Canadian property but not treaty-protected property to a particular Non-Resident Shareholder, and such Non-Resident Shareholder receives Alamos Shares only or a combination of cash and Alamos Shares, then the Non-Resident Shareholder will be an Eligible Holder and may require Alamos to jointly execute for filing with the CRA a Tax Election for the purpose of allowing the Eligible Holder to achieve a full or partial income tax deferral for Canadian federal income tax purposes. Alamos will be required to execute the form and send it to the Eligible Holder only if the Eligible Holder complies with the requirements set forth under “Shareholders Resident in Canada — Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Alamos Shares only or a Combination of Alamos Shares and Cash – Tax Election” on the same basis as if the Non-Resident Shareholder were a Resident Shareholder thereunder. If the Eligible Holder complies with those requirements, generally the exchange may occur on a fully or partially income tax-deferred basis as described above under “Shareholders Resident in Canada — Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Alamos Shares only or a Combination of Alamos Shares and Cash — Tax Election” on the same basis as if the Non-Resident Shareholder were a Resident Shareholder thereunder.

The Alamos Shares that such Eligible Holders receive for the Common Shares will generally be deemed to be taxable Canadian property. Non-Resident Shareholders who are Eligible Holders should consult their own tax advisors in this regard.

Disposition of Common Shares Pursuant to a Compulsory Acquisition or Compelled Acquisition

As described in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer — Compulsory Acquisition” and “Acquisition of Common Shares Not Deposited Under the Offer — Compelled Acquisition”, Alamos may, in certain circumstances, acquire or be required to acquire Common Shares not deposited pursuant to the Offer pursuant to statutory rights of purchase under section 300 of the BCBCA.

A Non-Resident Shareholder whose Common Shares do not constitute taxable Canadian property will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Common Shares by way of a Compulsory Acquisition or a Compelled Acquisition.

Whether a Common Share is considered to be taxable Canadian property at the time of a disposition by way of a Compulsory Acquisition or a Compelled Acquisition will generally be determined as described above (see “Shareholders Not Resident in Canada – Disposition of Common Shares Pursuant to the Offer”) except that more stringent rules may be applied where the Common Shares cease to be listed on a designated stock exchange (see “Shareholders Not Resident in Canada – Potential Delisting”).

A Non-Resident Shareholder whose Common Shares are taxable Canadian property for purposes of the Tax Act may be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Common Shares by way of a Compulsory Acquisition or a Compelled Acquisition unless the Common Shares constitute treaty-protected property, such Non-Resident Shareholder receives only Alamos Shares as consideration for Common Shares of the Non-Resident Shareholder or a valid Tax Election is made in respect of the disposition of Common Shares by the Non-Resident Shareholder. See “Shareholders Not Resident in Canada — Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Alamos Shares and/or Cash – No Tax Election” or (if a valid Tax Election is made) “Shareholders Not Resident in Canada — Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Alamos Shares only or a Combination of Alamos Shares and Cash – Tax Election”.

Generally, where interest is paid or credited to a Non-Resident Shareholder in connection with a Compulsory Acquisition, the Non-Resident Shareholder will not be subject to Canadian withholding tax on such interest under the Tax Act.

Non-Resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Compulsory Acquisition or a Compelled Acquisition.

Disposition of Common Shares Pursuant to a Subsequent Acquisition Transaction

As described in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer — Subsequent Acquisition Transaction”, if Alamos does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition or a Compelled Acquisition, Alamos may propose other means of acquiring the remaining issued and outstanding Common Shares.

The income tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered. Alamos may propose an amalgamation, arrangement, reorganization, consolidation, recapitalization, reclassification, continuance or other transaction. It is not possible to comment as to the income tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Shareholder until the form of any Subsequent Acquisition Transaction is determined. However, the income tax consequences of a Subsequent Acquisition Transaction may differ from those arising on the sale of Common Shares under the Offer and will depend on the particular form and circumstances of such Subsequent Acquisition Transaction. For example, a Non-Resident Shareholder may, as a result of a Subsequent Acquisition Transaction, realize a capital gain or capital loss, be deemed to receive a dividend or incur both results. No opinion is expressed herein as to the tax consequences of any such Subsequent Acquisition Transaction to a Non-Resident Shareholder.

Dividends, including deemed dividends, paid or credited to a Non-Resident Shareholder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Shareholder may be entitled under any applicable income tax treaty or convention. For example, in the case of a Non-Resident Shareholder that is a resident of the United States for purposes of, and is fully-entitled to the benefits under, the Canada-United States Income Tax Convention (1980), this rate will generally be reduced to 15%.

Non-Resident Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

Potential Delisting

As described in Section 18 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”, Common Shares may cease to be listed on the TSX and the NYSE MKT (or another designated stock exchange) following the completion of the Offer and may not be listed on the TSX or the NYSE MKT (or another designated stock exchange) at the time of their disposition pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction.

Non-Resident Shareholders who do not dispose of their Common Shares pursuant to the Offer are cautioned that Common Shares that are not listed on a designated stock exchange at the time of their disposition will be considered taxable Canadian property of the Non-Resident Shareholder, if at any time within the 60-month period immediately preceding the disposition, more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists).

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Common Shares may be deemed to be taxable Canadian property.

If the Common Shares are taxable Canadian property of the Non-Resident Shareholder at the time of their disposition and are not treaty-protected property of the Non-Resident Shareholder for purposes of the Tax Act, the Non-Resident Shareholder may be subject to tax under the Tax Act in respect of any capital gain realized on the disposition. Furthermore, if the Common Shares are not listed on a recognized stock exchange at the time of their disposition and are not treaty-protected property of the Non-Resident Shareholder for purposes of the Tax Act, the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Shareholder with the result that, among other things, unless Alamos has received a clearance certificate, pursuant to section 116 of the Tax Act, relating to the disposition of a Non-Resident Shareholder’s Common Shares, Alamos may deduct or withhold 25% from any payment made to the Non-Resident Shareholder and will remit such amount to the Receiver General of Canada on account of the Non-Resident Shareholder’s liability for tax under the Tax Act.

Non-Resident Shareholders should consult their own tax advisors in this regard.

Holding and Disposing of Alamos Shares

Dividends paid or deemed to be paid to a Non-Resident Shareholder on Alamos Shares will be subject to non-resident withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty or convention. For example, in the case of a Non-Resident Shareholder that is a resident of the United States for purposes of, and is fully-entitled to the benefits under, the Canada-United States Income Tax Convention (1980), this rate will generally be reduced to 15%.

A Non-Resident Shareholder will generally not be liable to Canadian income tax on a disposition or deemed disposition of Alamos Shares unless the Non-Resident Shareholder’s Alamos Shares are, or are deemed to be, taxable Canadian property and are not treaty-protected property of the Non-Resident Shareholder at the time of disposition.

20.	U.S. Federal Income Tax Considerations

United States Internal Revenue Service (“IRS”) Circular 230 Notice: To ensure compliance with Internal Revenue Service Circular 230, Shareholders are hereby notified that: (i) any discussion of United States federal tax issues contained or referred to in this Circular or in any document referred to herein is not intended or written to be used, and cannot be used by Shareholders, for the purpose of avoiding penalties that may be imposed on them under the United States Internal Revenue Code of 1986, as amended (the “Code”); (ii) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (iii) Shareholders should seek advice based on their particular circumstances from an independent tax advisor.

The following is a discussion, as of the date of this Circular, of certain material U.S. federal income tax considerations applicable to U.S. Holders (as defined below) as a result of (i) disposing of Common Shares pursuant to the Offer, and, if applicable, (ii) owning and disposing of Alamos Shares received in exchange for Common Shares pursuant to the Offer.

This summary is not, and is not intended to constitute, a complete description of all the potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of disposing of Common Shares pursuant to the Offer or, if applicable, owning and disposing of Alamos Shares. In addition, this summary does not take into account the individual circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences applicable to such holder. Accordingly, this summary is not intended to be legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult an independent tax advisor regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences of disposing of Common Shares pursuant to the Offer (or one of the subsequent transactions described in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”) and, if applicable, owning and disposing of Alamos Shares.

No ruling from the IRS or opinion of counsel has been or will be sought on any of the issues discussed below. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions described in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions described in this summary.

Scope of this Disclosure

This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder, IRS rulings and official pronouncements, and judicial decisions, all as in effect on the date of this Circular and all of which are subject to change, possibly with retroactive effect, or different interpretations, which could affect the accuracy of the statements and conclusions set forth below and the U.S. federal income tax consequences to U.S. Holders. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation or regulations.

For purposes of this summary, a “U.S. Holder” means any beneficial owner of Common Shares or Alamos Shares that is: (i) a citizen or individual resident of the United States for U.S. federal tax purposes; (ii) a corporation or other entity treated as a corporation for U.S. federal tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of its substantial decisions.

This summary does not address any aspect of United States taxation other than U.S. federal income taxation. This discussion applies only to U.S. Holders who hold Common Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances, or that may apply to U.S. Holders subject to special treatment under U.S. federal income tax laws, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, U.S. expatriates, persons who acquired Common Shares pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders of options and warrants, persons who acquired Common Shares pursuant to Convertible Securities, persons who hold Common Shares as part of a straddle, hedge, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, persons that own or have owned, directly or indirectly or constructively, Common Shares or Alamos Shares representing 10% or more of the voting power of Aurizon or Alamos, and persons that own 5% or more (by voting power or value, taking into account certain attribution rules) of the Common Shares prior to disposing of them pursuant to the Offer. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described above, should consult an independent tax advisor regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences arising from and relating to the disposition of Common Shares pursuant to the Offer (or one of the subsequent transactions described in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”) and, if applicable, owning and disposing of Alamos Shares.

It is assumed for purposes of this summary that each of Aurizon and Alamos is not, has not at any time been, and will not be after the Offer a “controlled foreign corporation”, as such term is defined in Section 957(a) of the Code.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds Common Shares or Alamos Shares, the U.S. federal income tax treatment of such partnership and a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Owners of entities that are classified as partnerships for U.S. federal income tax purposes should consult an independent tax advisor regarding the U.S. federal income tax consequences arising from and relating to the disposition of their Common Shares pursuant to the Offer (or one of the subsequent transactions described in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”) and, if applicable, owning and disposing of Alamos Shares.

This summary does not, and does not intend to, discuss the U.S. gift, inheritance, estate, state, local or non-U.S. tax consequences to U.S. Holders of the disposition of their Common Shares pursuant to the Offer (or one of the subsequent transactions described in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”) and, if applicable, owning and disposing of Alamos Shares. Nor does this summary address any tax consequences to a beneficial owner of Common Shares that is not a U.S. Holder. Any holder that is among the classes of persons described in this paragraph should consult an independent tax advisor regarding the U.S. federal, estate, state, local and non-U.S. tax consequences arising from and relating to the disposition of Common Shares pursuant to the Offer (or one of the subsequent transactions described in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”) and, if applicable, owning and disposing of Alamos Shares.

The Offer

Disposition of Common Shares for Cash Only

Subject to the discussion below regarding passive foreign investment company (“PFIC”) considerations, a U.S. Holder who elects the Cash Alternative and disposes of all of such holder’s Common Shares for cash, and thus receives no Alamos Shares pursuant to the Offer, will recognize gain or loss equal to the difference, if any, between the U.S. dollar value of the cash consideration received and the U.S. Holder’s adjusted tax basis in the Common Shares surrendered therefor. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such holder’s Common Shares have been held for more than one year on the date of disposition. Preferential tax rates may apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. Capital gains recognized by non-corporate U.S. Holders may be subject to an additional Medicare tax on unearned income of 3.8%, as described below under “Recently Enacted Legislation”. The deductibility of capital losses is subject to limitations under the Code. The U.S. tax consequences of the receipt of cash denominated in Canadian currency and later converted into U.S. currency are discussed below under “Currency Gain or Loss”.

Notwithstanding the foregoing, if Aurizon has been a PFIC at any time during a U.S. Holder’s holding period for Common Shares (and assuming certain elections have not been made), any gain recognized will be allocated ratably over the U.S. Holder’s holding period for its Common Shares. Amounts allocated to the current taxable year and to any years before Aurizon became a PFIC will be treated as ordinary income in the U.S. Holder’s current taxable year. In addition, amounts allocated to each taxable year beginning with the taxable year Aurizon first became a PFIC will be taxed at the highest rate in effect for that taxable year on ordinary income. This tax will be subject to an interest charge at the rate applicable to underpayments of income tax.

Disposition of Common Shares for Alamos Shares and Cash or Only Alamos Shares

Taxable Transaction Treatment. Unless Aurizon amalgamates with a subsidiary of Alamos following the Offer (or a Subsequent Acquisition Transaction) and certain other requirements are met, a U.S. Holder’s disposition of its Common Shares pursuant to the Offer (or a Subsequent Acquisition Transaction) generally will be a taxable transaction for U.S. federal income tax purposes. If the disposition of Common Shares for Alamos Shares and/or cash is treated as a taxable transaction, subject to the discussion below regarding PFIC considerations, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount realized and (ii) such U.S. Holder’s adjusted tax basis in its Common Shares. The amount realized is the fair market value of the Alamos Shares and/or cash received (determined in U.S. dollars). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such holder’s Common Shares have been held for more than one year on the date of disposition. Preferential tax rates may apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. Capital gains recognized by non-corporate U.S. Holders may be subject to an additional Medicare tax on unearned income of 3.8%, as described below under “Recently Enacted Legislation”. The deductibility of capital losses is subject to limitations under the Code. For U.S. federal income tax purposes, a U.S. Holder’s basis in any Alamos Shares received will be equal to the fair market value of such shares on the date of their acquisition, and a U.S. Holder’s holding period with respect to such Alamos Shares will begin on the next day.

Notwithstanding the foregoing, if Aurizon has been a PFIC at any time during a U.S. Holder’s holding period for Common Shares (and assuming certain elections have not been made), then consequences similar to those described in the second paragraph above under “Disposition of Common Shares for Cash Only” would apply.

Tax-Deferred Reorganization Treatment. If Aurizon amalgamates with a subsidiary of Alamos following the Offer (or a Subsequent Acquisition Transaction) and certain other requirements are met, then, although there is limited authority and thus substantial uncertainty, the disposition of Common Shares for Alamos Shares and/or cash pursuant to the Offer (or a Subsequent Acquisition Transaction) may be treated for U.S. federal income tax purposes as an exchange pursuant to a reorganization within the meaning of Section 368(a) of the Code and treated as a tax-deferred transaction (the “Exchange Transaction”) provided the Exchange Transaction and subsequent amalgamation are treated as a single integrated transaction. It is possible that the IRS could assert that the Offer and the subsequent amalgamation should not be treated as a single integrated transaction entitled to tax deferral and that a court would agree with such an assertion. If the Exchange Transaction qualifies as a Section 368(a) reorganization, subject to the discussion below regarding PFIC considerations, a U.S. Holder will only recognize gain, as a result of the Exchange Transaction, to the extent of the U.S. dollar value of any cash received in the Exchange Transaction and will not recognize any loss. The aggregate adjusted tax basis of a U.S. Holder in Alamos Shares received in the Exchange Transaction will equal such U.S. Holder’s aggregate adjusted tax basis in its Common Shares exchanged therefor, increased by the amount of gain recognized and decreased by the U.S. dollar value of cash received by such U.S. Holder in the Exchange Transaction. The holding period of a U.S. Holder in the Alamos Shares received in the Exchange Transaction will include such U.S. Holder’s holding period in its Common Shares exchanged therefor.

If a U.S. Holder receives cash in exchange for its Common Shares in the Exchange Transaction, the amount of gain that such U.S. Holder must recognize will equal the lesser of (i) the U.S. dollar value of cash received or (ii) the excess, if any, of (a) the sum of the fair market value of Alamos Shares and cash received (determined in U.S. dollars) over (b) such U.S. Holder’s adjusted tax basis in its Common Shares surrendered in the Exchange Transaction. The amount of gain recognized by a U.S. Holder that “has the effect of the distribution of a dividend” will be treated as dividend income to the extent of such U.S. Holder’s ratable share of the undistributed accumulated earnings and profits of Aurizon as of the date of the exchange, and any excess will be treated as gain from the exchange of property. Gain that is not treated as dividend income will be capital gain, which will be treated as long-term capital gain if such U.S. Holder’s holding period in its Common Shares exceeds one year as of the date of the exchange. U.S. Holders are urged to consult an independent tax advisor regarding the application of the foregoing rules.

In addition, U.S. Holders that exchange Common Shares for Alamos Shares in the Exchange Transaction generally will be required to report certain information to the IRS on their U.S. federal income tax returns for the taxable year in which the Exchange Transaction and the amalgamation occur and to retain certain records related to the Exchange Transaction.

Notwithstanding the foregoing, if Aurizon has been a PFIC at any time during a U.S. Holder’s holding period for Common Shares, then under proposed U.S. Treasury regulations, the Exchange Transaction may constitute a fully taxable transaction for U.S. federal income tax purposes (with the consequences described above under “Taxable Transaction Treatment”) with respect to such holder, unless either a “qualified electing fund” election was made by such holder for the first year of such holder’s holding period that Aurizon was a PFIC or Alamos also constitutes a PFIC at the time of the Exchange Transaction. As described below, Alamos does not believe that it is a PFIC. According to its public filings, Aurizon believes that it was not a PFIC for its taxable year ended December 31, 2011. However, no assurances can be provided as to the PFIC status of either Alamos or Aurizon.

U.S. Holders should consult their own tax advisors regarding the consequences of the Offer (or one of the subsequent transactions described in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”) including whether to report the Exchange Transaction as a tax-deferred exchange and the consequences if the Offer and any subsequent amalgamation are not treated as integrated or if the Exchange Transaction is otherwise not treated as a tax-deferred exchange.

Possible PFIC Status of Aurizon

Generally, a non-U.S. corporation will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to certain “look through” rules, either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average value of its assets is attributable to assets that produce “passive” income or are held for the production of “passive” income. For this purpose, “passive” income includes, among other things, dividends, interest, certain rents, certain royalties, and gains from the disposition of property that produce such passive income. If a non-U.S. corporation is a PFIC in any taxable year that a U.S. person holds shares or certain options to acquire shares, the non-U.S. corporation generally will continue to be treated as a PFIC with respect to the U.S. person for all subsequent years in which the U.S. person holds shares unless the U.S. person has made certain elections to mitigate the U.S. federal income tax consequences of holding shares of a PFIC.

In its annual filing with the SEC for the fiscal year ended December 31, 2011, Aurizon disclosed that, based on the composition of its income and assets, it does not believe that it was a PFIC for its taxable year ended December 31, 2011. However, because the determination of a corporation’s PFIC status is a factual determination that is made at the close of a taxable year and is subject to change, there can be no assurance that Aurizon will not be a PFIC in 2013, was not a PFIC in 2012 or any previous year or will not become a PFIC in any future taxable year. Each U.S. Holder should consult an independent tax advisor regarding the potential application of the PFIC rules to Aurizon during such U.S. Holder’s holding period for its Common Shares.

Foreign Tax Credit

A U.S. Holder that pays (directly or through withholding) Canadian income taxes in connection with the Offer may be entitled to claim a deduction or credit for U.S. federal income tax purposes, subject to a number of complex rules and limitations. Gain or loss recognized by a U.S. Holder on the disposition of Common Shares generally will be from U.S. sources for foreign tax credit purposes. U.S. Holders should consult an independent tax advisor regarding the foreign tax credit implications of disposing of Common Shares in the Offer.

Currency Gain or Loss

A U.S. Holder using the cash method of accounting who tenders and sells its Common Shares in exchange for cash and who receives payment in Canadian dollars will be considered to have realized an amount equal to the U.S. dollar value of such Canadian dollars determined at the spot Canadian dollar/U.S. dollar rate on the date payment is made. In the case of a U.S. Holder using the accrual method of accounting, the amount realized for United States federal income tax purposes generally will equal the U.S. dollar value of the Canadian dollars to which such U.S. Holder becomes entitled on the date its Common Shares are accepted for purchase by Alamos, determined at the relevant spot exchange rate in effect on that date. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally would be from U.S. sources for foreign tax credit purposes. U.S. Holders are urged to consult an independent tax advisor concerning the U.S. tax consequences of acquiring, holding and disposing of Canadian dollars.

Information Reporting and Backup Withholding

Under some circumstances, a U.S. Holder may be subject to U.S. information reporting and backup withholding tax on proceeds from the disposition of Common Shares. Information reporting and backup withholding will not apply, however, to a U.S. Holder that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. In general, backup withholding also will not apply to a U.S. Holder that timely provides a certified taxpayer identification number on an IRS Form W-9 (or successor form) and otherwise duly and timely complies with the applicable requirements of the backup withholding rules. A U.S. Holder that fails to timely provide the correct taxpayer identification number on IRS Form W-9 (or successor form) may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax, and any amount withheld under these rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, if the required information is furnished to the IRS in a timely manner.

Subsequent Transactions

As described in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”, it is Alamos’ current intention to enter into one or more transactions to enable Alamos or an affiliate of Alamos to acquire all Common Shares not acquired under the Offer. The U.S. federal income tax considerations with respect to any such subsequent transaction will depend, among other things, on the nature of the transaction and whether Aurizon has been a PFIC during a U.S. Holder’s holding period for its Common Shares. Each U.S. Holder should consult an independent tax advisor regarding the U.S. federal income tax considerations with respect to any subsequent transaction to acquire Common Shares.

Ownership of Alamos Shares

Distributions on Alamos Shares

Subject to the discussion below under “PFIC Considerations”, the gross amount of any actual or deemed distribution by Alamos (including any Canadian taxes withheld therefrom) with respect to the Alamos Shares will be included in a U.S. Holder’s gross income as a dividend to the extent such distribution is paid out of Alamos’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. In general, distributions by a corporation in excess of the corporation’s current and accumulated earnings and profits are treated first as a return of capital that reduces a shareholder’s tax basis in its shares, and then as capital gain from the sale or other taxable disposition of such shares. Alamos does not intend to maintain calculations of earnings and profits under U.S. federal income tax principles. Accordingly, a U.S. Holder should expect that the full amount of any distribution would be treated as a dividend for U.S. federal income tax purposes. Dividends will not be eligible for the dividends received deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Subject to certain limitations, dividends paid to non-corporate U.S. Holders, including individuals, may be eligible for a reduced rate of taxation if Alamos is deemed to be a “qualified foreign corporation” for U.S. federal income tax purposes. A qualified foreign corporation includes a non-U.S. corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program and that the U.S. Treasury Department has determined to be satisfactory for purposes of the qualified dividend provisions of the Code. The U.S. Treasury Department has determined that the Canada–United States Income Tax Convention (1980) is satisfactory for purposes of the qualified dividend provisions of the Code. A qualified foreign corporation does not include a non-U.S. corporation that is a PFIC for the taxable year in which a dividend is paid or was a PFIC for the preceding taxable year. Dividends on Alamos Shares should be eligible for this reduced rate of taxation as long as Alamos is not a PFIC and is eligible for the benefits of the Canada–United States Income Tax Convention (1980). The amount of the distribution treated as a dividend paid to non-corporate U.S. Holders may be subject to an additional Medicare tax on unearned income of 3.8%, as described below under “Recently Enacted Legislation”.

Any dividends should be treated as foreign source income and passive category income, or, in the case of certain U.S. Holders, general category income for U.S. foreign tax credit limitation purposes. Accordingly, any Canadian tax withheld may, subject to certain limitations, be claimed as a foreign tax credit against a U.S. Holder’s federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The rules relating to foreign tax credits are complex and the availability of a foreign tax credit depends on numerous factors. U.S. Holders should consult an independent tax advisor concerning the application of the U.S. foreign tax credit rules to their particular situations.

The gross amount of distributions paid in Canadian dollars will be included in gross income by each U.S. Holder using the cash method of accounting in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the distributions are paid, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the Canadian dollars are converted into U.S. dollars on the date of the payment, the U.S. Holder will not be required to recognize any foreign currency gain or loss with respect to the receipt of the Canadian dollar distributions. If the Canadian dollars are converted at a later date, any currency gains or losses resulting from the conversion of the Canadian dollars will be treated as from U.S. sources.

Disposition of Alamos Shares

Subject to the discussion below under “PFIC Considerations”, upon a sale or other taxable disposition of Alamos Shares, a U.S. Holder will recognize capital gain or loss equal to the difference, if any, between (i) the U.S. dollar value of any property and/or cash received and (ii) the U.S. Holder’s adjusted tax basis in the Alamos Shares in U.S. dollars. Such gain or loss will be long-term capital gain or loss if the Common Shares have been held for more than one year. Preferential tax rates may apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. Capital gains recognized by non-corporate U.S. Holders may be subject to an additional Medicare tax on unearned income of 3.8%, as described below under “Recently Enacted Legislation”. The deductibility of capital losses is subject to limitations under the Code. Gain or loss will be from U.S. sources for foreign tax credit limitation purposes.

A U.S. Holder (using the cash method of accounting) will have a tax basis in any Canadian dollars received equal to such currency’s U.S. dollar value determined at the spot rate on the date of payment. Any gain or loss recognized by a U.S. Holder on a sale or other disposition of such Canadian dollars on a subsequent date (including the exchange of such currency for U.S. dollars) will be ordinary income or loss and generally will be from U.S. sources for foreign tax credit limitation purposes.

PFIC Considerations

Based on the current composition of the income and assets of Alamos and its subsidiaries, Alamos does not believe that it will be a PFIC in the current taxable year, nor does it anticipate that it will become a PFIC in the foreseeable future. However, there can be no assurance that the IRS will not successfully challenge Alamos’ position or that Alamos will not become a PFIC in a future taxable year, as PFIC status is re-tested each year and depends on a corporation’s assets and income in such year.

If Alamos were treated as a PFIC at any time that a U.S. Holder held Alamos Shares, the U.S. Holder generally would be treated as described in the second paragraph above under “The Offer — Disposition of Common Shares for Cash Only” with respect to any gain recognized on a disposition of Alamos Shares and certain “excess distributions” with respect to Alamos Shares. To mitigate certain adverse consequences of the PFIC tax regime, a U.S. Holder could be eligible to make a “mark-to-market” election and thereby agree for the year of the election and each subsequent tax year to recognize ordinary gain or loss (but only to the extent of prior ordinary gain) based on the increase or decrease in market value of the Alamos Shares for such taxable year. In order for a U.S. Holder to make a mark-to-market election, the Alamos Shares must be regularly traded on a qualified exchange (such as the TSX) for U.S. federal income tax purposes. U.S. Holders should consult an independent tax advisor concerning the U.S. federal income tax consequences of holding Alamos Shares if Alamos were to become a PFIC in any taxable year, and the advisability of making a mark-to-market election in its particular circumstances.

Information Reporting and Backup Withholding

Under some circumstances, a U.S. Holder may be subject to U.S. information reporting and backup withholding tax on distributions paid on, or proceeds from the disposition of, Alamos Shares. Information reporting and backup withholding will not apply, however, to a U.S. Holder that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. In general, backup withholding also will not apply to a U.S. Holder that timely provides a certified taxpayer identification number on an IRS Form W-9 (or successor form) and otherwise duly and timely complies with the applicable requirements of the backup withholding rules. A U.S. Holder that fails to timely provide the correct taxpayer identification number on IRS Form W-9 (or successor form) may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax, and any amount withheld under these rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, if the required information is furnished to the IRS in a timely manner.

In addition, certain U.S. Holders that hold specified foreign financial assets (which may include Alamos Shares) are required to report information relating to such assets, unless an exception applies. Each U.S. Holder should consult an independent tax advisor regarding the effect, if any, of this reporting requirement on its ownership and disposition of Alamos Shares.

Recently Enacted Legislation

U.S. Holders who are individuals, estates, or trusts may be required to pay a 3.8% Medicare tax for taxable years beginning on or after January 1, 2013 on the lesser of (i) such U.S. Holder’s “modified adjusted gross income” (or “adjusted gross income” in the case of estates and trusts) over certain thresholds and (ii) such U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of estates and trusts). Net investment income generally includes, among other things, a U.S. Holder’s dividends and capital gains. Each U.S. Holder should consult an independent tax advisor regarding the implications of this recently enacted legislation.

21.	U.S. Securities Act and U.S. Exchange Act Requirements

The Registration Statement and the Tender Offer Statement filed by Alamos with the SEC concerning the Offer, including exhibits thereto, and Alamos’ reports and other information filed under the U.S. Exchange Act are available to the public free of charge at the SEC’s website at www.sec.gov. The Offer and Circular do not contain all of the information set forth in the Registration Statement and the Tender Offer Statement. Reference is made to the Registration Statement, the Tender Offer Statement and the exhibits thereto for further information.

22.	Documents Incorporated by Reference

The following documents, filed by Alamos with the various securities commissions or similar regulatory authorities in each of the provinces and territories of Canada in which Alamos is a reporting issuer and with the SEC in the United States, are specifically incorporated by reference in, and form an integral part of, the Offer and Circular:

(a)	Annual Information Form, dated March 29, 2012, for the year ended December 31, 2011;

(b)

annual audited consolidated financial statements for the year ended December 31, 2011, including consolidated statements of financial position as at December 31, 2011, December 31, 2010 and January 1, 2010 and consolidated statements of comprehensive income and changes in equity and cash flows for the years ended December 31, 2011 and December 31, 2010 and related notes, together with the auditors’ report thereon, contained therein;

(c)	management’s discussion and analysis for the annual audited consolidated financial statements for the year ended December 31, 2011;

(d)	unaudited interim consolidated financial statements for the three and nine months ended September 30, 2012, together with the notes thereto;

(e)	management’s discussion and analysis for the unaudited interim consolidated financial statements for the three and nine months ended September 30, 2012; and

(f)	management information circular, dated April 26, 2012, in connection with the annual meeting of shareholders held on May 31, 2012.

All documents of the type referred to above (excluding confidential material change reports) and any material change reports or business acquisition reports subsequently filed by Alamos with any securities commission or similar regulatory authority in Canada on or after the date of the Offer and Circular and prior to the Expiry Time shall be deemed to be incorporated by reference into the Offer and Circular and will be incorporated into the Registration Statement and the Tender Offer Statement of which the Offer and Circular forms a part, by amendment. Notwithstanding the foregoing, any and all portions of such documents that consist of Aurizon public disclosure documents expressly identified as such, and whether or not such portions are reproduced or incorporated by reference into an Alamos document, including, without limitation, Aurizon’s financial statements and current Annual Report on Form 40-F, are expressly excluded from such incorporation by reference into the Offer and Circular, and Alamos disclaims any responsibility for such disclosure. None of Alamos or any of its officers or directors assumes any responsibility for the accuracy or completeness of such Aurizon information or for any failure by Aurizon to disclose events or facts which have occurred or which may affect the significance or accuracy of any such information but which are unknown to Alamos. Information regarding Aurizon is filed publicly by Aurizon with the securities regulatory authorities in Canada, which information is available electronically on SEDAR at www.sedar.com, and with the SEC at www.sec.gov.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of the Offer and Circular to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying statement or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Offer and Circular.

Information has been incorporated by reference in the Offer and Circular from documents filed with the securities regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice-President, Legal of Alamos at Suite 2200, 130 Adelaide Street West, Toronto, Ontario M5H 3P5 and (telephone (416) 368-9932) and are also available electronically on SEDAR at www.sedar.com.

Information contained in or otherwise accessed through Alamos’ website, www.alamosgold.com, or any other website (other than information in documents incorporated by reference) does not form part of the Offer and the Circular.

23.	Documents Filed as Part of the Registration Statement

The following documents have been filed with the SEC as part of the Registration Statement and the Tender Offer Statement: (i) the Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery; (ii) a press release related to the Offer; (iii) a press release related to the earning warning report; (iv) a newspaper advertisement; (v) an early warning report; (vi) the documents listed in the Offer and Circular as incorporated by reference herein; (vii) a share purchase agreement, dated January 13, 2013, between Precious Metals and Minerals Fund, a Series of USAA Mutual Funds Trust and Alamos; (viii) a share purchase agreement, dated January 13, 2013, between Dynamic Precious Metals Fund and Dynamic Strategic Gold Class and Alamos; (ix) a share purchase agreement, dated January 11, 2013, between Van Eck Associates Corporation and Alamos; (x) a share purchase agreement, dated January 10, 2013, between Montrusco Bolton Investments Inc. and Alamos; (xi) powers of attorney pursuant to which the Registration Statement was, or amendments to the Registration Statement may be, signed; and (xii) consents of auditors, counsel and engineers.

24.	Risk Factors Related to the Offer

Shareholders should carefully consider the following risk factors related to the Offer. In addition to the risks set out in the documents incorporated by reference in the Offer and Circular (including risks associated with the Alamos Shares), the successful completion of the acquisition by Alamos of all of the Common Shares is subject to certain risks, including as set forth below. Such risks may not be the only risks facing Alamos. Additional risks and uncertainties not presently known may also materially and adversely affect the business, operations, financial condition or prospects of Alamos.

The actual cash and share consideration received by Shareholders will depend on pro-ration, the Alamos Shares issued in connection with the Offer may have a market value different than expected and the value of the cash portion of the Offer will fluctuate for Shareholders.

Alamos is offering to purchase Common Shares on the basis of, at the election of each Shareholder, $4.65 in cash for each Common Share or 0.2801 of an Alamos Share for each Common Share, subject to pro-ration. Assuming that all Shareholders tendered to either the Cash Alternative or the Share Alternative, each Shareholder would be entitled to receive $2.04 in cash and 0.1572 of an Alamos Share for each Common Share tendered (based on 175,431,302 Common Shares issued and outstanding on a fully diluted basis), subject to adjustment for fractional shares. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Alamos Shares, the market values of the Alamos Shares and the Common Shares at the time of the take-up of Common Shares under the Offer may vary significantly from the values at the date of the Offer and Circular or the date that Shareholders tender their Common Shares. If the market price of Alamos Shares declines, the value of the consideration received by Shareholders will decline as well. Variations in the market price of Alamos Shares may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of Alamos, market assessments of the likelihood the Offer will be consummated, regulatory considerations, general market and economic conditions, commodity price changes and other factors over which Alamos has no control. In addition, currency exchange rates may fluctuate and the prevailing exchange rate on the settlement date may be significantly different from the exchange rate on the date of the Offer and Circular or the date that non-Canadian Shareholders tender their Common Shares. These changes may significantly affect the value of the consideration received for tendered Common Shares by non-Canadian Shareholders.

The integration of Alamos and Aurizon may not occur as planned.

The anticipated benefits of the Offer, as described in Section 4 of the Circular, “Reasons to Accept the Offer”, will depend in part on whether the operations, systems, management and cultures of Aurizon and Alamos can be integrated in an efficient and effective manner (and the timing and manner of completion of a Compulsory Acquisition or Subsequent Acquisition Transaction). Most operational and strategic decisions, and certain staffing decisions, with respect to the two companies have not yet been made and may not have been fully identified. These decisions and the integration of the two companies will present significant challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, significant one-time write-offs or restructuring charges, unanticipated costs and the loss of key employees. There can be no assurance that there will be operational or other synergies realized upon the acquisition of Aurizon, or that the integration of the two companies’ operations, systems, management and cultures will be timely or effectively accomplished, or ultimately will be successful in increasing earnings and reducing costs. In addition, the performance of Aurizon’s operations after consummation of the Offer could be adversely affected if the Alamos cannot retain selected key employees of Aurizon to assist in the integration and operation of Aurizon and Alamos.

The issuance of Alamos Shares as consideration under the Offer could adversely affect the market price of Alamos Shares after the take up of Common Shares under the Offer.

If all of the Common Shares are tendered to the Offer, up to 23,500,000 additional Alamos Shares will be available for trading in the public market. Moreover, the overall increase in the number of Alamos Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Alamos Shares. The perceived risk of substantial sales of Alamos Shares, as well as any actual sales of such Alamos Shares in the public market, could adversely affect the market price of the Alamos Shares.

The acquisition of Aurizon might not be successfully completed without the possibility of Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or a Subsequent Acquisition Transaction.

In order for Alamos to acquire all of the issued and outstanding Common Shares, it will likely be necessary, following consummation of the Offer, to effect a Compulsory Acquisition or Subsequent Acquisition Transaction. A Compulsory Acquisition or Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Common Shares that is different from the consideration to be paid pursuant to the Offer. There is no assurance that a Compulsory Acquisition or Subsequent Acquisition Transaction can be completed without Shareholders exercising dissent rights in respect of a substantial number of Common Shares, which could result in the requirement to make a substantial cash payment that could have an adverse effect on Alamos’ financial position and liquidity.

Following the completion of the Offer and prior to the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the trading liquidity for Common Shares not deposited under the Offer will be reduced, which might affect the price of the Common Shares and the ability of a Shareholder to dispose of its Common Shares.

If the Offer is successful, the liquidity and market value of the remaining Common Shares held by the public could be adversely affected by the fact that they will be held by a smaller number of holders. Depending upon the number of Common Shares acquired pursuant to the Offer, following the completion of the Offer the Common Shares may no longer meet the TSX and NYSE MKT requirements for continued listing. Additionally, to the extent permitted under applicable Laws, stock exchange regulations and other obligations of Aurizon, Alamos intends to seek to cause the delisting of the Common Shares on the TSX and NYSE MKT. If the TSX or NYSE MKT delists the Common Shares, the market for the Common Shares could be adversely affected. Although it is possible that the

Common Shares could be traded on other securities exchanges or in the over-the-counter market, and the price quotations would be reported by such exchanges or by other sources, there can be no assurance that any such trading or quotations will occur. In addition, the extent of the public market for the Common Shares and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of the Common Shares remaining at such time and the interest in maintaining a market in the Common Shares on the part of securities firms. If the Common Shares are delisted and Aurizon ceases to be a “public corporation” for the purposes of the Tax Act, Common Shares would cease to be qualified investments for trusts governed by RRSPs, registered education savings plans, RRIFs, TFSAs and deferred profit sharing plans. Delisting can also have adverse tax consequences to non-resident Shareholders, as described in Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations”.

After consummation of the Offer, Aurizon could be a majority-owned subsidiary of Alamos and Alamos’ interest could differ from that of the remaining minority Shareholders.

After consummation of the Offer (which may result in Alamos holding less than 100% of the issued and outstanding Common Shares), Alamos would have the ability to elect the directors of Aurizon, appoint new management or approve certain actions requiring the approval of Shareholders, including, in the event Alamos acquires at least 66 2/3% of the issued and outstanding Common Shares, adopting certain amendments to Aurizon’s constating documents and approving mergers or sales of Aurizon’s assets. In particular, after the consummation of the Offer, Alamos intends to exercise its statutory right, if available, to acquire all of the Common Shares not deposited under the Offer or, if such statutory right of acquisition is not available or Alamos elects not to pursue such a right of acquisition, to integrate Aurizon and Alamos, by amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction for the purpose of enabling Alamos or an affiliate to acquire all Common Shares not acquired under the Offer. In any of these contexts, Alamos’ interests with respect to Aurizon may differ from, and conflict with, those of any remaining minority Shareholders.

Alamos has not verified the reliability of the information regarding Aurizon included in, or which may have been omitted from, the Offer and Circular.

All historical information regarding Aurizon contained in the Offer and Circular, including Aurizon financial information and all pro forma financial information reflecting the pro forma effects of a combination of Aurizon and Alamos that are derived in part from Aurizon’s financial information, has been derived from Aurizon’s publicly available information. Although Alamos has no reason to doubt the accuracy or completeness of Aurizon’s publicly available information, any inaccuracy or material omission in Aurizon’s publicly available information, including the information about or relating to Aurizon and its business, prospects, condition (financial or otherwise) and assets contained in the Offer and Circular, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies or adversely affect the operational plans or prospects of the two companies and its results of operations and financial condition.

Change of control provisions in Aurizon’s agreements triggered upon the acquisition of Aurizon may lead to adverse consequences.

Aurizon may be a party to agreements that contain change of control provisions that may be triggered following completion of the Offer, since Alamos will hold Common Shares representing a majority of the voting rights of Aurizon. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following consummation of the Offer or adversely affect Aurizon’s results of operations and financial condition. Unless these change of control provisions are waived by the other party, the operation of any of these provisions could adversely affect the results of operations and financial condition of the combined company.

The Offer is conditional upon, among other things, the receipt of consents and approvals from governments and regulatory authorities that could delay completion of the Offer or impose conditions that could result in an adverse effect on the business or financial condition of Alamos.

The Offer is conditional upon, among other things, Alamos having obtained all government or regulatory consents, authorizations, waivers, permits, reviews, orders, rulings, decisions, approvals, exemptions and the expiration of any applicable waiting periods (including but not limited to those of any stock exchange or other securities regulatory authorities, Competition Act Approval and the HSR Condition) that are necessary or desirable to complete the Offer and the acquisition of Common Shares and to issue and list on the TSX and NYSE the Alamos Shares issued pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction. A

substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditions in the approvals could have an adverse effect on the business, financial condition or results of operations of Alamos.

Alamos may not realize the benefits of the combined company’s new projects.

As part of its strategy, Alamos will continue its efforts to develop new projects and will have an expanded portfolio of such projects as a result of the acquisition of Aurizon. A number of risks and uncertainties are associated with the development of these types of projects, including political, regulatory, design, construction, labour, operating, technical and technological risks, uncertainties relating to capital and other costs and financing risks.

Alamos’ failure to maintain effective internal controls could have a material adverse effect on its business in the future and the price of its securities.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, Alamos’ management will be required to deliver a report that assesses the effectiveness of its internal controls over financial reporting and its independent registered public accounting firm will be required to deliver an attestation report on Alamos’ management’s assessment of, and the operating effectiveness of, its internal controls over financial reporting in conjunction with their opinion on its audited financial statements. Any failure to maintain adequate internal controls over financial reporting or to implement required, new or improved controls, or difficulties encountered in their implementation, could cause Alamos to report material weaknesses or other deficiencies in its internal controls over financial reporting and could result in a more than remote possibility of errors or misstatements in its consolidated financial statements that would be material. If Alamos or its independent registered public accounting firm were to conclude that its internal controls over financial reporting were not effective, investors could lose confidence in its reported financial information and the price of its securities could decline. Alamos’ failure to achieve and maintain effective internal controls could have a material adverse effect on its business in the future, its access to the capital markets and investors’ perception of Alamos. In addition, material weaknesses in Alamos’ internal controls could require significant expense and management time to remediate.

The Alamos Shares are not currently listed on the NYSE, and an active and liquid trading market for the Alamos Shares may not develop on the NYSE.

The Alamos Shares are not currently listed on the NYSE. Alamos has received conditional approval to list its common shares on the NYSE. Alamos cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market for the Alamos Shares on the NYSE or, if such a market develops, whether it will be maintained. Alamos cannot predict the effects on the price of the Alamos Shares if a liquid and active trading market for the Alamos Shares does not develop on the NYSE. In addition, if such a market does not develop, relatively small sales of Alamos Shares may have a significant negative impact on the price of the Alamos Shares.

U.S. investors in the Alamos Shares may find it difficult or impossible to enforce service of process and enforcement of judgments against Alamos and its directors and officers.

Alamos is incorporated under the laws of British Columbia. In addition, Alamos’ directors and officers and the experts named in the Offer and Circular are located outside the United States. A substantial portion of Alamos’ assets are, and the assets of the directors and officers of Alamos and the experts named in the Offer and Circular may be, located outside the United States. It may not be possible for investors to effect service of process within the United States upon Alamos, Alamos’ directors and officers or the experts named in the Offer and Circular. It may also not be possible to enforce against Alamos, its officers and directors or the experts named in the Offer and Circular judgments obtained in U.S. courts predicated upon the civil liability provisions of applicable securities law in the United States.

There are differences in U.S. and Canadian practices for reporting mineral reserves and resources.

Alamos’ mineral reserve and resource estimates are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as Alamos reports mineral reserves and resources in accordance with Canadian practices. These practices are different from the practices used to report mineral reserve and resource estimates in reports and other materials filed with the SEC. Among other differences, Canadian rules allow companies to report measured, indicated and inferred resources. In the United States, mineral resources as reported by Canadian issuers may not be disclosed.

Shareholders are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Furthermore, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Accordingly, information concerning descriptions of mineralization and resources contained in the Offer and Circular, or in the documents incorporated herein by reference, may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC. See “Notice to Shareholders Outside Canada”.

25.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of Aurizon with, in addition to any other rights they may have at Law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

26.	Financial Advisor, Dealer Manager and Soliciting Dealer Group

Alamos has retained Dundee Capital Markets to act as its financial advisor in connection with the Offer. Dundee Capital Markets will receive compensation for providing such services.

Alamos has also engaged Dundee Capital Markets to serve as the Dealer Manager for the Offer in Canada and the United States. Alamos will reimburse Dundee Capital Markets for its reasonable out of pocket expenses, and has also agreed to indemnify Dundee Capital Markets against certain liabilities and expenses in connection with the Offer, including certain liabilities under applicable securities laws. The Dealer Manager may form a soliciting dealer group comprised of members of The Investment Dealers Association of Canada and members of Canadian stock exchanges (each, a “Soliciting Dealer”) to solicit acceptances of the Offer from persons resident in Canada.

Alamos has agreed to pay each Soliciting Dealer whose name appears in the appropriate space in the Letter of Transmittal accompanying a deposit of Common Shares a fee of $0.02 for each Common Share deposited by or on behalf of a beneficial owner of Common Shares resident in Canada and taken up by Alamos pursuant to the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any single beneficial owner will not be less than $200, provided that the beneficial owner owns at least 5,000 Common Shares, or more than $1,500 per Soliciting Dealer whose name appears in the Letter of Transmittal. If the name of a Soliciting Dealer is not included in the Letter of Transmittal, the fee will be paid to the Dealer Manager. Where Common Shares deposited and registered in a single name are beneficially owned by more than one person, the $200 minimum and $1,500 maximum amounts shall be applied separately in respect of each beneficial owner, provided that such beneficial owner owns at least 5,000 Common Shares. Alamos may require the Soliciting Dealers to furnish evidence of beneficial ownership satisfactory to Alamos before payment of fees.

Please send any solicitation fees requests to the Depositary and Information Agent no later than 30 business days after the Expiry Time.

Depositing Shareholders will not be obligated to pay any fee or commission if they accept the Offer by using the services of the Dealer Manager or a Soliciting Dealer. Shareholders should contact the Dealer Manager, the Depositary and Information Agent or a broker or dealer for assistance in accepting the Offer and depositing their Common Shares with the Depositary and Information Agent.

Except as set out in the Offer and Circular, Alamos has not agreed to pay any fees or commission to any stockbroker, dealer or other person for soliciting tenders of Common Shares under the Offer; provided that Alamos may make other arrangements with additional soliciting dealers, dealer managers or information agents, either within or outside of Canada for customary compensation during the Offer if it considers appropriate to do so.

27.	Depositary and Information Agent

Alamos has retained Kingsdale Shareholder Services Inc. (“Kingsdale”) to act as Depositary and Information Agent for the Offer. The Depositary and Information Agent (i) will receive deposits of certificates representing Common Shares and accompanying Letters of Transmittal at the offices specified in the Letters of Transmittal, (ii) will receive Notices of Guaranteed Delivery at the offices specified in the Notices of Guaranteed Delivery, (iii) will be responsible for giving certain notices, if required, and disbursing payment for Common Shares purchased by Alamos under the Offer, and (iv) will assist with Shareholder identification and communication in respect of the Offer. The Depositary and Information Agent will receive reasonable and customary compensation from Alamos for its services in connection with its role as depositary and information agent for the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under applicable securities laws.

In addition, Alamos has retained the Depositary and Information Agent as its agent in connection with the Offer.

28.	Experts

The audited consolidated financial statements of Alamos for the year ended December 31, 2011, including consolidated statements of financial position as at December 31, 2011, December 31, 2010 and January 1, 2010 and consolidated statements of comprehensive income and changes in equity and cash flows for the years ended December 31, 2011 and December 31, 2010, incorporated by reference in this Circular, have been audited by Ernst & Young LLP, chartered accountants, licensed public accountants, as set forth in their report thereon, included therein and incorporated herein by reference given the authority of such firm as experts in accounting and auditing. Ernst & Young LLP has advised Alamos that it is independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario and is registered with the Public Company Accounting Oversight Board (United States).

Information relating to Alamos’ mineral properties in the Offer and Circular and the documents incorporated by reference herein has been derived from reports prepared by Dennis Ferrigno, Carl E. Defilippi, Pedro C. Repetto, Herb Welhener, Russ A. Browne, Michael Dobr, Marc A. Jutras, Allen Ray Anderson, Joseph M. Keane, Marc Jutras, Kenneth J. Balleweg, Herb Welhener, Mark Odell, Russell Browne, Susan Ames and Dawn H. Garcia and has been included in reliance on such persons’ expertise. Each of the aforementioned persons is a “qualified person” as such term is defined in NI 43-101.

None of the aforementioned persons, nor any director, officer, employee, consultant or partner thereof, as applicable, received or has received a direct or indirect interest in Alamos’ property or in the property of any of Alamos’ associates or affiliates. To Alamos’ knowledge, as at the date hereof, the aforementioned persons specified above who participated in the preparation of such reports, or any director, officer, employee, consultant or partner thereof, as applicable, as a group, beneficially own, directly or indirectly, less than 1% of any class of shares of Alamos.

29.	Legal Matters

Legal matters on behalf of Alamos will be passed upon by Torys LLP, counsel to Alamos. The opinion contained under Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations” has been provided by Torys LLP. As at the date hereof, the partners and associates Torys LLP, as a group, beneficially own, directly or indirectly, less than 1% of any class of Alamos’ issued and outstanding securities.

30.	Directors Approval

The contents of the Offer and Circular have been approved and the sending thereof to Shareholders has been authorized by the board of directors of Alamos.

GLOSSARY

The following terms have the meanings set out below in the Offer and Circular, including the sections entitled “Summary Term Sheet” and “Summary”, but not including the Schedules:

“2008 Confidentiality Agreement” has the meaning given to that term in Section 3 of the Circular, “Background to the Offer”;

“Accounts” has the meaning given to that term in Section 6 of the Circular, “Share Purchase Agreements”;

“Acquisition” means the Offer, a Compulsory Acquisition, a Compelled Acquisition or any Subsequent Acquisition Transaction;

“Acquisition Transaction” has the meaning given to that term in Section 6 of the Circular, “Share Purchase Agreements”;

“Adjustment Payment” has the meaning given to that term in Section 6 of the Circular, “Share Purchase Agreements”;

“affiliate” has the meaning given to that term in National Instrument 45-106 – Prospectus and Registration Exemptions, as amended or replaced from time to time;

“Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Information Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Common Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that Alamos may enforce such agreement against such participant;

“Ağı Dağı Project” has the meaning given to that term in Section 1 of the Circular, “Alamos”;

“Alamos” means Alamos Gold Inc.;

“Alamos Shares” means the common shares of Alamos;

“allowable capital loss” has the meaning given to that term in Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Disposition of Common Shares Pursuant to the Offer — Taxation of Capital Gains and Capital Losses”;

“Antitrust Division” has the meaning given to that term in Section 17 of the Circular, “Regulatory Matters — HSR Act”;

“ARC” has the meaning given to that term in Section 17 of the Circular, “Regulatory Matters — Competition Act (Canada)”;

“associate” has the meaning given to that term in the Securities Act;

“Aurizon” means Aurizon Mines Ltd.;

“BCBCA” means the Business Corporations Act (British Columbia), as amended or replaced from time to time;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Common Shares into the Depository and Information Agent’s account at CDS or DTC, as applicable;

“business day” means any day, other than a Saturday, Sunday or a day on which banking institutions in Toronto, Ontario or Vancouver, British Columbia are authorized or obligated by law to close;

“Casa Berardi Gold Mine” has the meaning given to that term in Section 2 of the Circular, “Aurizon”;

“Cash Alternative” has the meaning given to that term in Section 1 of the Offer, “The Offer”;

“CDS” means CDS Clearing and Depository Services Inc., or its nominee, which at the date hereof is CDS & Co.;

“CDSX” means the CDS online tendering system pursuant to which book-entry transfers may be effected;

“CIM” means the Canadian Institute of Mining, Metallurgy and Petroleum;

“Circular” means the circular accompanying and forming part of the Offer;

“Code” means the U.S. Internal Revenue Code of 1986, as amended or replaced from time to time;

“Commissioner” means the Commissioner of Competition appointed under the Competition Act or any person duly authorized to perform duties on behalf of the Commissioner of Competition;

“Common Shares” means the issued and outstanding common shares of Aurizon, including any common shares of Aurizon issued on the exercise, exchange or commission of any Convertible Securities prior to the Expiry Time, and “Common Share” means any one common share of Aurizon;

“Compelled Acquisition” has the meaning given to that term in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer — Compelled Acquisition”;

“Competition Act” means the Competition Act (Canada), as amended or replaced from time to time, and the regulations thereunder;

“Competition Act Approval” has the meaning given to that term in Section 17 of the Circular, “Regulatory Matters — Competition Act (Canada)”;

“Compulsory Acquisition” has the meaning given to that term in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer — Compulsory Acquisition”;

“Consideration Shares” has the meaning given to that term in Section 6 of the Circular, “Share Purchase Agreements”;

“Convertible Securities” means any securities of Aurizon exercisable or exchangeable for, convertible into or otherwise conferring a right to acquire any Common Shares or other securities of Aurizon, including, without limitation, any option, warrant or convertible debenture;

“Court” means the Supreme Court of British Columbia;

“CRA” has the meaning given to that term in Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations”;

“Dealer Manager” means Dundee Capital Markets, and specifically Dundee Securities Ltd. in Canada and Dundee Securities Inc. in the United States;

“Depositary and Information Agent” means Kingsdale Shareholder Services Inc., who can be contacted at 1-866-851-3214 toll free in North America or at 416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com;

“Deposited Shares” has the meaning given to that term in Section 3 of the Offer, “Manner of Acceptance — Dividends and Distributions”;

“Distributions” has the meaning given to that term in Section 3 of the Offer, “Manner of Acceptance — Dividends and Distributions”;

“DTC” means The Depositary Trust Company or its nominee, which at the date hereof is Cede & Co.;

“Dynamic” means Dynamic Precious Metals Fund and Dynamic Strategic Gold Class;

“Elected Amount” has the meaning given to that term in Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Alamos Shares only or a Combination of Alamos Shares and Cash – Tax Election”;

“Eligible Holders” means a Shareholder who elects (or is deemed to elect) the Share Alternative or elects the Cash Alternative but the prorating provisions of the Offer apply pursuant to the Offer and (a) who is a resident of Canada for the purposes of the Tax Act and any applicable income tax treaty or convention and who is not exempt from tax on income under the Tax Act, or (b) who is not resident in Canada for the purposes of the Tax Act and any applicable income tax treaty or convention and whose Common Shares constitute “taxable Canadian property” (as defined in the Tax Act) and are not “treat-protected property” (as defined in the Tax Act) of the Shareholder, or (c) which is a partnership if one or more members of the partnership are described in (a) or (b);

“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a commercial bank or trust company in the United States, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP), acceptable to the Depositary and Information Agent; Members of these programs are usually members of a recognized stock exchange in Canada and/or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks or trust companies in Canada or the United States;

“entities” means, collectively, with respect to either Aurizon, Alamos, the subsidiaries, associates, affiliates or other persons in which Aurizon, Alamos, as the case may be, has a direct or indirect material interest;

“Exchange Transaction” has the meaning given to that term in Section 20 of the Circular “U.S. Federal Income Tax Considerations — The Offer”;

“Expiry Date” means February 19, 2013, or such later date or dates to which the Offer may be extended from time to time by Alamos in accordance with Section 5 of the Offer, “Extension, Variation or Change of the Offer”;

“Expiry Time” means, in respect of the Offer, 5:00 p.m. (Toronto time) on the Expiry Date;

“FTC” has the meaning given to that term in Section 17 of the Circular, “Regulatory Matters — HSR Act”;

“fully diluted basis” means, with respect to the number of issued and outstanding Common Shares at any time, such number of issued and outstanding Common Shares calculated assuming that all Convertible Securities of Aurizon are converted;

“Governmental Authority” means any (i) multinational, federal, territorial, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau or agency, domestic or foreign, (ii) any stock exchange or the OTC, (iii) any subdivision or authority of any of the foregoing or (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“HSR Condition” has the meaning given to that term in Section 17 of the Circular, “Regulatory Matters — HSR Act”;

“including” means including without limitation;

“intermediary” means a registered broker or dealer, financial institution or other intermediary (within the meaning ascribed to that term in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer, as amended or replaced from time to time) that holds Common Shares on behalf of a person who is not the registered holder thereof;

“IRS” means the U.S. Internal Revenue Service;

“Kingsdale” means Kingsdale Shareholder Services Inc.;

“Kirazlı Project” has the meaning given to that term in Section 1 of the Circular, “Alamos”;

“Laws” means any and all (i) laws (including common law), constitutions, treaties, statues, codes, ordinances, orders, decrees, rules, regulations, by-laws, and principles of law and equity, (ii) judicial, arbitral, administrative, ministerial, departmental or regulatory judgment, orders, decisions, rulings or awards of any Governmental Authority, and (iii) policies, guidelines and protocols of any Governmental Authority, and the term “applicable” with respect to such Laws (including environmental Laws) and in a context that refers to one or more parties, means such Laws as are applicable to such party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the party or parties or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal printed on YELLOW paper and in the form accompanying the Offer and Circular to be delivered to the Depositary and Information Agent to effect the tender of Common Shares by registered Shareholders pursuant to the Offer;

“Material Adverse Change” has the meaning given to that term in Section 4 of the Offer, “Conditions of the Offer”;

“Maximum Cash Consideration” means Cdn$305 million;

“Maximum Share Consideration” means 23,500,000 Alamos Shares;

“Maximum Take-Up Date Cash Consideration” means, in respect of a Take-Up Date, the Maximum Cash Consideration multiplied by a fraction the numerator of which is the number of Common Shares to be taken up on such Take-Up Date and the denominator of which is the number of Common Shares to which the Offer relates;

“Maximum Take-Up Date Share Consideration” means, in respect of a Take-Up Date, the Maximum Share Consideration multiplied by a fraction the numerator of which is the number of Common Shares to be taken up on such Take-Up Date and the denominator of which is the number of Common Shares to which the Offer relates;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time;

“Montrusco” means Montrusco Bolton Investments Inc.;

“Mulatos Mine” has the meaning given to that term in Section 1 of the Circular, “Alamos”;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects, as amended or replaced from time to time;

“Non-Resident Shareholder” has the meaning given to that term in Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations – Shareholders Not Resident in Canada”;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery printed on GREEN paper and in the form accompanying the Offer and Circular;

“Notifiable Transaction” has the meaning given to that term in Section 17 of the Circular, “Regulatory Matters — Competition Act (Canada)”;

“NYSE” has the meaning given to that term on the cover page of the Offer and Circular;

“Offer” means the offer all of the issued and outstanding Common Shares made hereby by Alamos to the Shareholders, the terms and conditions of which are set forth in the accompanying Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery;

“Offerees” has the meaning given to that term in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer — Compulsory Acquisition”;

“Offeror’s Notice” has the meaning given to that term Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer — Compulsory Acquisition”;

“OTC” has the meaning given to that term on the cover page of the Offer and Circular;

“person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Authority, syndicate or other entity, whether or not having legal status;

“PFIC” means a passive foreign investment company for U.S. federal income tax purposes;

“Price Protection Transaction” has the meaning given to that term in Section 6 of the Circular, “Share Purchase Agreements”;

“Purchase Price” has the meaning given to that term in Section 6 of the Circular, “Share Purchase Agreements”;

“Purchased Shares” has the meaning given to that term in Section 3 of the Offer, “Manner of Acceptance — Dividends and Distributions”;

“Registration Statement” has the meaning given to that term under “Notice to Shareholders Outside Canada”;

“Resident Shareholder” has the meaning given to that term in Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations — Shareholders Resident in Canada”;

“Rollover Option” means the option of an Eligible Holder to tender Common Shares to Alamos on a full or partial tax-deferred rollover basis for purposes of the Tax Act pursuant to an election under subsection 85(1) or (2) of the Tax Act (or the corresponding provisions of any applicable provincial tax legislation), as described in Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations”, which option is available to a Shareholder who (a) is an Eligible Holder, (b) receives Alamos Shares pursuant to the Offer and (c) has elected the “Rollover Option” in the Letter of Transmittal;

“RRIFs” means registered retirement income funds;

“RRSPs” means registered retirement savings plans;

“SEC” means the U.S. Securities and Exchange Commission;

“SEC Industry Guide 7” means the SEC Industry Guide 7 under the U.S. Securities Act and the U.S. Exchange Act;

“Second Request” has the meaning given to that term in Section 17 of the Circular, “Regulatory Matters — HSR Act”;

“Securities Act” means the Securities Act (British Columbia), as amended or replaced from time to time;

“SEDAR” means the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval whose website is www.sedar.com;

“Share Alternative” has the meaning given to that term in Section 1 of the Offer, “The Offer”;

“Share Purchase Agreements” has the meaning given to that term in Section 6 of the Circular, “Share Purchase Agreements”;

“Shareholder” means a holder of a Common Share;

“Soliciting Dealer” has the meaning given to that term in Section 26 of the Circular, “Financial Advisor, Dealer Manager and Soliciting Dealer Group”;

“Subject Shares” has the meaning given to that term in Section 6 of the Circular, “Share Purchase Agreements”;

“Subsequent Acquisition Transaction” has the meaning given to that term in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”;

“Subsequent Offering Period” has the meaning given to that term in Section 2 of the Offer, “Time for Acceptance”;

“subsidiary” has the meaning given to that term in National Instrument 45-106 — Prospectus and Registration Exemptions, as amended or replaced from time to time;

“Supplementary Information Request” has the meaning given to that term in Section 17 of the Circular; “Regulatory Matters — Competition Act (Canada)”;

“Take-Up Date” means a date upon which Alamos takes up or acquires Common Shares pursuant to the Offer. Alamos reserves the right, to the extent permitted by applicable Law, to have multiple Take-Up Dates;

“Tax Act” means the Income Tax Act (Canada), as amended or replaced from time to time;

“Tax Election” has the meaning given to that term in Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Alamos Shares only or a Combination of Alamos Shares and Cash – Tax Election”;

“Tax Proposals” has the meaning given to that term in Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations”;

“Tax Regulations” has the meaning given to that term in Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations”;

“taxable capital gain” has the meaning given to that term in Section 19 of the Circular, “Principal Canadian Federal Income Tax Considerations — Shareholders Resident in Canada — Disposition of Common Shares Pursuant to the Offer —Taxation of Capital Gains and Capital Losses”;

“Tender Offer Statement” has the meaning given to that term under “Notice to Shareholders Outside Canada”;

“TFSAs” means tax-free savings accounts;

“Transaction Consideration” has the meaning given to that term in Section 6 of the Circular, “Share Purchase Agreements”;

“TSX” has the meaning given to that term on the cover page of the Offer and Circular;

“U.S.” or “United States” means the United States of America, its territories and possessions, States of the United States, and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“U.S. Holder” has the meaning given to that term in Section 20 of the Circular, “U.S. Federal Income Tax Considerations”;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“USAA” means Precious Metals and Minerals Fund, a Series of USAA Mutual Funds Trust;

“Valuation Requirements” has the meaning given to that term in Section 15 of the Circular, “Acquisition of Common Shares Not Deposited Under the Offer”; and

“Vendor” has the meaning given to that term in Section 6 of the Circular, “Share Purchase Agreements”.

SCHEDULE “A”

DESCRIPTION OF THE KIRAZLI & AĞI DAĞI GOLD PROJECT

1.	SUMMARY

The Kirazlı and Ağı Dağı Gold and Silver Mine development projects (the “Projects”) are located in the Biga Peninsula in the province of Çanakkale, in northwestern Turkey. The Projects are owned by Alamos Gold Inc. (“Alamos”) through its wholly-owned Turkish subsidiaries Kuzey Biga Madencilik San. Tic. A.Ş. (“Kuzey Biga”) and Doğu Biga Madencilik San. Tic. A.Ş. (“Doğu Biga”).

This NI 43-101 documentation presents the updated resource estimates for the projects and establishes the mining sequences, pit configurations, production rates, and other considerations relevant to optimizing the financial performance of the projects in a manner that is consistent with the interests of local communities and other key stakeholders. A Prefeasibility Study (PFS) dated July 31, 2012 was filed on SEDAR on August 9, 2012. The PFS will be a reference document for the NI 43-101 documentation.

The financial analysis in this NI 43-101 and the referenced PFS are based on reasonable assumptions of technical, engineering, legal, operating, economic, social, and environmental considerations, as well as the evaluation of other relevant factors to determine the viability of the projects. This NI 43-101 documentation concludes that the required resources used in the mine plan can be secured to successfully implement and operate the projects.

Figure 1-1 identifies the location of the projects within the region.

Figure 1-1         Projects Location Within the Region

30 June 2012

1.1	Background and Project Description

The Ağı Dağı and Kirazlı projects comprise two separate, stand-alone mining projects, separated by a distance of about 19 kilometers. Alamos acquired the Ağı Dağı and Kirazlı Projects in January 2010 from Teck Resources and Fronteer Development Group, which had held the property in a 60/40 joint venture. Part of the Kirazlı project footprint is located on a concession belonging to Polimetal Madencilik (a Joint Venture operated by Lidya Madencilik with Alacer Gold) consisting of 1,891.67 hectares. Alamos currently has an agreement in place with Polimetal with an option to acquire 100% at any time with a cash payment of $1M.

The Kirazlı Project is located in the Çanakkale Province in the Biga Peninsula of Northwestern Turkey. The property consists of 1,540.55 hectares of mineral tenure in two contiguous licenses. Figure 1-2 shows a summary of the Kirazlı Project, and Figure 1-3 presents the general arrangement.

Figure 1-2         Kirazlı Concession

Kirazlı Summary

Drilling: The project has 243 exploration drill holes; total of approximately 36,000 m drilled.

Production: The average annual metal production is expected to be 99,000 oz/yr gold and 601,000 oz/yr silver. Mine life is planned for approximately 5 years yielding 495,000 oz gold and 3,006,000 oz silver.

Mineral Resource Estimates: The mineral resource estimate at 0.20 g/t cutoff grade, oxide and transition only

Measured: 0.88 Mt at 1.17 g/t Au and 13.22 g/t Ag

Indicated: 29.9 Mt at 0.70 g/t Au and 8.35 g/t Ag

Inferred: 5.6 Mt at 0.52 g/t Au and 9.95 g/t Ag

Current PFS Mine Plan Resources Design basis; using $1,150/oz design pits: 25.6 Mt ore @ 0.75 g/t Au, 11.75 g/t Ag

(Note: See June 27, 2012 press release posted on SEDAR for details of the Mineral Resource)

Figure 1-3         Kirazlı General Arrangement

N 4,431,000
N 4,430,500
N 4,430,000
N 4,429,500
N 4,429,000
N 4,428,500
N 4,428,000
POTENTIAL POWERLINE ROUTE
HIGHWAY 60
KIRAZLI PITS
GUARD HOUSE
CHANGE ROOM
SERVICES BUILDING
TRUCK SHOP/ WAREHOUSE
HAULROAD
ACCESS ROAD
FUEL STATION
TS-1
WATER TANK
STOCKPILE
CONCEPTUAL SITE 1 WASTE ROCK FILL
GRAVE SITE
SECONDARY CRUSHING
BACKUP GENERATOR
MAIN SUBSTATION
PERIMETER FENCE
AGGLOMERATOR
OVERLAND CONVEYOR
SILO
LEACH PAD
PREGNANT SOLUTION POND
EXPLOSIVES MAGAZINE
WATER TANK
BARREN TANK
SUB-STATION
ADR PLANT
EVENT POND
CHAIN LINK FENCE
ACCESS ROAD
TS-2
IMPROVED EXISTING ACCESS ROAD
GRAPHIC SCALE
1 : 7500
CONTOUR INTERVAL = 5 mts
Kappes, Cassiday & Associates
KCA
JULY 11 2012

OVERALL SITE PLAN

SCALE= 1:7500

The Ağı Dağı Project is also located in the Çanakkale Province in the Biga Peninsula of Northwestern Turkey. The Ağı Dağı site includes the Baba and Deli ore deposits which will be mined by the open pit method, presented in Figure 1-4. The property consists of a total of 10,525.04 hectares of mineral tenure in 11 contiguous licenses. The Ağı Dağı Baba and Deli pits are at elevations of 725-910 meters above sea level and 535-740 meters above sea level, respectively.

Alamos acquired the Project and issued a preliminary economic assessment (PEA#428-01-028.01) dated March 29, 2010 “Scoping Study”. Since the issue of the PEA, Alamos has continued exploration drilling, gathered additional baseline data, conducted metallurgical testing, resource estimates used in mine plan, and additional test work for the Environmental Impact Assessment report (“EIA”), as well as geotechnical and water verification of site conditions to be used for this PFS as well as final design, construction, and operation.

Figure 1-4         Ağı Dağı Concession

Ağı Dağı Summary

Drilling: The project has 516 exploration drill holes with a total of approximately 59,100 m drilling.

Production: The average annual metal production is expected to be 142,857 oz/yr of gold and 271,000 oz/yr of silver. Mine life is currently forecasted for 7 years yielding 1,001,800 oz gold and 1,897,000 oz silver.

Mineral Resource Estimates: The mineral resource estimate at 0.20 g/t cutoff grade (sum of Baba and Deli oxide and transition with no sulfide included):

Measured: 20.4 Mt @ 0.53 g/t Au, 1.17 g/t Ag

Indicated: 59.0 Mt @ 0.61 g/t Au and 4.07 g/t Ag

Inferred: 20.9 Mt @ 0.53 g/t Au and 2.86/t Ag

Current PFS Mine Plan Resources Design basis; using $1,150/oz design pits: 69.1 Mt ore @ 0.55 g/t Au, 3.3 g/t Ag

(Note: See June 27, 2012 press release posted on SEDAR for details of the Mineral Resource)

Figure 1-5         Ağı Dağı General Arrangement

The following timeline sets out the history of ownership and development of the Project.

Table 1-1 Project Ownership and Development Timeline

Timeline	Milestone
Mid-1987 thru 1989	Tüprag Metal Madencilik (“Tüprag”) acquired the Kirazlı Gold Property. Tüprag entered into the Kirazlı Mining Venture agreement (“KMV”) with Newmont Overseas Exploration Ltd. (“NOEL”).
1990	Ağı Dağı Property acquired by Tüprag Metal Madencilik Sanayi.
1995-1998	Ağı Dağı Madencilik Sanayi A.Ş. spent US$ 1,137,454 on exploration of the property and drilled 8,276.9m in 74 holes and carried out various field surveys as described below.
2004-2005	Kirazlı 891.9 meters of drilling was completed in 4 holes in 2005, and 7,377.5 meters of drilling was completed in 44 holes in 2005.
April 2004	Ağı Dağı Fronteer Development Group Inc. entered into an option agreement with Teck-Cominco Arama ve Madencilik.
2006	13,499.65 meters of drilling completed comprising 832.3 meters Reverse Circulation (RC) drilling and 12,667.7 meters of diamond drilling.
2007	Kirazlı technical report completed for the Kirazlı property on behalf of Fronteer, and included a resource estimate for the property.
September 23, 2009	Ağı Dağı and Kirazlı: Teck and Fronteer enter into property sale negotiations with Alamos by signing a memorandum of understanding (“MOU”).
December 9, 2009	Alamos signs a Definitive Purchase Agreement for the Ağı Dağı and Kirazlı project, replacing the previous MOU.
January 6, 2010	Alamos acquires the projects from Teck Resources and Fronteer Development for $40M in cash and 4 million common shares of Alamos.
March 29, 2010	Alamos issues a Scoping Study on the Kirazlı/Ağı Dağı properties.
2010-2012

243 exploration drill holes (approximately 36,000 m) have been drilled in Kirazlı. 516 exploration drill holes (defining the Baba and Deli mine plan resource) have been drilled with a total of approximately 59,100 m of drilling at Ağı Dağı.

Alamos engaged industry professionals with significant experience and expertise in heap leach and gold facility project development. Table 1-2 highlights the firms used in the development and design of the gold and silver heap leach mining facilities, and that participated in the generation of this report.

Table 1-2 Firms Contributing to Design and Development of the Project

Organization	Responsibilities	Unique Qualifications

Kappes Cassiday & Associates	Pre-Feasibility Study report review; Project Engineer, process and infrastructure design	Heap leach process and infrastructure design for gold and silver greenfield development properties Currently completing design and commissioning for a project in Turkey working with DAMA Engineering
Golder Associates	Environmental Impact Assessment Civil, heap leach and geotechnical design Closure plan, site water management, water supply Hydrogeology Geochemistry

Turkey project office and experience in Turkish permitting for development projects

Geotechnical Engineer and design for mining and environmental permit development projects

Heap leach and waste dump design subject matter experts

Water supply and surface water management subject matter experts

Independent Mining Consultants	Mine design and equipment selection	Mine planners for gold and copper properties Experience working for Alamos in Mexico
Hidrokon	Design, reservoir, pipelines, and pump stations	Turkish dam and water reservoir design firm; known throughout Turkey for quality and cost delivery in projects
Call & Nicholas	Pit slope stability	Geotechnical pit slope and design experts for mine pit and heap leach slope and testing
Allen Anderson	Metallurgical testing; extraction forecast	Minerals testing and recovery of extracted ores for gold, copper and precious metals
DAMA	Turkish standards and local costing	Turkish management consultant experienced in local project delivery; scheduling and cost estimating
NetVizyon	Community and public relations experts	Recognized public relations firm Subject matter experts
ENCON	Environmental studies and permitting Community relations	One of the oldest and most highly regarded environmental and permitting firms in Turkey

In accordance with Turkish regulations, the following permits (Table 1-3) are required with the corresponding milestones.

Table 1-3         Turkish Permits and Anticipated Approvals Timeline

	Kirazlı	Ağı Dağı
EIA Approval	Q1-2013	Q2-2013
Forestry Permit and License to Start and Operate a Business Permit	Q3-2013	Q4-2013
Operating Permits	Q3-2013	Q4-2013
Construction Start	Q3-2013	Q4-2013
First Gold Pour	Q4-2014	Q4-2016

The Ağı Dağı and Kirazlı Gold deposits are high-sulphidation, epithermal gold deposits. Gold mineralization at Kirazlı and at Ağı Dağı is hosted within Miocene-age andesitic tuffs or felsic volcanic rocks and phreatic breccias typical in some deposits of this type.

The principal model for gold mineralization at the Ağı Dağı and Kirazlı Gold Properties is a high-sulphidation, epithermal gold deposit. Premier examples of this kind of deposit in the world are Yanacocha, Pierina and Alto Chicama in Peru. Most high-sulfidation deposits are large, low grade bulk-tonnage systems (Yanacocha), though vein-hosted high-sulfidation deposits also occur (El Indio).

At Kirazlı, gold mineralization is hosted within heterolithic phreatomagmatic/phreatic breccia bodies cutting through Miocene-age andesitic tuffs. Mineralization can generally be subdivided into two main types:

A low-grade gold zone underlies much of Ağı Dağı, broadly enveloping the high-grade gold zones. This low grade mineralization occurs both above and below the zone of supergene oxidation (redox boundary). The wide spread, low grade mineralization is interpreted to be early and may be associated with the broad epithermal alteration that resulted in the chalcedonic silica (the second silica event). Please see Figures 1-6 and 1-7.

Four elongate bodies of high-grade gold mineralization occur in the advanced argillic zone overlapping slightly the bottom of the 1 km-long silica cap and the silica roots. High-grade gold mineralization also shows a strong spatial relationship with the margins of heterolithic breccia bodies. These bodies transect the redox boundaries.

Figure 1-6         Kirazlı Lithology Interpretation – Section N 30350

Figure 1-7         Kirazlı Alteration Interpretation – Section N 30350

At Ağı Dağı, gold mineralization is associated with felsic volcanic rocks of Miocene age and a northeast-trending silica cap rock about four km by two km in extent which forms a topographic high 700 to 900 meters in relief. The gold mineralization is disseminated and associated with intensely silicic alteration comprised of oxidized vuggy silica overprinting brecciated rocks hosted in volcanic felsic to intermediate tuffs and occasionally phreatic breccia bodies. Hydrothermal breccias (crackle, jigsaw, hydrothermal) are most common. Pyrite is the most abundant primary sulfide mineral associated with gold in the sulphide rocks. Trace to minor amounts of enargite, covellite, galena and molybdenum are present locally.

Five main zones of gold mineralization are present at Ağı Dağı: the Baba, Ayı Tepe, Fire Tower, Ihlamur and Deli Zones. Please see Figures 1-8 and 1-9. Mineral resources have been generated for the Baba and Deli zones, and have also been developed for the Fire Tower zone. The Baba, Fire Tower and Deli zones occur along the east side of the NE-SW trending mountain ridge, corresponding to silicified dacite and phreatic breccia that may fill a paleo-basin in dacite and feldspar poropyritic andesite. Gold mineralization is continuous between Baba and Deli through Fire Tower, a strike distance of over 4 km. The Ayı Tepe and Ihlamur zones are on a sub-parallel trend to the north. Mineralization along the Ayı Tepe – Ihlamur trend has only been sporadically drilled.

The north part of Baba hill is composed of phreatic breccia and dacite flows and tuffs cutting andesites within a northeast trending, 500 meter wide paleo-basin filled with dacite flow and tuff. Ayı Tepe hill is underlain by the same geological units in the same relation as Baba. These two basins are elongated towards the northeast along the length of Ağı Mountain. As the andesites are principally argillic altered and weather recessively compared to dacites, they generally occur in topographic lows between the silicified ridges.

Figure 1-8            Baba Lithology Interpretation – Section N 2200

Figure 1-9            Baba Alteration Interpretation – Section N 2200

The estimate of the resources within the mine plans at Kirazlı and Ağı Dağı was performed with the ordinary kriging technique. A total of 243 drill holes from Kirazlı and 516 drill holes from Ağı Dağı (Baba, Fire Tower, Deli) were part of the drill hole database. Gold and silver grades from original samples were composited to a 3 m regular length and higher grade outliers were capped. Variograms were utilized to identify the directions of greater grade continuity and modeled parameters were integrated in the grade estimation process. Alteration and oxidation units, which are controls on gold and silver mineralization, were also part of the grade interpolation strategy. The resulting gold and silver grade estimates were validated by various verification tests. The resources within the mine plans were constrained by an open pit surface optimized at a gold price of $1,250.00/oz and silver price of $22.50/oz within the oxide and transition material.

Table 1-4 presents the resource within the mine plan base case estimate for the Kirazlı area and Table 1-5 presents the same information for the Ağı Dağı area.

Table 1-4            Kirazlı Resource Within the Mine Plan Estimate – Base Case

Oxide and Transition Base Case
Au Cut-off g/t	Measured					Indicated
	Tonnage tonnes	Au Grade g/t	Au Content oz	Ag Grade g/t	Ag Content oz	Tonnage tonnes	Au Grade g/t	Au Content oz	Ag Grade g/t	Ag Content oz
0.2	884,000	1.17	33,400	13.22	375,600	29,864,000	0.70	673,100	8.35	8,016,900
Au Cut-off g/t	Measured + Indicated					Inferred
	Tonnage tonnes	Au Grade g/t	Au Content oz	Ag Grade g/t	Ag Content oz	Tonnage tonnes	Au Grade g/t	Au Content oz	Ag Grade g/t	Ag Content oz
0.2	30,748,000	0.71	706,400	8.49	8,392,500	5,575,000	0.52	93,300	9.95	1,783,600

Table 1-5            Ağı Dağı Resource Within the Mine Plan Estimate – Base Case

Oxide and Transition Base Case
Au Cut-off g/t	Measured					Indicated
	Tonnage tonnes	Au Grade g/t	Au Content oz	Ag Grade g/t	Ag Content oz	Tonnage tonnes	Au Grade g/t	Au Content oz	Ag Grade g/t	Ag Content oz
0.2	20,376,000	0.53	344,200	1.17	766,600	58,990,000	0.61	1,165,600	4.07	7,712,100
Au Cut-off g/t	Measured + Indicated					Inferred
	Tonnage tonnes	Au Grade g/t	Au Content oz	Ag Grade g/t	Ag Content oz	Tonnage tonnes	Au Grade g/t	Au Content oz	Ag Grade g/t	Ag Content oz
0.2	79,366,000	0.59	1,509,800	3.32	8,478,700	20,861,000	0.53	355,800	2.86	1,920,400

The Kirazlı and Ağı Dağı resources within the mine plan are in two unique locations with Kirazlı located approximately 19 kilometers northwest of Ağı Dağı. Mining of the Kirazlı and Ağı Dağı (Baba and Deli) deposits will be done by open pit methods utilizing a traditional drill, blast, load and haul sequence to deliver ore to the primary crusher and the waste to waste dumps, pit backfill and / or as Heap Leach Facility construction fill.

The resources within the mine plan are based on 5 m bench height to match the resource model bench height. The resource within the mine plan tonnages included in this section is a sub-set of the mineral resource presented in Section 14. At this time, no additional dilution factors or mining losses have been applied to the grade model. Table 1-6 is a summary of the resources within the pit limit for Kirazlı and Ağı Dağı.

Table 1-6            Resources within Mine Plan

		Tonnage & Grade > + $0.10/t Net Value Cutoff						Contained Oz.		Recoverable Oz.
			Net Value	Gold	Silver	Recov Au	Recov Ag
Deposit	Class	ktonnes	$/t	g/t	g/t	g/t	g/t	Gold	Silver	Gold	Silver
Kirazlı	Measured	738	37.62	1.30	15.86	1.08	1.08	30,763	376,395	25,545	104,594
Ağı Dağı	Measured	17,518	12.00	0.52	1.16	0.42	0.42	290,957	651,119	238,778	147,958
Total	Measured	18,256	13.04	0.55	1.75	0.45	0.43	321,720	1,027,514	264,323	252,552

Kirazlı	Indicated	24,861	18.98	0.73	11.63	0.59	3.63	583,248	9,295,713	468,604	2,901,857
Ağı Dağı	Indicated	51,622	13.67	0.57	4.03	0.46	1.05	942,312	6,687,543	770,263	1,746,526
Total	Indicated	76,483	15.40	0.62	6.50	0.50	1.89	1,525,560	15,983,256	1,238,867	4,648,383

Kirazlı	Sum M&I	25,599	19.52	0.75	11.75	0.60	3.65	614,011	9,672,108	494,149	3,006,451
Ağı Dağı	Sum M&I	69,140	13.25	0.55	3.30	0.45	0.85	1,233,269	7,338,662	1,009,041	1,894,484
Total	Sum M&I	94,739	14.94	0.61	5.58	0.49	1.61	1,847,280	17,010,770	1,503,190	4,900,935

1.2     Process / Heap Leach Design

The Kirazlı Project has been designed as a 15,000 tonne per day heap leach operation utilizing a multiple-lift, single-use leach pad. The ore will be processed by primary crushing and open circuit secondary crushing to a nominal size of 26 mm. The secondary crushed ore will be agglomerated with a nominal 2.5 kg/t cement in an agglomeration drum, stacked on the heap leach pad by conveyor stacking and processed by heap leaching methods.

Processing at Ağı Dağı will be similar to Kirazlı. Ağı Dağı has been designed as a 30,000 tonne per day heap leach operation utilizing a multiple-lift, single-use leach pad. The ore will be processed by primary crushing and open circuit secondary crushing to a nominal size of 26 mm. The secondary crushed ore will be agglomerated with a nominal 2.5 kg/t cement in an agglomeration drum, stacked on the heap leach pad by conveyor stacking and processed by heap leaching methods.

A single heap leach facility is planned for the Kirazlı site. The Kirazlı Heap Leach Facility (KHLF) will have a capacity of approximately 26 million tonnes. Similarly, a single heap leach facility is planned at the northern side of the Ağı Dağı site (HLF) with a capacity of approximately 70 million tonnes. These capacities were selected to process the measured and indicated mine plan resource for the selected pit design.

The preliminary design of the leach pads meets or exceeds North American standards and practices for containment, piping systems, and ponds, which is intended to lessen the environmental risk of the facilities to impact local soils, surface water, and groundwater in and around the site. Challenges to development of both sites include management of springs on and surrounding the sites, relatively steep topography, and the potential for relatively strong earthquake events. At the current level of review, these challenges have been overcome through use of sound engineering practices.

The HLFs are designed to operate as zero discharge systems; therefore, they include provisions to accommodate upset conditions such as severe storms and temporary loss of electric power or pumps.

The HLFs will have the following features:

•	KHLF will be constructed in two phases to accommodate 26 million tonnes of processed ore. The Ağı Dağı HLF will be constructed in three phases to accommodate 70 million tonnes of processed ore.

•

Both the KHLF and HLF will require large fills during construction to shape the sites for gravity solution control, storm water diversion, geotechnical stability, and will include ravine drains to collect and transmit spring flow to the natural drainage at the toe of the HLFs.

•

Both the KHLF and HLF will have a composite base liner that meets or exceeds international standards consisting of (from the base up) 0.5 m of compacted low permeability soil, a 2.0 mm thick high density polyethylene (HDPE) geomembrane, and a 0.7 m thick drainage layer of crushed ore or mine waste.

•

Ore will be stacked in nominal 10-meter lifts using conveyors and radial stackers starting from the lower elevations of the leach pad. Benches will be provided between lifts to provide an overall heap slope of 3H:1V.

•	Solution will be collected above the leach pad HDPE geomembrane and delivered to the Pregnant Pond using a drainage pipe system placed above the HDPE geomembrane within the 0.7 m drainage layer.

•

During normal operation, pregnant solution will be removed from the Pregnant Pond to an adsorption facility. During upset conditions, water will overflow by gravity from the Pregnant Pond to Event Ponds.

•	The Pregnant and Event Ponds have been sized to contain the sum of the normal operating volume, heap drain down during a 24-hour pump or power outage, precipitation falling on all lined areas during a

100-year, 24-hour storm event, and the seasonal accumulation of water expected for leaching operations during average climate conditions.

•

The Pregnant and Event Ponds will be constructed with a double-lined system that meets or exceeds international standards consisting of (from the base up) 0.5 m of compacted low permeability soil, a 1.5 mm thick HDPE secondary geomembrane, an HPDE geonet leak detection layer, and a 2.0 mm thick HDPE primary geomembrane.

1.3	Capital, Operating Costs and Financial Analysis

The capital expenditures required for the project are noted below for Kirazlı and Ağı Dağı. The costs are based on the pre-feasibility level design as outlined in this report and are considered to have an accuracy of +/-20%. The referenced PFS summarizes and details these capital cost estimates.

All capital cost estimates are based on the purchase of equipment quoted new from the manufacturer or estimated to be fabricated new. DAMA supplied local costs wherever possible for items such as labor rates, earthworks, civils, platework, duties and taxes. Major equipment not available within Turkey was sourced out of Europe whenever possible. Some specialized equipment such as conveyor stackers, retorts and carbon regeneration kilns were sourced out of North America.

All costs are in first quarter 2012 US dollars. Where prices were supplied in Euros, an average conversion rate of 1.33 US dollars per Euro was used. Where prices were supplied in Turkish Lira, an average conversion rate of 1.8 TL per US dollar was used.

The referenced PFS assumes that Ağı Dağı and Kirazlı will each have stand-alone crushing, agglomeration, heap leach, and process plant facilities. Capital expenditures also include the cost of building a reservoir to supply drinking water for the local community and process water for mining operations. Pre-production capital expenditures for the projects are estimated to be $278.3 million for Ağı Dağı and $146.1 million for Kirazlı, for a total of $424.4 million.

The Company currently has in excess of $280 million in cash and short-term investments on hand, and expects to further increase its cash balance prior to the commencement of construction at Kirazlı. In addition, given the sequencing of the projects with production at Kirazlı commencing in the fourth quarter of 2014 and production at Ağı Dağı commencing two years later, positive cash flows from Kirazlı will subsidize the construction of Ağı Dağı starting in mid-2015. As a result of these factors, the Company expects to be able to internally finance these projects.

Total sustaining capital expenditures and reclamation costs (net of salvage values) for the combined projects are estimated to be $26.9 million and $41.0 million respectively, over the life of the projects. All capital items include a contingency ranging from 10% to 20% depending on the nature of the capital item, which equates to a total contingency of $62.8 million, or 13% of the total project initial and sustaining capital.

Table 1-7 provides a summary of capital expenditures for the projects.

Table 1-7            Summaries of Capital Expenditures

	Ağı Dağı (US$ millions)	Kirazlı (US$ millions)	Combined (US$ millions)
Total Pre-Production Capital	$278.3	$146.1	$424.4

Sustaining Capital	$17.2	$9.7	$26.9
Reclamation (net of salvage values)	$31.1	$9.9	$41.0

Total Project Capital	$326.6	$165.7	$492.4

Under the base case economic scenario contemplated in the PFS applying an average gold price assumption of $1,239 per ounce and $24.56 per ounce of silver, the Company estimates the total cost per tonne of ore to be $8.24 for Ağı Dağı and $9.56 for Kirazlı (combined $8.60 total cost per tonne of ore).

The costs include mining, processing and general and administration costs, but exclude reclamation costs, which are included within total capital costs in the economic cash flow model. Revenues from the sale of silver are included as a by-product credit offset to selling costs. Mining costs assume that the Company will hire a contractor to conduct mining operations.

Operating costs for the project were estimated using staffing and wage requirements based on typical rates in the Turkish mining industry. Most unit consumptions of materials, supplies, power, and water are based on test work. Other values are based on information for similar operations, or generally accepted industry standards. The operating costs have been estimated and presented without added contingency allowances based upon the Pre-feasibility level design and operating criteria present in this report. The operating costs are considered to have an accuracy range of +/-20%.

Table 1-8 highlights costs on a per ounce basis by project and on a combined basis. Presented in Table 1-9 is the unleveled after-tax net present value (NPV).

Table 1-8            Summary of Operating Costs per Gold Ounce

	Ağı Dağı (US$ millions)	Kirazlı (US$ millions)	Combined (US$ millions)
Mining Cost	$393	$393	$393
Processing Cost	$168	$210	$182
General and Administrative	$45	$36	$42
Selling Costs and Silver by-product Credits	$(37)	$(145)	$(73)

Total Cash Operating Costs	$569	$494	$544

Royalties	$42	$21	$35

Total Cash Costs (including royalties)	$611	$515	$579

Table 1-9            Unlevered After-Tax NPV (millions)

Discount Rate	Ağı Dağı	Kirazlı	Combined)
0%	$258.3	$214.2	$472.5
3%	$167.7	$175.9	$343.6
5%	$121.5	$154.1	$275.6
Internal Rate of Return			22.3%

The sensitivity of the Project’s Internal Rate of Return (IRR) to gold revenue variations and variance of operating and capital cost are illustrated in Figure 1-10. Gold revenue is varied by plus and minus 20% from the base case recovery of 81% and/or $1,239 per gold ounce. The operating cost of $8.60 per ore tonne was varied by plus and minus 20%. The capital cost of $492.4 million was varied by plus and minus 20%. The project shows the most sensitivity to gold revenue variations.

Figure 1-10            Sensitivity Analysis Post Tax IRR to Variable Operating Cost,

Capital Cost and Gold Revenue

The economic analysis was prepared using a discounted cash flow (DCF) method which measures the NPV of future cash flow streams. The evaluation was based on the following main assumptions:

•	Construction starts at Kirazlı in the third quarter of 2013 with construction at Ağı Dağı starting in the fourth quarter of 2013

•	First gold pour at Kirazlı during the fourth quarter of 2014 and the first gold pour at Ağı Dağı during the fourth quarter of 2016

•	For the combined project, period of analysis of 15 years

•	Silver revenue included as a by-product credit

•	4% corporate tax rates

•	Double declining balance depreciation method

•	Exploration and concession expenses depreciated using units of production

•	Costs are expressed in first quarter 2012 US dollars

•	NPV analysis is presented as of January 1, 2013.

According to Turkish Corporate Tax Law No. 5520, the effective corporate tax rate is 20%. Reduced corporate tax rates are available to companies that qualify under the tax incentive program codified into law on June 19, 2012. Prior year losses going back five years can be deducted when determining the corporate tax base, and accordingly expenses incurred during exploration can be deducted during the operational phase.

For the purpose of PFS work-up, Alamos has incorporated the corporate tax rate reduction into the economic analysis. Eligibility for these incentives is subject to an application approval process which Alamos has not applied for as of the date of the PFS. However, Alamos has consulted with an international accounting firm who has expressed a view that Alamos would be eligible for these incentives.

Alamos performed an after-tax NPV analysis using spot gold and silver prices as of June 27, 2012 ($1,575/oz gold and $27/oz silver). The analysis yielded an after-tax IRR of 36.5% and several after-tax NPVs were calculated at various discount rates, which are presented in Table 1-10.

Table 1-10            After-tax NPV (millions) at Spot Gold and Silver Prices 27 June 2012

Discount Rate (%)	Ağı Dağı	Kirazlı	Combined
0%	608.6	330.4	939.0
3%	446.4	274.3	720.7
5%	362.2	242.4	604.6
10%	210.8	177.7	388.5

1.4	Opportunity / Risks

The referenced PFS addressed potential opportunities or risks that could increase or decrease project performance. Table 1-11 summarizes the top opportunities that will be further developed to increase project performance or schedule delivery.

Table 1-11            Top Opportunities to Improve Project Performance

Opportunity	Impact to Improve Performance	Recommended Action	Approx. Estimated Cost Impact

Owner supplied equipment and operators for the ore and waste	Reduce operating costs by self performing mine operations	Trade study in FEED engineering	Savings of up to 7% on mine operating costs

Conversion of Inferred material to Measured and Indicated	Mineral resource model has inferred material, that is expected to be converted to measured and indicated	Continue to drill and explore site for the conversion of inferred material to measured and indicated	Approximately US$60M increase to NPV

Steeper pit slopes	Current pit slope design is based on conservative estimates for slope stability	During detailed design, these slopes will be better defined to steeper angles; thus reducing strip ratio and waste material generation	Potential increase to NPV

Conveyors versus haul trucks

Ağı Dağı mine plan haul is from the Baba and Deli pits to the central crusher and conveyor to heap leach and process.

Changes to mine plan may demonstrate additional savings by utilization of additional conveyors at pit location versus haul trucks

		During the final design, mine plan will be finalized with consideration of added conveyor lengths and generator power production for downhill ore handling	US$25M increase to NPV

Increased HLF stack height (ADA)	Does not require added liner and construction for heap leach associated with future expansions (Çamyurt)	During final design, the HLF will be reviewed and designed to increase the stack height from 70 meters to 90 meters for future expansion	Ability to accommodate additional 20M tonne of ore

Opportunity	Impact to Improve Performance	Recommended Action	Approx. Estimated Cost Impact

Free digging without drill and blast	Ore materials may be of the geologic type that would not require drill and blast, thus reducing the need to drill, blast	During design phase additional samples will be taken to validate potential	Potential increase to NPV

Increase resources from Çamyurt property	Increased resources within the mine plans utilize existing infrastructure and equipment	Complete drilling program	Potentially 600,000 Au oz increase

Furthermore the investment incentives that have been enacted into law on June 19, 2012 will have additional positive financial impact on the project. This analysis is currently being completed by KPMG, Turkey.

The PFS documents potential risks associated with project unknowns that could result in project delays, cost increases or impact to stakeholders. Table 1-12 summarizes the top five potential risks resulting from this analysis with the mitigation to minimize impact to project delivery.

Table 1-12            Top Five Potential Risks

Risk	Impact Performance	Recommended Action	Estimated Cost/Schedule Impact

Permit delay	Potential delays could occur due to unexpected comments or requests for additional analyses during review process	Thorough and critical review of the EIA, initiate early engineering and procurement prior to permit approval to ensure schedule work-around in the event of delay; consistently engage with regulatory authorities and impacted communities	3-6 month delay

Construction water supply	Ağı Dağı HLF construction requires water for compaction of fills during construction end of 3rd Qtr 2014

Water for the HLF construction will be supplied by the reservoir; to mitigate potential delay in reservoir supply the project will:

•   Expedite design, permitting, and construction of the reservoir

•   Increase well development for construction water temporary supply

US$2M within current contingency allocation

Community relations	If a community is not in favor of a development project, potential delays could be significant	Maintain positive on-going CR/PR activities	3-6 month delay

Turkish construction productivity	Potential Productivity Delay	Select experienced and qualified contractor	Estimate includes current Turkish contractor productivities; additional costs is within the project contingency

Risk	Impact Performance	Recommended Action	Estimated Cost/Schedule Impact

Reservoir delay for community and process water supply	Community and process water supply from the reservoir	Manage successful schedule delivery and integrate community in the project benefits	3-6 month delay

1.5	Project Execution

In order to achieve the below development milestones, it is expected that Front End Engineering Design (“FEED”) will commence in Q3, 2012. The FEED shall consist of a 20% to 25% design level of completion; with an expectation of a design confidence of 80% and cost estimate accuracy of +15% / -10%. Table 1-13 summarizes the follow-on milestones to comply with Q4-2014 / Q4-2016 Kirazlı / Ağı Dağı Gold pour dates.

Table 1-13            Project Execution

	Kirazlı	Ağı Dağı
Feed Engineering	Q3-2012	Q3-2012
EIA Approval	Q1-2013	Q2-2013
Forestry Permit and License to Start and Operate a Business Permit	Q3-2013	Q4-2013
Operating Permits	Q3-2013	Q4-2013
Construction Start	Q3-2013	Q4-2013
First Gold Pour	Q4-2014	Q4-2016

1.6	Conclusions and Recommendations

The conclusions and recommendations are summarized in Sections 25 and 26 of this NI 43-101 submittal. Based on above summary, the main conclusion is the project is technically and financially viable and should proceed to full development as documented in the PFS #002 dated June 30, 2012 PFS.

SCHEDULE “B”

DESCRIPTION OF THE MULATOS MINE

1.1	Property Description & Location

The Salamandra Property, which encompasses a total of approximately 30,535 ha covering a portion of the Mulatos District, is located in the Sierra Madre Occidental mountain range in the east central portion of the State of Sonora, Mexico. The property is located approximately 220 km by air east of the city of Hermosillo, and 300-km south of the border with the United States of America.

The Salamandra Property contains the Mulatos deposit and ten satellite gold systems known as El Halcon, La Yaqui, Los Bajios, El Jaspe, Cerro Pelon, El Victor/Gap, San Carlos, La Dura, El Realito, and El Carricito. Mineral rights for all concessions comprising the Salamandra Property are controlled by Minas de Oro Nacional, S.A. de C.V., a Mexican company, wholly owned by Alamos Gold, Inc.

1.2	Geological Setting and Deposit Type

The Mulatos District mineral deposits are large epithermal; high-sulfidation, disseminated gold deposits hosted within a mid-Tertiary age dacite, rhyodacite and associated volcaniclastic rocks in dacitic dome complexes and intrusive centers. Gold mineralization is closely associated with silicic alteration and advanced argillic alteration, occurring within large areas of argillic alteration. High-grade gold mineralization is locally present, consisting of late stage native gold. The greater Mulatos deposit is composed of sub-deposits known as Estrella, El Salto, Mina Vieja, Escondida, Puerto del Aire, Gap, El Victor and San Carlos, all of which except for Gap and Puerto del Aire contain economic mineralization.

1.3	Exploration

In addition to the Mulatos/Estrella deposit, the ten satellite systems have known gold mineralization with varying levels of exploration advancement:

¡	El Halcon: Drill-indicated mineralization, untested exploration targets.

¡	La Yaqui: Drill-defined reserve; untested exploration targets.

¡	Los Bajios: Partially drill-tested exploration target; mineralized intercepts.

¡	El Jaspe: Partially drill tested exploration target; mineralized intercepts.

¡	Cerro Pelon: Drill-defined reserve; untested exploration targets.

¡	El Victor/Gap: Drill-defined resource and reserve.

¡	San Carlos: Drill-defined resource and reserve; open intercepts.

¡	La Dura: Untested exploration target; geochemical anomalies.

¡	El Realito: Drill-defined mineralization, open intercepts; resource estimation in progress.

¡	El Carricito: Drill-defined mineralization; resource estimation in progress.

1.4	Mineral Resource Estimates

The open pit portion of the Mineral Resource estimates were performed by IMC under the direction of Herb Welhener and the underground portion of the Mineral Resource estimates were performed by Practical Mining under the direction of Mark Odell.

The mineral resources at the Mulatos mine and San Carlos areas were estimated from a total of 1,964 drill holes and 44 channel sample sets. The main controls on gold mineralization are the alteration intensity and the reduction in oxidation states (redox). These controls were integrated in the estimation of gold grades with the ordinary kriging technique. Assay composites of 3 m lengths were capped for high-grade outliers and utilized to determine the gold grade spacial continuities with relative pairwise variograms. Gold grades were interpolated into 6 m x 6 m x 9 m blocks with parameters derived from the modeled variograms. These estimates were validated with various verification tests and reported below in Tables 1.1 and 1.2. The mineral resource is dated of December 31, 2011 and reported at a 0.5 g/t gold cut-off.

Table 1.1 Mineral Resource at Various Gold Grade Cut-Offs (inclusive of mineral reserves)* Mulatos Mine + San Carlos Areas - 31 December 2011
	Measured			Indicated			Measured+Indicated			Inferred
Cut-off grade (Au g/t)	Tonnes (000s)	Grade (g/t Au)	Contained Ounces Au	Tonnes (000s)	Grade (g/t Au)	Contained Ounces Au	Tonnes (000s)	Grade (g/t Au)	Contained Ounces Au	Tonnes (000s)	Grade (g/t Au)	Contained Ounces Au
2.0	1,550	5.55	276,713	7,166	3.49	803,559	8,716	3.85	1,080,272	794	3.14	80,207
1.5	2,597	4.00	334,185	13,783	2.64	1,168,086	16,380	2.85	1,502,271	1,848	2.33	138,669
1.0	5,103	2.63	432,207	30,877	1.84	1,830,031	35,980	1.96	2,262,238	3,880	1.74	217,561
0.7	8,642	1.89	525,439	60,161	1.35	2,612,241	68,803	1.42	3,137,680	8,043	1.27	327,780
0.5	13,143	1.45	611,086	103,004	1.03	3,421,069	116,147	1.08	4,032,155	17,432	0.90	506,031
0.3	20,310	1.08	704,941	185,847	0.75	4,463,915	206,157	0.78	5,168,856	37,488	0.63	755,141

*Includes mineral resources from the La Yaqui and Cerro Pelon deposits

Table 1.2 Mineral Resource at Various Gold Grade Cut-Offs (exclusive of mineral reserves)* Mulatos Mine + San Carlos Areas - 31 December 2011
	Measured			Indicated			Measured+Indicated			Inferred
Cut-off grade (Au g/t)	Tonnes (000s)	Grade (g/t Au)	Contained Ounces Au	Tonnes (000s)	Grade (g/t Au)	Contained Ounces Au	Tonnes (000s)	Grade (g/t Au)	Contained Ounces Au	Tonnes (000s)	Grade (g/t Au)	Contained Ounces Au
2.0	699	4.17	93,704	4,948	3.38	537,036	5,647	3.47	630,740	794	3.14	80,207
1.5	1,214	3.13	122,109	9,419	2.59	784,025	10,633	2.65	906,134	1,848	2.33	138,669
1.0	2,595	2.11	175,662	21,536	1.81	1,251,513	24,131	1.84	1,427,175	3,880	1.74	217,561
0.7	4,816	1.51	234,049	43,913	1.31	1,848,584	48,729	1.33	2,082,633	8,043	1.27	327,780
0.5	7,818	1.16	290,657	77,173	1.00	2,475,562	84,991	1.01	2,766,219	17,432	0.90	506,031
0.3	13,197	0.85	361,974	147,200	0.71	3,356,485	160,397	0.72	3,718,459	37,488	0.63	755,141

*Includes mineral resources from the La Yaqui and Cerro Pelon deposits

1.5	Mineral Reserve Estimates

The mineral reserve for the Mulatos Project is the sum of open pit and underground mineral reserves plus the existing stockpiles. The open pit mineral reserve is contained within designed pits for the main pit (including Estrella, Escondida, Mina Vieja and Salto areas), Victor, San Carlos, Yaqui and Pelon. The open pit mineral reserves include heap ore and mill ore plus tonnages that will go to the SAS (Silica Altered Sulfide - refractory material) and high copper stockpiles for later processing. The underground mineral reserve is within the underground mine designs for San Carlos and Escondida. The La Yaqui (Yaqui) and Cerro Pelon (Pelon) open pit reserves consist of heap leach ore which will be processed at facilities at each location. Table 1.3 is a summary of the proven and probable mineral reserve as of 31 December 2011.

Table 1.3 Mulatos Project Mineral Reserve
	Proven			Probable			Sum of Proven & Probable
	Tonnes (000)	Grade g/t Au	Contained Ounces	Tonnes (000)	Grade g/t Au	Contained Ounces	Tonnes (000)	Grade g/t Au	Contained Ounces
Mulatos Pits (1)	8,222	1.47	387,968	46,774	0.91	1,367,852	54,996	0.99	1,755,820
Stockpiles (2)	3,347	2.01	216,550	0			3,347	2.01	216,550
Underground (3)	173	6.38	35,487	684	5.23	115,015	857	5.46	150,502
La Yaqui	0			1,574	1.58	79,826	1,574	1.58	79,826
Cerro Pelon	0			2,673	1.64	140,525	2,673	1.64	140,525
Total	11,742	1.69	640,005	51,705	1.02	1,703,218	63,447	1.15	2,343,223

Notes:

1)    Mulatos pits include Estrella, Escondida, Mina Vieja, Salto, Victor and San Carlos and is the sum of heap leach, mill, SAS (refractory ore) and high copper ore types.

2)    Stockpiles include SAS and high copper stockpiles as of end of 2011.

3)    Underground includes the San Carlos and Escondida material outside of the pit designs.

1.6	Mining Methods

The mining at Mulatos is currently by open pit mining with the addition of underground operations scheduled to start in late 2014. The open pit mining commenced in 2005 and has continued un-interrupted within the main pit area. Alamos Gold has done no mining at Victor, San Carlos, Yaqui or Pelon.

1.6.1	Open Pit Mining Methods

The open pit mining is a typical drill, blast, load haul operation with mining in the main pit being done with 9 meter bench heights. The mine switched from a 6 meter to 9 meter bench about two years ago for improved productivity. A 9 meter bench will be used at Victor and San Carlos and it is anticipated that a 3 meter bench will be used at Yaqui and Pelon to improve selectivity. The open pit schedule calls for an average of 17,500 tonnes per day (tpd) of heap ore to be delivered to the primary crusher except during the rainy season (third quarter of the year) when the schedule is for 16,000 tpd of heap ore. The mill started in early 2012 at 500 tpd which is currently supplied by the open pit mining in the Escondida area of the main pit. This ore will be augmented with underground ore and open pit mill ore from San Carlos and underground ore from the Escondida area.

The open pit mining is conducted by Alamos with assistance by a contract mining company. The current combined fleet is sufficient to maintain the current operation of production mining and waste stripping. It is anticipated that two haul trucks will be added to the fleet when mining begins in Victor and San Carlos late in 2013. By the end of 2014, an additional 9 trucks will be required when production increases in Victor and San Carlos because of the longer hauls from these locations. The peak production years are from the last quarter in 2014 through the end of 2016, after which the truck requirements drop off. An additional grader and water truck may be required to maintain the additional road length. No other additional mining equipment is required other than routine replacements due to wear and age.

1.6.2	Open Pit Production Schedule

Currently mining occurs in the main pit areas of Estrella (the south end of the main pit) and Escondida (northeast area of the pit). The mining sequence of the open pits and underground areas is shown in Table 1.4. The open pit mining rate is 6,165,000 tonnes of heap ore per year and 180,000 tonnes of mill ore. The amount of SAS and high copper stockpile materials vary by year and mining location. The total tonnage mined varies from a 14,291,000 tonnes in year 2013 to a peak in 2015 of 19,843,000 tonnes and then dropping off as waste stripping declines. The re-handle of the SAS and high copper material from stockpile to the heap begins in 2019 if no other process is used .

The eastern pits of Victor and San Carlos (Figure 1.1) are mined starting in late 2013 with waste stripping in both pits. The mining of San Carlos will provide high grade mill ore to replace the mill ore from Escondida open pit which runs out in early 2015. Both of these open pit mill ore sources will be augmented by the underground mill ore production during the years of 2014 through 2019 with a total of about 1.3 million tonnes of mill ore being produced (years 2012 through 2019). All material from the Victor and San Carlos pits (ore, stockpile ores and waste) will be hauled to the main pit area for processing or permanent storage.

The Pelon and Yaqui mine areas are located to the southwest (Figure 4.2) of the main Mulatos pit and the ore will be processed by heap leach at each of these properties. The mining schedules for these pits is to start in early to mid-2015 and Yaqui will finish in 2018 and Pelon in mid-2019. The mining rates at full production are 800,000 tonnes per year of ore to the heap leach at Pelon and 550,000 tonnes per year at Yaqui. Life of mine waste to ore ratios are 2.13 to 1.00 at Pelon and 0.17 to 1.00 at Yaqui.

Table 1.4 Mining Locations by Year
Year	Mining Area
	Main Pit	Victor	San Carlos Open Pit	San Carlos Underground	Yaqui	Pelon	Stockpile Re-handle
2012	X
2013	X	X	X
2014	X	X	X	X
2015	X	X	X	X	X	X
2016	X	X		X	X	X
2017	X	X		X	X	X
2018	X	X	X	X	X	X
2019	X		X	X		X	X
2020							X
2021							X

All waste and stockpile materials are currently stored south of the main pit (Figure 1.1) with a waste storage area west of the main pit recently started. The SAS and high copper stockpile materials will continue to be added to the south stockpiles from the main pit, Victor and San Carlos mining. The waste materials from the main pit go to the south or west dumps. The waste from Victor and San Carlos go to the south dump with a portion of the non-acid rock drainage (ARD) waste being used for widening the road from Victor to the main pit. The waste from Victor and San Carlos starting in year 2016 will be placed as back fill in the Escondida area of the main pit which has been mined out by this time. Waste from Yaqui and Pelon will be stored locally near the open pits.

Figure 1.1 - Mulatos Mine General Layout

1.6.3	Underground Mining

Underground mining can economically recover portions of the high grade mineralization at San Carlos and Escondida that are outside the ultimate economic pit limit. The primary mining method used will be long hole open stoping (LHOS) with delayed backfill. This will be supplemented by a modified drift and fill method where the thickness of economic mineralization does not permit LHOS. Underground reserves are summarized in Table 1.5.

Table 1.5 Mulatos Underground Mineral Reserves - 31 December 2011
Mine	Cutoff g/t	Proven			Probable			Total
		kt	g/t	koz	kt	g/t	koz	kt	g/t	koz
Underground
San Carlos	2.5	154	6.04	29.8	658	5.15	108.9	812	5.31	138.7
Escondida	2.6	19	9.10	5.7	26	7.31	6.0	45	8.08	11.7
Total		173	6.38	35.5	664	5.38	114.9	857	5.46	150.4

The company should pursue the following recommendations to facilitate timely and efficient extraction of the underground reserves:

¡	Assemble an underground team of managers, geologists and engineers to direct the contractors operations and provide technical support.

¡	Solicit proposals from qualified contractors with experience at similar projects in Mexico.

¡	Complete the geologic and geotechnical assessment of the San Carlos river crossing.

¡	Initiate final design of the underground facilities.

1.7	Recovery Methods

The Mulatos heap leach facility and ADR plant have been operating for the past six years and have demonstrated that the selected precious metal recovery methods are reasonable and have demonstrated low unit operating costs. The recently installed high grade mill (gravity plant) had operating challenges during the first year of operation which are being addressed. Improvements to the functionality of the gravity plant are continuing.

Additional metallurgical testing and studies to optimize precious metal recovery are recommended on samples from Estrella, San Carlos, and El Victor. Column leach tests on representative samples from Yaqui are also recommended. It is anticipated that this work will be conducted at the onsite laboratory with possible corroboration by outside testing facilities.

1.8	Environmental

The current environmental conditions at the site plus the potential environmental impacts from mining operations are summarized in Section 20.1. The waste and water management programs are summarized in Section 20.2. The regulatory framework and permit status are described in Section 20.3. The socio-economic program is described in Section 20.4. Mine closure is discussed in Section 20.5. And all five topics are briefly summarized in this section.

The Mulatos Mine is located in a rural area of the State of Sonora, Mexico, in a ranching area that has a low population density. Potential environmental impacts to surface soils, water, the ecology and air quality are mitigated as part of the mining operations. Environmental baseline studies were prepared to characterize the environmental conditions of the area, including climate, fauna, flora (AGRA Ambiental, 1995) and hydrology (Water Management Consultants, 1997), and were summarized in the Feasibility Study prepared by M3 Engineering & Technology Corp (2004d).

The project area lies in a temperate sub-humid climate zone. The mean annual temperature at Mulatos is approximately 19.6°C. Rainfall at the site shows marked seasonal variation that is characteristic of all of northwestern Mexico. The mean annual rainfall is estimated to be 806 mm, year-to-year fluctuations can be extreme, with maximum monthly rainfall occurs in July and August, representing about 50 percent of the annual total.

The mean annual pan evaporation rate in the project area is estimated at 2,111 mm. Evaporation generally coincides with an increase in temperature. Except for the months of July and August, evaporation exceeds precipitation. The data indicate that the greater portion of the precipitation falling in the project area is lost to evaporation.

The Mulatos Mine uses a fresh water source and influences the local hydrologic system. The local surface water and groundwater system were characterized prior to operations and is currently monitored on a routine basis for impacts.

In the Mulatos region, groundwater flow on a regional scale is minimal. The lack of regional flow results from structural dissection of the terrain (which gives topography dominant control over groundwater flow), and from the absence of laterally extensive porous and permeable geologic units. Despite this, general statements can be made about the controls and characteristics of local and sub-regional groundwater flow.

Flora and fauna studies have been undertaken for the Mulatos Mine area. The state of Sonora holds the 15th place in diverse vertebrates endemic to Mesoamerica. There are 153 species in Mesoamerica, and 70 are endemic to Mexico, 8 endemic to the state and 6 have limited distribution. For the state of Sonora, in the biomes represented in and around the project area, the literature reports fewer than 200 species of animals, including amphibians. Of this total, about 39 percent of the genre and 46 percent of the species corresponds to mammals, followed by birds represented with 48 genres.

Mexican laws require mandatory monitoring programs that are implemented under the Mexican environmental agency (SEMARNAT). The following monitoring programs have been established at the Mulatos Mine: groundwater quality, surface water quality, air quality, Perimeter noise, Fauna registry, Flora species rescue record, nursery plant production, soils, and cleared surface restored/reforested registry. Most monitoring is biannual or annual with the exception of groundwater quality which is monitored quarterly.

The Mulatos Mine manages water on the site through a variety of facilities, including ponds, tanks and diversion structures. Water pumped from the Rio Mulatos and from precipitation is used in the operations. The only discharge (effluent) from the site is via the waste rock dump, where run-off is captured at the North Dam and then conveyed to the water treatment plant. The current pumpage to the plant is a maximum of 1,200 gpm. The layout of the water balance flow diagram has been defined. A written water management plan has not been prepared.

The water treatment system includes a Sludge Densification Plant (SDP). It is located west of the Escondida Pit on a mid-elevation bench close to the former village of Mulatos. Seepage and runoff water from the mine site are pumped from a collection pond to the plant. The treated water is released to Arroyo Mulatos, which flows to the Rio Mulatos. The discharge is treated to meet the water quality concentrations equivalent to the baseline concentrations prior to entering the discharge point at the arroyo. It was noted, however, that the community of Mulatos discharges untreated wastewater into the arroyo at a point immediately downstream of the mine.

The Mulatos Mine has an established socio-economic program with the local community and has supported it with social projects and financial assistance. Examples of recent projects and assistance provided by the Company include the following:

¡

MON has a scholarship program for children and youth in the region (Mulatos, Matarachi, El Trigo, Yécora, Arivechi, Sahuaripa, Bacanora), for primary (6 to 12 years), secondary (12 to 15 years), preparatory (15 to 18 years) and university levels.

¡	Free medical services and medicine for nearby residents.

¡	Support for school infrastructure or supplies for the five schools in the region.

¡	Economic support for specialized medical services for the residents of Mulatos.

¡	Small business support for services that don’t qualify as local providers. Includes services for different areas of the mine.

Examples of recent projects and assistance provided by the Company include the following:

The mine has established a 5-step procedure of dialogue and information availability between Mulatos Mine and the stakeholders.

The Mulatos Mine includes open pits, waste dumps, leach pads, storage ponds, conveyors, a dam, roads, an air strip, a water treatment plant, buildings and other structures, and areas used for crushing, explosive storage, and numerous working areas. Closure planning includes covering the waste dumps and leach pads with an engineered store and release cover to minimize the amount of water entering these facilities and to allow for reclamation. The general closure plan is to remove all structures and reclaim the site. The closure costs have been estimated at US$ 8,320,998. Annual monitoring costs are estimated at US$ 70,000.

1.9	Heap Leach Facility

The heap leach pad and associated process and event ponds have been constructed with lining systems designed to meet accepted environmental standards in North America. Ore is being conveyor-stacked and leached on the heap leach pad using industry-accepted methods and practices. Process and event ponds have sufficient capacity to contain heap leach solution and additional fluids from upset events, such as power and pump outages and severe storm events, using industry-accepted design standards and assumptions appropriate for the currently-constructed heap. Geotechnical stability analyses completed to model both static and earthquake loads indicate that the heap, as currently stacked, is physically stable. In summary, both the operating history and current practices support the conclusion of little risk of interruption of processing associated with the heap leach facility.

Thirty four (34) million tonnes of ore have been stacked and processed on combined Phases 1 and 2 of the heap leach facility. Under current plans, there is an additional capacity of about 40 to 45 million tonnes of ore on the heap available through use of a combination of inner-lift liners within the heap and an identified new expansion area southeast of the Phase 1 leach pad. Adherence to recommendations in Section 26 regarding stability analyses and fluid management will assure that the proposed expansions will continue to maintain acceptable operational risks associated with the heap leach facility.

1.10	Operating Financials

The Mulatos Mine has been in production since 2005 and commercial production since 2006. Gold production has exceeded 150,000 ounces in every year since 2008. Below are tables summarizing certain cost and financial information for the third quarter and year-to-date periods ended September 30, 2012.

Table 1.6 Production Summary
Production Summary	Q3 2012	Q3 2011	Q3 YTD 2012	Q3 YTD 2011
Ounces produced(1)	43,500	33,000	132,200	106,500
Crushed ore stacked on leach pad (tonnes)(2)	1,345,000	1,255,000	4,056,000	3,697,000
Grade (g/t Au)	1.25	1.35	1.19	1.29
Contained ounces stacked	54,000	54,500	155,200	153,300
Crushed ore milled (tonnes)	49,100	-	118,700	-
Grade (g/t Au)	13.25	-	11.67	-
Contained ounces milled	20,900	-	44,500	-
Ratio of total ounces produced to contained	58%	61%	66%	70%
Ounces stacked and milled
Total ore mined (tonnes)	1,399,000	1,360,000	4,167,000	3,853,000
Waste mined (tonnes)	750,000	1,385,000	2,538,000	2,875,000
Total mined (tonnes)	2,149,000	2,745,000	6,705,000	6,728,000
Waste-to-ore ratio	0.54	1.02	0.61	0.75
Ore Crushed per day (tonnes) - combined	15,200	13,500	15,200	13,500

(1) Reported gold production for Q3 2011 and YTD 2011 has been adjusted to reflect final refinery settlement. Reported gold production for Q3 2012 and YTD 2012 is subjected to final refinery settlement and may be adjusted

(2) Excludes mill tailings stacked on the heap pad during the period.

Table 1.7 Cost per Tonne Summary
Costs per tonne summary	Q3 2012(1)	Q3 2011(2)	Q3 YTD 2012(1)	Q3 YTD 2011(2)
Mining cost per tonne of material (ore and waste)	$2.87	$1.83	$2.66	$1.97
Waste-to-ore ratio	0.54	1.02	0.61	0.75
Mining cost per tonne of ore	$4.41	$3.70	$4.28	$3.45
Crush/conveying cost per tonne or ore	$2.64	$2.56	$2.34	$2.50
Processing cost per tonne of ore	$4.80	$3.36	$3.49	$2.85
Mine administration cost per tonne of ore	$2.03	$1.85	$1.95	$1.97
Total cost per tonne of ore (1) (2)	$13.88	$11.47	$12.06	$10.77

(1) Q3 and YTD 2012 cost per tonne reflects total costs related to crushed ore stacked on the leach pad and crushed ore milled on a blended basis

(2) Q3 and YTD 2011 cost per tonne figures represent costs related crushed related crushed ore stacked on the leach pad only

Table 1.8 Cash Operating Cost Reconciliation
Cash operating cost reconciliation	Q3 2012	Q3 2011
Total cost per tonne of ore	$13.88	$11.47
Ore stacked/milled (tonnes)	1,394,100	1,255,000
Total cost	$19,350,100	$14,395,000
Inventory adjustments to reflect additional ounces produced from (allocated to) leach pad inventory and other period costs	($3,831,100)	($3,921,000)
Mining and processing costs allocated to ounces sold as reported on income statement	$15,519,000	$10,474,000
Ounces sold	43,255	27,450
Cash operating cost per ounce sold	$359	$382

SCHEDULE “C”

COMPULSORY ACQUISITION PROVISIONS OF SECTION 300 OF THE BCBCA

300.	Acquisition procedures –

(1)	In this section:

“acquiring person” means a person who, under a scheme or contract, makes an acquisition offer, and includes 2 or more persons who, directly or indirectly,

(a)	make an acquisition offer jointly or in concert, or

(b)	intend to exercise jointly or in concert voting rights attached to shares for which an acquisition offer is made;

“acquisition offer” means an offer made by an acquiring person to acquire shares, or any class of shares, of a company;

“offeree”, in respect of an acquisition offer, means a shareholder to whom the acquisition offer is made;

“subject company” means the company, shares or any class of shares of which are the subject of an acquisition offer.

(2)	For the purposes of this section,

(a)	every acquisition offer for shares of more than one class of shares is deemed to be a separate acquisition offer for shares of each class of shares, and

(b)

each acquisition offer is accepted if, within 4 months after the making of the offer, the offer is accepted regarding the shares, or regarding each class of shares involved, by shareholders who, in the aggregate, hold at least 9/10 of those shares or of the shares of that class of shares, other than shares already held at the date of the offer by, or by a nominee for, the acquiring person or its affiliate.

(3)

If an acquisition offer is accepted within the meaning of subsection (2)(b), the acquiring person may, within 5 months after making the offer, send written notice to any offeree who did not accept the offer, that the acquiring person wants to acquire the shares of that offeree that were involved in the offer.

(4)

If a notice is sent to an offeree under subsection (3), the acquiring person is entitled and bound to acquire all of the shares of that offeree that were involved in the offer for the same price and on the same terms contained in the acquisition offer unless the court orders otherwise on an application made by that offeree within 2 months after the date of the notice.

(5)	On the application of an offeree under subsection (4), the court may

(a)	set the price and terms of payment, and

(b)	make consequential orders and give directions the court considers appropriate.

(6)

If a notice has been sent by an acquiring person under subsection (3) and the court has not ordered otherwise under subsection (4), the acquiring person must, no earlier than 2 months after the date of the notice, or, if an application to the court by the offeree to whom the notice was sent is then pending, at any time after that application has been disposed of,

(a)	send a copy of the notice to the subject company, and

C-1

(b)	pay or transfer to the subject company the amount or other consideration representing the price payable by the acquiring person for the shares that are referred to in the notice.

(7)

On receiving the copy of the notice and the amount or other consideration referred to in subsection (6), the subject company must register the acquiring person as a shareholder with respect to those shares.

(8)

Any amount received by the subject company under this section must be paid into a separate account at a savings institution and, together with any other consideration so received, must be held by the subject company, or by a trustee approved by the court, in trust for the persons entitled to that sum.

(9)

If the acquiring person has not, within one month after becoming entitled to do so, sent the notice referred to in subsection (3), the acquiring person must send a written notice to each offeree referred to in subsection (3) stating that the offeree, within 3 months after receiving the notice, may require the acquiring person to acquire the shares of that offeree that were involved in the acquisition offer.

(10)

If an offeree requires the acquiring person to acquire the offeree’s shares in accordance with subsection (9), the acquiring person must acquire those shares for the same price and on the same terms contained in the acquisition offer.

C-2

SCHEDULE “D”

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

ALAMOS GOLD INC.

   Unaudited Pro Forma Consolidated Financial Statements

September 30, 2012

(Based on International Financial Reporting Standards (“IFRS”) and stated in thousands of United States dollars)

ALAMOS GOLD INC.

Unaudited Pro Forma Consolidated Statement of Financial Position

September 30, 2012

(stated in thousands of United States dollars)

	Alamos Gold Inc.	Aurizon Mines Ltd.	Note Refence	Pro forma adjustments	Pro forma consolidated

A S S E T S
Current Assets
Cash and cash equivalents	$287,042	$202,508	a,b,c,d	$(309,690)	$179,860
Short-term investments	29,869	-		-	29,869
Amounts receivable	7,697	11,403		-	19,100
Advances and prepaid expenses	2,533	3,377		-	5,910
Available-for-sale securities	4,346	810		-	5,156
Other financial assets	627	-		-	627
Inventory	46,343	16,309		-	62,652

Total Current Assets	378,457	234,407		(309,690)	303,174

Non-Current Assets
Exploration and evaluation assets	119,708	5,251	d	12,911	137,870
Mineral property, plant and equipment	208,571	192,686	d	606,362	1,007,619
Other long-term assets	-	5,960		-	5,960
Goodwill	-	-	d	40,845	40,845

Total Assets	$706,736	$438,304		$350,428	$1,495,468

L I A B I L I T I E S
Current Liabilities
Accounts payable and accrued liabilities	$21,267	$25,410	c	$(586)	46,091
Dividends Payable	12,062	-		-	12,062
Income taxes payable	6,371	3,733		-	10,104
Current portion of other liabilities	197	-		-	197

Total Current Liabilities	39,897	29,143		(586)	68,454

Non-Current Liabilities
Deferred income taxes	43,593	33,723	d	236,481	313,797
Decommissioning liability	5,906	16,507		-	22,413
Other liabilities	465	665		-	1,130

Total Liabilities	89,861	80,038		235,895	405,794

E Q U I T Y
Share capital	388,606	$287,132	b,d	195,833	871,571
Contributed surplus	22,956	21,397	b,d	(21,397)	22,956
Accumulated other comprehensive loss	(1,970)	(969)	d	969	(1,970)
Retained earnings	207,283	50,706	d	(60,872)	197,117

Total Equity	616,875	358,266		114,533	1,089,674

Total Liabilities and Equity	$706,736	$438,304		$350,428	$1,495,468

2	Alamos Gold Inc.

ALAMOS GOLD INC.

Unaudited Pro forma Consolidated Statement of Comprehensive Income

For the nine-month period ended September 30, 2012

(stated in thousands of United States dollars)

	Alamos Gold	Aurizon Mines	Note	Pro forma	Pro Forma
	Inc.	Ltd.	Refence	adjustments	consolidated

OPERATING REVENUES	$222,426	$166,435		$-	$388,861

MINE OPERATING COSTS
Mining and processing	46,688	71,172		-	117,860
Royalties	11,156	-		-	11,156
Amortization	32,563	27,741	e	45,726	106,030

	90,407	98,913		45,726	235,046

EARNINGS FROM MINE OPERATIONS	$132,019	$67,522		$(45,726)	$153,815

EXPENSES
Exploration	5,040	15,811	f	(6,663)	14,188
Corporate and administrative	9,419	9,170		-	18,589
Share-based compensation	6,758	3,700		-	10,458

	21,217	28,681		(6,663)	43,235

EARNINGS FROM OPERATIONS	$110,802	$38,841		$(39,063)	$110,580

OTHER INCOME (EXPENSES)
Finance income	2,444	1,669		-	4,113
Financing expense	(388)	(649)		-	(1,037)
Foreign exchange gain (loss)	847	(40)		-	807
Other income (loss)	1,277	(355)		-	922

EARNINGS BEFORE INCOME TAXES FOR THE PERIOD	114,982	39,466		(39,063)	115,385

INCOME TAXES
Current tax expense	(26,347)	(20,959)		-	(47,306)
Deferred tax (expense) recovery	(8,585)	3,724	e	17,833	12,972

EARNINGS FOR THE PERIOD	80,050	22,231		(21,230)	81,051

Other comprehensive income (loss)
- Unrealized (loss) gain on securities	(1,285)	(564)		-	(1,849)
- Reclassification of realized (gains) losses on available-for- sale securities included in earnings	395	-		-	395

COMPREHENSIVE INCOME FOR THE PERIOD	$79,160	$21,667		$(21,230)	$79,597

EARNINGS PER SHARE
- basic	$0.67				$0.55
- diluted	$0.66				$0.55

Weighted average number of common shares outstanding
- basic	119,548,000			27,778,828	147,326,828
- diluted	120,627,000			27,778,828	148,405,828

3	Alamos Gold Inc.

ALAMOS GOLD INC.

Unaudited Pro forma Consolidated Statement of Comprehensive Income

For the year ended December 31, 2011

(stated in thousands of United States dollars)

	Alamos Gold	Aurizon Mines	Note	Pro forma	Pro Forma
	Inc.	Ltd.	Refence	adjustments	consolidated

OPERATING REVENUES	$227,364	$262,950		$-	$490,314

MINE OPERATING COSTS
Mining and processing	53,868	89,806		-	143,674
Royalties	11,157	-		-	11,157
Amortization	23,423	39,369	e	75,269	138,061

	88,448	129,175		75,269	292,892

EARNINGS FROM MINE OPERATIONS	$138,916	$133,775		$(75,269)	$197,422

EXPENSES
Exploration	9,540	26,768	f	(6,068)	30,240
Corporate and administrative	9,613	13,169		-	22,782
Share-based compensation	13,525	6,600		-	20,125

	32,678	46,537		(6,068)	73,147

EARNINGS FROM OPERATIONS	$106,238	$87,238		$(69,201)	$124,275

OTHER INCOME (EXPENSES)
Finance income	1,717	1,555		-	3,272
Financing expense	(598)	(931)		-	(1,529)
Foreign exchange (loss) gain	(3,688)	(462)		-	(4,150)
Other income (loss)	(1,234)	167		-	(1,067)

EARNINGS BEFORE INCOME TAXES FOR THE YEAR	102,435	87,567		(69,201)	120,801

INCOME TAXES
Current tax expense	(34,194)	(44,462)		-	(78,656)
Deferred tax expense	(8,160)	1,325	e	29,355	22,520

EARNINGS FOR THE YEAR	60,081	44,430		(39,846)	64,665

Other comprehensive income (loss)
- Unrealized gain (loss) on securities	(1,089)	(774)		-	(1,863)
- Reclassification of realized (gains) losses on available-for- sale securities included in earnings	(280)	-		-	(280)
- Impairment of available-for-sale securities	1,621	-		-	1,621

COMPREHENSIVE INCOME FOR THE YEAR	$60,333	$43,656		$(39,846)	$64,143

EARNINGS PER SHARE
- basic	$0.51				$0.45
- diluted	$0.51				$0.44

Weighted average number of common shares outstanding
- basic	117,375,000			27,778,828	145,153,828
- diluted	118,669,000			27,778,828	146,447,828

4	Alamos Gold Inc.

ALAMOS GOLD INC.

Notes to Unaudited Pro Forma Consolidated Financial Statements

(Stated in United States dollars, unless otherwise indicated)

1.	BASIS OF PREPARATION

The unaudited pro forma consolidated statement of financial position of Alamos Gold Inc. (“Alamos” or “the Company”) as at September 30, 2012 and unaudited pro forma consolidated statements of comprehensive income for the nine month period ended September 30, 2012 and for the year ended December 31, 2011 have been prepared by management of Alamos for illustrative purposes only, based on financial statements which were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, to show the pro forma effect of the acquisition of all of the issued and outstanding common shares of Aurizon Mines Ltd. (“Aurizon”) which is more fully described in Note 3. All amounts are expressed in United States dollars (“USD”) unless otherwise indicated.

These unaudited pro forma consolidated financial statements have been compiled from and include:

a) An unaudited pro forma consolidated statement of financial position combining the unaudited consolidated statement of financial position of Alamos as at September 30, 2012 and the unaudited consolidated statement of financial position of Aurizon as at September 30, 2012. The unaudited consolidated statement of financial position of Aurizon has been translated from Canadian dollars (“C$”) using a C$:USD rate of 1.0166.

b) An unaudited pro forma consolidated statement of comprehensive income for the nine months ended September 30, 2012 combining:

i)	the unaudited consolidated statement of comprehensive income of Alamos for the nine months ended September 30, 2012; and

ii)

the unaudited consolidated statement of comprehensive income of Aurizon for the nine months ended September 30, 2012. The unaudited consolidated statement of comprehensive income of Aurizon has been translated from Canadian dollars (“C$”) using a C$:USD rate of 0.9944

c) An unaudited pro forma consolidated statement of comprehensive income for the year ended December 31, 2011 combining:

i)	the audited consolidated statement of comprehensive income of Alamos for the year ended December 31, 2011; and

ii)

the audited consolidated statement of comprehensive income of Aurizon for the year ended December 31, 2011. The unaudited consolidated statement of comprehensive income of Aurizon has been translated from Canadian dollars (“C$”) using a C$:USD rate of 1.0114

The unaudited pro forma consolidated statement of financial position as at September 30, 2012 has been prepared as if the transaction described in Note 3 had occurred on September 30, 2012. The unaudited pro forma consolidated statements of comprehensive income for the nine months ended September 30, 2012 and for the year ended December 31, 2011 have been prepared as if the transaction described in Note 3 had occurred on January 1, 2011.

The pro forma adjustments are based on publicly available financial information and certain estimates and assumptions. The actual adjustments to the consolidated financial statements of Alamos will depend on a number of factors. Therefore, the actual adjustments will differ from the pro forma adjustments and these differences may be material. Similarly, the calculation and allocation of the purchase price has been prepared on a preliminary basis and is subject to change between the time such preliminary estimates were made and the closing as a result of several factors which could include, among other things, changes in fair value of the assets acquired and liabilities assumed. Management believes that such assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated and that the pro

5	ALAMOS GOLD INC.

forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma consolidated financial information.

It is management’s opinion that these unaudited pro forma consolidated financial statements present in all material respects, the transactions, assumptions and adjustments described in Notes 3 and 4, in accordance with IFRS. These unaudited pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of Alamos which would have actually resulted had the transaction been effected on the dates indicated. Actual amounts recorded once the transaction is completed are likely to differ from those recorded in the unaudited pro forma consolidated financial statements. Any potential synergies that may be realized and integration costs that may be incurred upon consummation of the transaction have been excluded from the unaudited pro forma consolidated financial statements. Further, the unaudited pro forma consolidated financial statements are not necessarily indicative of the results of operations that may be obtained in the future.

These unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and notes of Alamos and Aurizon for the year ended December 31, 2011, and the notes thereto, as well as the unaudited interim condensed consolidated financial statements of Alamos and Aurizon as at and for the nine months ended September 30, 2012

2.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used in the preparation of these unaudited pro forma consolidated financial statements are those as set out in Alamos’ consolidated financial statements for the year ended December 31, 2011. In preparing the unaudited pro forma consolidated financial information a review was undertaken to identify any accounting policy differences between Alamos and Aurizon where the impact was potentially material and could be reasonably estimated. Upon review, the following differences in accounting policies were noted:

i)	Aurizon expenses certain exploration expenditures which would be capitalized under Alamos’ accounting policies.

ii)	Aurizon amortizes certain assets using the declining balance method which differs from Alamos’ policy of straight-line amortization.

Pro forma adjustments have been made to reflect Alamos’ policies for each of the items noted above which were considered to have a material effect on the financial statements. Further accounting policy differences may be identified after completion and integration of the acquisition.

3.	ACQUISITION ACCOUNTING

Alamos plans to acquire all of the issued and outstanding shares of Aurizon as stated in the Bid Circular dated January 14, 2013 (the “Circular”). Under the terms of the Circular, and provided only in the money options are exercised, each outstanding Aurizon common share would be exchanged for 0.1706 of a common share of Alamos, and C$1.82 in cash for each outstanding share of Aurizon. For pro forma purposes, each outstanding option of Aurizon is assumed to be vested and exercised at the date of closing for cash equal to the in-the-money value of the options, therefore no replacement options of Alamos have been included in the preliminary transaction purchase price. This transaction has been accounted for as a business combination.

The unaudited pro forma consolidated financial statements assume that the cost of acquisition will comprise the fair value of Alamos shares issued, based on the issuance of 27,778,828 Alamos shares at C$16.60 per share and cash of C$1.82 per Aurizon share outstanding, for a total consideration of C$780.1 million (US$793.0 million). Alamos owned 3,000,000 common shares of Aurizon prior to the share purchase agreements entered into by Alamos as described in the Circular.

6	ALAMOS GOLD INC.

The consideration amount for Alamos’s common shares is based on the closing share price and exchange rates on January 9, 2013. Due to the limited nature of publicly available information, Alamos has not yet determined the fair value of all of the identifiable assets and liabilities acquired. Therefore, the excess of purchase consideration over the book values of Aurizon’s assets and liabilities has been assumed to relate to mining interests with the amount in excess of Alamos’ best estimate of the fair value of the mining interests assigned to goodwill. The increase in future income taxes is a result of the tax effect on the adjustment from book value to fair value of the mining interests applying Alamos’ best estimate of the applicable tax rates.

The consideration for the acquisition and preliminary purchase price allocation, in accordance with IFRS 3, Business Combinations, are estimated as follows (in thousands of USD):

Preliminary Purchase Price
Aurizon shares owned by Alamos	$ 14,182
27,778,828 common shares of Alamos at C$16.60/share	468,783
Cash consideration	310,062

Total Consideration	$ 793,027

Preliminary Purchase Price Allocation
Working capital	$ 216,388
Other assets	5,960
Exploration and evaluation assets	18,162
Mineral property, plant and equipment	799,048
Goodwill	40,845
Deferred income taxes	(270,204)
Non-current liabilities	(17,172)

$ 793,027

The transaction will be accounted for as a business combination. Alamos has made a preliminary estimate that the fair value of available for sale securities, inventory and other long term assets approximate their carrying value.

Alamos has determined on a preliminary basis and using publicly available information that the fair value of mineral property, plant and equipment is approximately $799.0 million based on the discounted value of the expected future cash flows of the operations.

The remainder of the purchase price over the estimated fair value of assets acquired and liabilities assumed of approximately $40.8 million has been assigned to goodwill. A deferred income tax liability of approximately $236.5 million arising from temporary differences on purchase price allocation is recognized with a corresponding increase in goodwill.

Alamos will complete a valuation of the fair value of the components of net assets acquired from Aurizon with the assistance of an independent third party valuator. Therefore it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material. The allocation of the purchase price is based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the assets to be acquired and the liabilities to be assumed. The actual fair values of the assets and liabilities may differ materially from the amounts disclosed above in the assumed pro forma purchase price allocation as further analysis is completed.

7	ALAMOS GOLD INC.

4.	PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

Pro Forma adjustments to the consolidated statement of financial position

The unaudited pro forma consolidated statement of financial position reflects the following adjustments as if the acquisition of Aurizon had occurred on September 30, 2012:

a)	A reduction of cash and cash equivalents of approximately $10.2 million to record transaction costs incurred relating to the acquisition.

b)	It is assumed that immediately prior to the acquisition of Aurizon, all Aurizon in the money options as at the date of the Circular were exercised, increasing cash by $11.1 million.

c)	A reduction of cash and cash equivalents of $0.6 million related to the settlement of the accrual recognized for Aurizon’s Deferred Share Units and Restricted Share Units.

d)	To record the acquisition of Aurizon at a purchase price of $793.0 million as detailed in Note 3 above.

Pro Forma adjustments to the consolidated statements of comprehensive income

The unaudited pro forma consolidated statements of comprehensive income reflects the following adjustments as if the transaction with Aurizon had occurred on January 1, 2011:

e)	Recognize the depreciation of the allocated excess purchase price to mineral properties, plant and equipment, based on the remaining mine life.

f)	Recognize the decrease in exploration expense resulting from differences in accounting policy with respect to exploration expenditures at Heva-Hosco.

5.	SUPPLEMENTARY INFORMATION

	Year Ended December 31, 2011			Nine Months Ended September 30, 2012
		Aurizon	Alamos	Aurizon	Alamos	Pro Forma
		Cdn$/share	US$/share	Cdn$/share	US$/share	US$/share
Per Share Data
Book value per share		$1.98	$4.55	$2.15	$5.16	$7.40

	Year Ended December 31,			Nine Months Ended September 30,
	2010	2011	Pro Forma 2011	2011	2012	Pro Forma 2012

Ratio of Earnings to Fixed Charges	$-(1)	$-(1)	$-(1)	$-(1)	$-(1)	$-(1)

Note:

(1)	There were no fixed charges during the reported period.

8	ALAMOS GOLD INC.

SCHEDULE “E”

CERTAIN INFORMATION REGARDING THE DIRECTORS AND

EXECUTIVE OFFICERS OF ALAMOS

Set forth in the table below is the name, province/state and country of residence, country of citizenship, current principal occupation and material occupations, positions, offices or employments held during the past five years with respect to each of the directors and executive officers of Alamos.

In the past five years, none of the persons listed below has been convicted in a criminal proceeding or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him or her from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name, Province/State, Country of Residence and Country of Citizenship	Principal Occupations within Previous Five Years
John A. McCluskey President, Chief Executive Officer and Director Ontario, Canada	Chief Executive Officer and President of Alamos.
Mark Wayne Chairman, Director Alberta, Canada

Chief Financial Officer of Regulus Resources Inc. since December, 2010. Prior thereto, Chief Financial Officer of Antares Minerals Inc. since June 2004; Vice-President of MGI Securities Inc. since January 2005 and Chief Financial Officer of QGX Ltd., from 1994 to August 2006.

Kenneth Stowe Director Ontario, Canada	Director of several mining companies. Chief Executive Officer, Northgate Minerals from 2001 to July 2011.
Anthony Garson Director Ontario, Canada	Consultant and a director of several mining companies.
David Gower Director Ontario, Canada

President of Brazil Potash Corporation since 2009. Chairman of Castillian Resources Corporation since January 2010, President and CEO of Castillian Resources Corporation from December 2006 to January 2010.

Paul Murphy Director Ontario, Canada	Chief Financial Officer, Guyana Goldfields since April 2010. Partner and National Mining Leader, PricewaterhouseCoopers LLP from 2004 to April 2010. Partner, PricewaterhouseCoopers LLP since 1981.
James R. Porter Chief Financial Officer Ontario, Canada	Chief Financial Officer of Alamos from June 2011 to present; Vice-President of Finance of Alamos from July 2008 to June 2011; Controller of Alamos from October 2005 to July 2008.
Manley R. Guarducci Chief Operating Officer British Columbia, Canada

Vice-President and Chief Operating Officer of Alamos from May 2008 to present; Mine Manager of Alamos from April 2007 to May 2008; General Manager, San Andres Mine, Yamana Gold from December 2005 to April 2007.

Charles Tarnocai Vice-President, Exploration and Corporate Development British Columbia, Canada	Vice-President of Exploration and Corporate Development of Alamos from April 2008 to present; Chief Geologist of Oro Gold/Silver Resources from January 2006 to April 2008.
Matthew Howorth Vice-President, Legal Ontario, Canada	Vice-President, Legal of Alamos from March 2012 to present; Vice-President, General Counsel and Corporate Secretary of Northgate Minerals Corporation from July 2008 to March 2012.
Gregory Fisher Vice-President, Finance Ontario, Canada	Vice-President of Finance of Alamos from June 2011 to present; Controller of Alamos from April 2010 to June 2011; Senior Manager, KPMG from September 2002 to March 2010.
Han Ilhan Vice-President, Projects Ankara, Turkey	Vice-President of Projects of Alamos from October 2011 to present; Vice-President, URS Corporation from 1985 to September 2011.
Christine Barwell Vice-President, Human Resources Ontario, Canada

Vice-President of Human Resources of Alamos from April 2010 to present. Manager, International Assignments, Kinross Gold from September 2009 to April 2010. Senior Manager, Global Mobility, PricewaterhouseCoopers LLP from January 1999 to August 2009.

Jo Mira Clodman Vice-President, Investor Relations Ontario, Canada	Vice-President of Investor Relations of Alamos from November 2012 to present; Partner, Clodman Hecht consulting from 1991 to October 2012.

E-1

CONSENT OF TORYS LLP

TO:	The Board of Directors of Alamos Gold Inc.

We hereby consent to the references to our name contained under the heading “Legal Matters” and to our opinions contained under Section 19, “Principal Canadian Federal Income Tax Considerations” in the Circular accompanying the Offer dated January 14, 2013 made by Alamos Gold Inc. to the holders of common shares of Aurizon Mines Ltd.

(Signed) TORYS LLP

Toronto, Canada

January 14, 2013

F-1

CONSENT OF ERNST & YOUNG LLP

We have read the Offer and Circular of Alamos Gold Inc. dated January 14, 2013 relating to the offer to purchase all of the outstanding common shares of Aurizon Mines Ltd. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Offer and Circular of our report to the shareholders of Alamos Gold Inc. on the consolidated statements of financial position of Alamos Gold Inc. as at December 31, 2011 and 2010, and January 1, 2010 and the consolidated statements of comprehensive income, changes in equity, and cash flows for the years ended December 31, 2011 and 2010. Our report is dated February 21, 2012.

Toronto, Canada January 14, 2013	(Signed) ERNST & YOUNG LLP Chartered Accountants Licensed Public Accountants

G-1

CERTIFICATE OF ALAMOS GOLD INC.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

DATED: January 14, 2013

(Signed) JOHN A MCCLUSKEY President and Chief Executive Officer	(Signed) JAMES R. PORTER Chief Financial Officer

On behalf of the Board of Directors of Alamos Gold Inc.

(Signed) KENNETH STOWE Director	(Signed) PAUL MURPHY Director

H-1

THE DEALER MANAGER FOR THE OFFER IS:

DUNDEE CAPITAL MARKETS

In Canada: Dundee Securities Ltd. 1 Adelaide Street East Suite 2000 Toronto, Ontario M5C 2V9 Tel. 416-350-3388 Toll Free: 1-888-332-2661	In the United States: Dundee Securities Inc. 1 Adelaide Street East Suite 2000 Toronto, Ontario M5C 2V9 Tel: 416-350-3388 Toll Free: 1-888-332-2661

THE DEPOSITARY AND INFORMATION AGENT FOR THE OFFER IS:

By Mail	By Registered Mail, Hand or by Courier

The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2	The Exchange Tower 130 King Street West, Suite 2950, Toronto, Ontario M5X 1E2

North American Toll Free Phone:

1-866-851-3214

E-mail: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272